As filed with the Securities and Exchange Commission on September 20, 2019

Registration Statement No. 333-226087

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1/A

Amendment No. 5

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

AMMO, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3480	83-1950534
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Code Number)	(I.R.S. Employer Identification Number)

7681 East Gray Road Scottsdale, Arizona 85260 (480) 947-0001
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Fred W. Wagenhals President and Chief Executive Officer 7681 East Gray Road Scottsdale, Arizona 85260 (480) 947-0001
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:
Jon S. Cohen, Esq. Snell & Wilmer, LLP 400 East Van Buren Street Suite 1900 Phoenix, AZ 85004 (602) 382-6000

Approximate date of commencement of proposed sale of the securities to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [  ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]
		Emerging growth company	[ ]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per share(2)	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee(2)
Common Stock, par value $0.001 per share	13,242,186	$6.04	$79,982,803.44	$9,957.86

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), we are also registering an indeterminate number of shares that may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, or similar transactions.

(2)	The proposed maximum offering price per share was computed in accordance with Rule 457(c) promulgated under the Securities Act, based upon the average of the high and low sales prices of our Common Stock as reported on June 30, 2018. $9,957.86 was previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 20, 2019

PROSPECTUS

AMMO, INC.

13,242,186 Shares

Common Stock

This prospectus relates to the offer for sale of up to a total of 13,242,186 shares of our common stock that may be sold from time to time by certain existing stockholders named in this prospectus and their successors and assigns. The shares of common stock to be sold by the selling stockholders were acquired in a private offering completed prior to the filing of the registration statement of which this Prospectus is a part. This offering is not being underwritten.

Our Common Stock is traded on the over-the-counter market (OTCQB) under the symbol “POWW”. However, the Common Stock offered by this Prospectus may also be offered by the selling stockholders to or through underwriters, dealers, or other agents, directly to investors, or through any other manner permitted by law, on a continued or delayed basis. Please see “Plan of Distribution” beginning on page 60 of this Prospectus.

We are not selling any Common Stock under this Prospectus and will not receive any of the proceeds from the sale of the Common Stock sold by the selling stockholders. The registration of the securities covered by this Prospectus does not necessarily mean that any of the securities will be offered or sold by the selling stockholders. The timing and amount of any sale is within the respective selling stockholders’ sole discretion, subject to certain restrictions.

Our Common Stock is traded on the over-the-counter market under the symbol “POWW.” On September 18, 2019, the closing price of our Common Stock as reported by OTC Markets Group, Inc.’s OTCQB Market was $1.63 per share.

See “Risk Factors” in the section entitled “Risk Factors” on page 6 of this Prospectus for a discussion of certain risk factors that should be considered by prospective purchasers of the Common Stock offered under this Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is ________________, 2019

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ABOUT THIS PROSPECTUS

This Prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, the selling stockholders may, from time to time, offer and sell shares of Common Stock offered under this Prospectus.

We and the selling stockholders have not authorized anyone to provide any information or make any representations other than those contained in this Prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This Prospectus is an offer to sell only the shares of Common Stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information in this Prospectus is current only as of its date.

The selling stockholders are offering to sell, and seeking offers to buy, the Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus regardless of the time of delivery of this Prospectus or of any sale of the Common Stock. Neither the delivery of this Prospectus, nor any sale made hereunder, will under any circumstances create any implication that there has been no change in our affairs since the date hereof or that the information contained herein is correct as of any time subsequent to the date of such information.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters.

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PROSPECTUS SUMMARY

The following summary does not contain all of the information that may be important to purchasers of our securities. Prospective purchasers of Common Stock should carefully review the detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, the terms “AMMO, Inc.,” “we,” “us,” “our,” and “our company” refer to AMMO, Inc.

Our Business

We are a designer, producer, and marketer of performance-driven, high-quality ammunition and ammunition component products for sale to a variety of consumers, including sport and recreational shooters, hunters, individuals seeking home or personal protection, manufacturers, and law enforcement and military agencies. To enhance the strength of our brands and drive product demand, we emphasize product innovation and technology to improve the performance, quality, and affordability of our products while providing support to our distribution channel and consumers. We seek to sell products at competitive prices that compete with high-end, custom, hand-loaded ammunition. Additionally, through our acquisition of Jagemann Stamping Company’s ammunition casing manufacturing and sales operations (“Jagemann Casings”) we are now able to sell ammunition casings products of various types. We emphasize an American heritage by using predominantly American-made components and raw materials in our products that are produced, inspected, and packaged at our facilities in Payson, Arizona and Manitowoc, Wisconsin.

Our production processes focus on safety, consistency, precision, and cleanliness. Each round is developed for a specific purpose with a focus on a proper mix of consistency, velocity, accuracy, and recoil. Each round is chamber gauged and inspected with redundant seven-step quality control processes.

Our Growth Strategy

Our goal is to enhance our position as a designer, producer, and marketer of ammunition products. Key elements of our strategy to achieve this goal are as follows:

Design, Produce, and Market Innovative, Distinctive, Performance-Driven, High-Quality Ammunition and Ammunition Components

We are focused on designing, producing, and marketing innovative, distinctive, performance-driven, high-quality products that appeal to retailers, manufacturers, and consumers that will enhance our users’ shooting experiences. Our ongoing research and development activities; our safe, consistent, precision, and clean production processes; and our multi-faceted marketing programs are critical to our success.

Continue to Strengthen Relationships with Channel Partners and Retailers.

We continue to strive to strengthen our relationships with our current distributors, dealers, manufacturers and mass market and specialty retailers and to attract additional distributors, dealers, retailers. The success of our efforts depends on the innovation, distinctive features, quality, and performance of our products; the attractiveness of our packaging; the effectiveness of our marketing and merchandising programs; and the effectiveness of our customer support.

Emphasis on Customer Satisfaction and Loyalty

We plan to continue to emphasize customer satisfaction and loyalty by offering innovative, distinctive, high-quality products on a timely and cost-attractive basis and by offering effective customer service, training, and support. We regard the features, quality, and performance of our products as the most important components of our customer satisfaction and loyalty efforts, but we also rely on customer service and support.

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Continuously Improving Operations

We plan to continue focusing on improving all aspects of our business, including research and development, component sourcing, production processes, marketing programs, and customer support. We are continuing our efforts to enhance our production by increasing daily production quantities through equipment acquisitions, expanded shifts and process improvements, increased operational availability of our equipment, reduced equipment down times, and increased overall efficiency.

Enhance Market Share, Brand Recognition, and Customer Loyalty

We strive to enhance our market share, brand recognition, and customer loyalty. Industry sources estimate that 70 million to 80 million people in the United States own more than approximately 300 million firearms, creating a large installed base for our ammunition products. We are focusing on the premium segment of the market through the quality, distinctiveness, and performance of our products; the effectiveness of our marketing and merchandising efforts; and the attractiveness of our competitive pricing strategies.

Pursue Synergetic Strategic Acquisitions and Relationships

We intend to pursue strategic acquisitions and develop strategic relationships designed to enable us to expand our technology and knowhow, expand our product offerings, strengthen and expand our supply chain, enhance our production process, expand our marketing and distribution, and attract new customers.

Our Offices

We maintain our principal executive offices at 7681 East Gray Road, Scottsdale, Arizona 85260. Our telephone number is (480) 947-0001. Our website is ammo-inc.com. The information contained on our website as that can be assessed through our website does not constitute part of this Prospectus.

The Offering

Common stock offered by the selling stockholders	13,242,186 shares

Common stock outstanding before and after this offering	45,577,408 shares

Use of Proceeds	We will not receive any of the proceeds from this offering.

Risk factors	This investment involves a high degree of risk. See the information contained in “Risk Factors” beginning on page 6 of this Prospectus.

Common stock symbol	Our Common Stock is listed in the over-the-counter market under the symbol POWW.

The number of shares of Common Stock outstanding before and after this offering is based on 45, 577 ,408 shares outstanding on September 18, 2019.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains certain “forward-looking statements”. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including, but not limited to, any projections of earnings, revenue or other financial items; any statements of the plans, strategies, goals and objectives of management for future operations; any statements concerning proposed new products and services or developments thereof; any statements regarding future economic conditions or performance; any statements or belief; and any statements of assumptions underlying any of the foregoing.

Forward looking statements may include the words “may,” “could,” “estimate,” “intend,” “continue,” “believe,” “expect” or “anticipate” or other similar words, or the negative thereof. These forward-looking statements present our estimates and assumptions only as of the date of this report. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the dates on which they are made. We do not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the dates they are made. You should, however, consult further disclosures and risk factors we include in Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Reports filed on Form 8-K.

In our Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission, references to “AMMO, Inc.”, “AMMO”, “the Company”, “we,” “us,” “our” and similar terms refer to AMMO, Inc. and its wholly owned operating subsidiaries Enlight Group II, LLC d/b/a Jagemann Munition Components (“Jagemann Munition Components”), SNI, LLC and Ammo Technologies, Inc.

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RISK FACTORS

Purchasing our Common Stock involves a high degree of risk. You should carefully consider the following risk factors, together with all of the information included in this Prospectus, before you decide to purchase shares of our Common Stock. We believe the risks and uncertainties described below are the most significant we face. Additional risks and uncertainties of which we are unaware, or that we currently deem immaterial, also may become important factors that affect us. If any of the following risks occur, our business, operating results, and financial condition could be materially and adversely affected. In that case, the trading price of our Common Stock could decline, and you may lose all or part of your investment.

We have a limited operating history on which you can evaluate our company.

We have a limited operating history on which you can evaluate our company. Although the corporate entity has existed since 1990, we have only operated as an ammunition manufacturer since March 2017. As a result, our business will be subject to many of the problems, expenses, delays, and risks inherent in the establishment of a new business enterprise.

Our performance is influenced by a variety of economic, social, and political factors.

Our performance is influenced by a variety of economic, social, and political factors. General economic conditions and consumer spending patterns can negatively impact our operating results. Economic uncertainty, unfavorable employment levels, declines in consumer confidence, increases in consumer debt levels, increased commodity prices, and other economic factors may affect consumer spending on discretionary items and adversely affect the demand for our products. In times of economic uncertainty, consumers tend to defer expenditures for discretionary items, which affects demand for our products. Any substantial deterioration in general economic conditions that diminish consumer confidence or discretionary income could reduce our sales and adversely affect our operating results. Economic conditions also affect governmental political and budgetary policies. As a result, economic conditions also can have an effect on the sale of our products to law enforcement, government, and military customers.

Political and other factors also can affect our performance. Concerns about presidential, congressional, and state elections and legislature and policy shifts resulting from those elections can affect the demand for our products. In addition, speculation surrounding control of firearms, firearm products, and ammunition at the federal, state, and local level and heightened fears of terrorism and crime can affect consumer demand for our products. Often, such concerns result in an increase in near-term consumer demand and subsequent softening of demand when such concerns subside. Inventory levels in excess of customer demand may negatively impact operating results and cash flow.

Federal and state legislatures frequently consider legislation relating to the regulation of firearms, including amendment or repeal of existing legislation. Existing laws may also be affected by future judicial rulings and interpretations firearm products, and ammunition. If such restrictive changes to legislation develop, we could find it difficult, expensive, or even impossible to comply with them, impeding new product development and distribution of existing products.

Our success depends upon our ability to introduce new products that match customer preferences.

Our success depends upon our ability to introduce new products that match consumer preferences. Our efforts to introduce new products into the market may not be successful, and any new products that we introduce may not result in customer or market acceptance. We develop new products that we believe will match consumer preferences. The development of a new product is a lengthy and costly process and may not result in the development of a successful product. Failure to develop new products that are attractive to consumers could decrease our sales, operating margins, and market share and could adversely affect our business, operating results, and financial condition.

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If we are unable to protect our intellectual property, we may lose a competitive advantage or incur substantial litigation costs to protect our rights.

Our future success depends upon our proprietary technology. Our protective measures, including patent and trade secret protection, may prove inadequate to protect our proprietary rights. The right to stop others from misusing our trademarks, service marks, and patents in commerce depends to some extent on our ability to show evidence of enforcement of our rights against such misuse in commerce. Our efforts to stop improper use, if insufficient, may lead to loss of trademark and service mark rights, brand loyalty, and notoriety among our customers and prospective customers. The scope of any patent that we have or may obtain may not prevent others from developing and selling competing products. The validity and breadth of claims covered in technology patents involve complex legal and factual questions, and the resolution of such claims may be highly uncertain, and expensive. In addition, our patents may be held invalid upon challenge, or others may claim rights in or ownership of our patents.

We may be subject to intellectual property infringement claims, which could cause us to incur litigation costs and divert management attention from our business.

Any intellectual property infringement claims against us, with or without merit, could be costly and time-consuming to defend and divert our management’s attention from our business. If our products were found to infringe a third party’s proprietary rights, we could be required to enter into costly royalty or licensing agreements to be able to sell our products. Royalty and licensing agreements, if required, may not be available on terms acceptable to us or at all.

Our efforts to avoid the patent, trademark, and copyright rights of others may not provide notice to us of potential infringements in time to avoid investing in product development and promotion that must later be abandoned if suitable license terms cannot be reached.

There is no guarantee that our use of conventional technology searching and brand clearance searching will identify all potential rights holders. Rights holders may demand payment for past infringements and/or force us to accept costly license terms or discontinue use of protected technology and/or works of authorship that may include for example photos, videos, and software.

We depend on the sale of our ammunition products.

We manufacture ammunition and ammunition casings for sale to a wide variety of consumers, including gun enthusiasts, collectors, hunters, sportsmen, competitive shooters, individuals desiring home and personal protection, manufacturers, law enforcement and security agencies and officers in the United States and throughout the world. The sale of ammunition and ammunition components is influenced by the sale and usage of firearms. As noted above, sales of firearms are influenced by a variety of economic, social, and political factors, which may result in volatile sales. Ammunition sales represented a substantial amount of our net sales for the year ended March 31, 2019, the three months ended March 31, 2018 and the year ended December 31, 2017.

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Our manufacturing facility is critical to our success.

Our Arizona and Wisconsin manufacturing facilities are critical to our success, as we currently produce all of our products at these facilities. The facilities also house our principal research, development, engineering, and design functions.

Any event that causes a disruption of the operation of these facilities for even a relatively short period of time would adversely affect our ability to produce and ship our products and to provide service to our customers. We make certain changes in our manufacturing operations from time to time to enhance the facilities and associated equipment and systems and to introduce certain efficiencies in manufacturing and other processes to produce our products in a more efficient and cost-effective manner. We anticipate that we will continue to incur significant capital and other expenditures with respect to these facilities, but we may not be successful in continuing to improve efficiencies.

To the extent demand for our products increase, our future success will depend upon our ability to enhance manufacturing production capacity.

We intend to continue marketing our ammunition products. To the extent demand for our products increase significantly in future periods, one of our key challenges will be to enhance production capacity to meet sales demand, while maintaining product quality. Our inability to meet any future increase in sales demand or access capital for inventory may hinder growth or increase dilution.

Shortages of components and materials may delay or reduce our sales and increase our costs, thereby harming our results of operations.

The inability to obtain sufficient quantities of raw materials and components, including casings, primers, gun powder, projectiles, and brass necessary for the production of our products could result in reduced or delayed sales or lost orders. Any delay in or loss of sales or orders could adversely impact our operating results. Many of the materials used in the production of our products are available only from a limited number of suppliers. We do not have long-term supply contracts with any suppliers. As a result, we could be subject to increased costs, supply interruptions, and difficulties in obtaining raw materials and components.

Our reliance on third-party suppliers for various raw materials and components for our products exposes us to volatility in the availability, quality, and price of these raw materials and components. Our orders with certain of our suppliers may represent a very small portion of their total orders. As a result, they may not give priority to our business, leading to potential delays in or cancellation of our orders. A disruption in deliveries from our third-party suppliers, capacity constraints, production disruptions, price increases, or decreased availability of raw materials or commodities could have an adverse effect on our ability to meet our commitments to customers or increase our operating costs. Quality issues experienced by third party suppliers can also adversely affect the quality and effectiveness of our products and result in liability and reputational harm.

We rely on third-party suppliers for most of our manufacturing equipment.

We also rely on third-party suppliers for most of the manufacturing equipment necessary to produce our products. The failure of suppliers to supply manufacturing equipment in a timely manner or on commercially reasonable terms could delay our plans to expand our business and otherwise disrupt our production schedules and increase our manufacturing costs. Our orders with certain of our suppliers may represent a very small portion of their total orders. As a result, they may not give priority to our business, leading to potential delays in or cancellation of our orders. If any single-source supplier were to fail to supply our needs on a timely basis or cease providing us manufacturing equipment or components, we would be required to locate and contract with substitute suppliers. We may have difficulty identifying a substitute supplier in a timely manner and on commercially reasonable terms. If this were to occur, our business would be harmed.

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We do not have long-term purchase commitments from our customers, and their ability to cancel, reduce, or delay orders could reduce our revenue and increase our costs.

Our customers do not provide us with firm, long-term volume purchase commitments, but issue purchase orders for our products. As a result, customers can cancel purchase orders or reduce or delay orders at any time. The cancellation, delay, or reduction of customer purchase orders could result in reduced sales, excess inventory, unabsorbed overhead, and reduced income from operations.

We often schedule internal production levels and place orders for raw materials and components with third party suppliers before receiving firm orders from our customers. Therefore, if we fail to accurately forecast customer demand, we may experience excess inventory levels or a shortage of products to deliver to our customers. Factors that could affect our ability to accurately forecast demand for our products include the following:

●	an increase or decrease in consumer demand for our products or for the products of our competitors;

●	our failure to accurately forecast consumer acceptance of new products;

●	new product introductions by us or our competitors;

●	changes in our relationships within our distribution channels;

●	changes in general market conditions or other factors, which may result in cancellations of orders or a reduction or increase in the rate of reorders placed by retailers;

●	changes in laws and regulations governing the activities for which we sell products, such as hunting and shooting sports;

●	weak economic conditions or consumer confidence, which could reduce demand for discretionary items, such as our products; and

●	the domestic political environment, including debate over the regulation of firearms, ammunition, and related products.

Inventory levels in excess of consumer demand may result in inventory write-downs and the sale of excess inventory at discounted prices, which could have an adverse effect on our business, operating results, and financial condition. If we underestimate demand for our products, our manufacturing facility or third-party suppliers may not be able to react quickly enough to meet consumer demand, resulting in delays in the shipment of products and lost revenue, and damage to our reputation and customer and consumer relationships. We may not be able to manage inventory levels successfully to meet future order and reorder requirements.

Our revenue depends primarily on sales by various retailers and distributors, some of which account for a significant portion of our sales.

Our revenue depends on our sales through various leading national and regional retailers, local specialty firearms stores, and online merchants. The U.S. retail industry serving the outdoor recreation market has become relatively concentrated. Our sales could become increasingly dependent on purchases by several large retail customers. Consolidation in the retail industry could also adversely affect our business. If our sales were to become increasingly dependent on business with several large retailers, we could be adversely affected by the loss or a significant decline in sales to one or more of these customers. In addition, our dependence on a smaller group of retailers could result in their increased bargaining position and pressures on the prices we charge.

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The loss of any one or more of our retail customers or significant or numerous cancellations, reductions, delays in purchases or changes in business practices by our retail customers could have an adverse effect on our business, operating results, and financial condition.

These sales channels involve a number of special risks, including the following:

●	we may be unable to secure and maintain favorable relationships with retailers and distributors;

●	we may be unable to control the timing of delivery of our products to end-user consumers;

●	our retailers and distributors are not subject to minimum sales requirements or any obligation to market our products to their customers;

●	our retailers and distributors may terminate their relationships with us at any time; and

●	our retailers and distributors market and distribute competing products.

We have three customer that accounted for approximately 54% of our net sales for the year ended March 31, 2019 and three customers that accounted for 68% of our net sales for the three month period ended March 31, 2018. At December 31, 2017, 58% of our net sales resulted from one customer. Although we intend to expand our customer base, our revenue would likely decline if we lost any major customers or if one of these sizable customers were to significantly reduce its orders for any reason. Because our sales are made by means of standard purchase orders rather than long-term contracts, we cannot assure you that our customers will continue to purchase our products at current levels, or at all.

In addition, periods of sluggish economies and consumer uncertainty regarding future economic prospects in our key markets can have an adverse effect on the financial health of our customers, which may in turn have a material adverse effect on our business, operating results, and financial condition.

We extend credit to our customers for periods of varying duration based on an assessment of the customer’s financial condition, generally without requiring collateral, which increases our exposure to the risk of uncollectable receivables. In addition, we face increased risk of order reduction or cancellation when dealing with financially ailing retailers or retailers struggling with economic uncertainty. We may reduce our level of business with customers and distributors experiencing financial difficulties and may not be able to replace that business with other customers, which could have a material adverse effect on our business, operating results, and financial condition.

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An inability to expand our E-commerce business could reduce our future growth.

Consumers are increasingly purchasing online. We operate direct-to-consumer e-commerce stores to maintain an online presence with our end users. The future success of our online operations depends on our ability to use our marketing resources to communicate with existing and potential customers. We face competitive pressure to offer promotional discounts, which could impact our gross margin and increase our marketing expenses. We are limited, however, in our ability to fully respond to competitor price discounting because we cannot market our products at prices that may produce adverse relationships with our customers that operate brick and mortar locations as they may perceive themselves to be at a disadvantage based on lower e-commerce pricing to end consumers. There is no assurance that we will be able to successfully expand our e-commerce business to respond to shifting consumer traffic patterns and direct-to-consumer buying trends.

In addition, e-commerce and direct-to-consumer operations are subject to numerous risks, including implementing and maintaining appropriate technology to support business strategies; reliance on third-party computer hardware/software and service providers; data breaches; violations of state, federal or international laws, including those relating to online privacy; credit card fraud; telecommunication failures; electronic break-ins and similar disruptions; and disruption of Internet service. Our inability to adequately respond to these risks and uncertainties or to successfully maintain and expand our direct-to-consumer business may have an adverse impact on our business and operating results.

Our gross margins depend upon our sales mix.

Our gross margin is higher when our sales mix is skewed toward our higher-margin proprietary product lines versus a lower contribution from mid-market ammunition that we also manufacture. If our actual sales mix results in a lower overall percentage from our proprietary lines, our gross margins will be reduced, affecting our results of operations.

We may have difficulty collecting amounts owed to us.

Certain of our customers may experience business challenges and credit-related issues. We perform ongoing credit evaluations of customers, but these evaluations may not be completely effective. We grant payment terms to most customers ranging from 30 to 90 days and do not generally require collateral. Should more customers than we anticipate experience liquidity issues, or if payments are not received on a timely basis, we may have difficulty collecting amounts owed to us by such customers and our business, operating results, and financial condition could be adversely impacted. Retail consolidation could result in more concentrated credit-related risks.

We face intense competition that could result in our losing or failing to gain market share and suffering reduced sales.

We operate in intensely competitive markets that are characterized by price erosion and competition from major domestic and international companies. Competition in the markets in which we operate is based on a number of factors, including price, quality, product innovation, performance, reliability, styling, product features, and warranties, and sales and marketing programs. This intense competition could result in pricing pressures, lower sales, reduced margins, and lower market share.

Our competitors include Federal Premium Ammunition, Remington Arms, the Winchester Ammunition Division of Olin Corporation, and various smaller manufacturers and importers, including Black Hills Ammunition, CBC Group, Fiocchi Ammunition, Hornady, PMC, Rio Ammunition, and Wolf. Most of our competitors have greater market recognition, larger customer bases, long-term government contracts, and substantially greater financial, technical, marketing, distribution, and other resources than we possess and that afford them competitive advantages. As a result, they may be able to devote greater resources to the promotion and sale of products, to invest more funds in intellectual property and product development, to negotiate lower prices for raw materials and components, to deliver competitive products at lower prices, and to introduce new products and respond to consumer requirements more quickly than we can.

Our competitors could introduce products with superior features at lower prices than our products and could also bundle existing or new products with other more established products to compete with us. Certain of our competitors may be willing to reduce prices and accept lower profit margins to compete with us. Our competitors could also gain market share by acquiring or forming strategic alliances with other competitors.

Finally, we may face additional sources of competition in the future because new distribution methods offered by the Internet and electronic commerce have removed many of the barriers to entry historically faced by start-up companies. Retailers also demand that suppliers reduce their prices on products, which could lead to lower margins. Any of the foregoing effects could cause our sales to decline, which would harm our financial position and results of operations.

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Our ability to compete successfully depends on a number of factors, both within and outside our control. These factors include the following:

●	our success in developing, producing, marketing, and successfully selling new products;

●	our ability to address the needs of our consumer customers;

●	the pricing, quality, performance, and reliability of our products;

●	the quality of our customer service;

●	the efficiency of our production; and

●	product or technology introductions by our competitors.

Because we believe technological and functional distinctions among competing products in our markets are perceived by many end-user consumers to be relatively modest, effectiveness in marketing and manufacturing are particularly important competitive factors in our business.

Seasonality and weather conditions may cause our operating results to vary from quarter to quarter.

Because many of our products are used for seasonal outdoor sporting activities, our operating results may be significantly impacted by unseasonable weather conditions. Accordingly, our operating results could suffer when weather patterns do not conform to seasonal norms.

Shipments of ammunition for hunting are highest during the months of June through September to meet consumer demand for the fall hunting season and holidays. The seasonality of our sales may change in the future. Seasonal variations in our operating results may reduce our cash on hand, increase our inventory levels, and extend our accounts receivable collection periods. This in turn may cause us to increase our debt levels and interest expense to fund our working capital requirements.

We manufacture and sell products that create exposure to potential product liability, warranty liability, or personal injury claims and litigation.

Our products are used in activities and situations that involve risk of personal injury and death. Our products expose us to potential product liability, warranty liability, and personal injury claims and litigation relating to the use or misuse of our products, including allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product or activities associated with the product, negligence, and strict liability. If successful, any such claims could have a material adverse effect on our business, operating results, and financial condition. Defects in our products may result in a loss of sales, recall expenses, delay in market acceptance, and damage to our reputation and increased warranty costs, which could have a material adverse effect on our business, operating results, and financial condition. Although we maintain product liability insurance in amounts that we believe are reasonable, we may not be able to maintain such insurance on acceptable terms, if at all, in the future and product liability claims may exceed the amount of insurance coverage. In addition, our reputation may be adversely affected by such claims, whether or not successful, including potential negative publicity about our products.

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The failure to manage our growth could adversely affect our operations.

The failure to manage our growth could adversely affect our operations. To continue to expand our business and enhance our competitive position, we must make significant investments in equipment, facilities, systems, and personnel. In addition, we must commit significant funds to enhance our sales, marketing, information technology, and research and development efforts. As a result of the increase in fixed costs and operating expenses, our failure to increase our sales sufficiently to offset these increased costs could adversely affect our business, operating results, and financial condition.

Managing our planned growth effectively will require us to take a number of steps, including the following:

●	enhance our operational, financial, and management systems;

●	enhance our facilities and purchase additional equipment; and

●	successfully hire, train, and retain additional employees, including additional personnel for our technological, sales, and marketing efforts.

The expansion of our products and customer base may result in increases in our overhead and selling expenses. We may be required to increase staffing and other expenses and our expenditures on capital equipment and leasehold improvements to meet the demand for our products. Any increase in expenditures in anticipation of future sales that do not materialize would adversely affect our profitability.

Our business is highly dependent upon our brand recognition and reputation, and the failure to maintain or enhance our brand recognition or reputation would likely have a material adverse effect on our business.

Our brand recognition and reputation are critical aspects of our business. We believe that maintaining and further enhancing our brands, particularly our STREAK VISUAL AMMUNITION™ brands, and our reputation are critical to retaining existing customers and attracting new customers. We also believe that the importance of our brand recognition and reputation will continue to increase as competition in our markets continues to develop.

We anticipate that our advertising, marketing, and promotional efforts will increase in the foreseeable future as we continue to seek to enhance our brands and consumer demand for our products. Historically, we have relied on print and electronic media advertising to increase consumer awareness of our brands to increase purchasing intent and conversation. We anticipate that we will increasingly rely on other forms of media advertising, including social media and e-marketing. Our future growth and profitability will depend in large part upon the effectiveness and efficiency of our advertising, promotion, public relations, and marketing programs. These brand promotion activities may not yield increased revenue and the efficacy of these activities will depend on a number of factors, including our ability to do the following:

●	determine the appropriate creative message and media mix for advertising, marketing, and promotional expenditures;

●	select the right markets, media, and specific media vehicles in which to advertise;

●	identify the most effective and efficient level of spending in each market, media, and specific media vehicle; and

●	effectively manage marketing costs, including creative and media expenses, to maintain acceptable customer acquisition costs.

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In addition, certain of our current or future products may benefit from endorsements and support from particular sportsmen, athletes, or other celebrities, and those products and brands may become personally associated with those individuals. As a result, sales of the endorsed products could be materially and adversely affected if any of those individuals’ images, reputations, or popularity were to be negatively impacted.

Increases in the pricing of one or more of our marketing and advertising channels could increase our marketing and advertising expenses or cause us to choose less expensive but possibly less effective marketing and advertising channels. If we implement new marketing and advertising strategies, we may incur significantly higher costs than our current channels, which in turn could adversely affect our operating results. Implementing new marketing and advertising strategies also could increase the risk of devoting significant capital and other resources to endeavors that do not prove to be cost effective. We also may incur marketing and advertising expenses significantly in advance of the time we anticipate recognizing revenue associated with such expenses and our marketing and advertising expenditures may not generate sufficient levels of brand awareness and conversation or result in increased revenue. Even if our marketing and advertising expenses result in increased sales, the increase might not offset our related expenditures. If we are unable to maintain our marketing and advertising channels on cost-effective terms or replace or supplement existing marketing and advertising channels with similarly or more effective channels, our marketing and advertising expenses could increase substantially, our customer base could be adversely affected, and our business, operating results, financial condition, and reputation could suffer.

Our operating results may experience significant fluctuations.

Many factors contribute to significant periodic and seasonal quarterly fluctuations in our results of operations. These factors include the following:

●	the cyclicality of the markets we serve;

●	the timing and size of new orders;

●	the cancellation of existing orders;

●	the volume of orders relative to our capacity;

●	product introductions and market acceptance of new products or new generations of products;

●	timing of expenses in anticipation of future orders;

●	changes in product mix;

●	availability of production capacity;

●	changes in cost and availability of labor and raw materials;

●	timely delivery of products to customers;

●	pricing and availability of competitive products;

●	new product introduction costs;

●	changes in the amount or timing of operating expenses;

●	introduction of new technologies into the markets we serve;

●	pressures on reducing selling prices;

●	our success in serving new markets;

●	adverse publicity regarding the safety, performance, and use of our products;

●	the institution and outcome of any litigation;

●	political, economic, or regulatory developments; and

●	changes in economic conditions.

As a result of these and other factors, we believe that period-to-period comparisons of our results of operations may not be meaningful in the short term, and our performance in a particular period may not be indicative of our performance in any future period.

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The failure to attract and retain key personnel could have an adverse effect on our operating results.

Our success depends substantially on the efforts and abilities of our senior management and key personnel. The competition for qualified management and key personnel is intense. Although we maintain noncompetition and nondisclosure covenants with many of our key personnel, we do not have employment agreements with most of them. The loss of services of one or more of our key employees or the inability to hire, train, and retain additional key personnel could delay the development and sale of our products, disrupt our business, and interfere with our ability to execute our business plan.

In addition, our ability to maintain our competitive position is dependent to a large degree on the efforts and skills of our senior management team, including Fred Wagenhals, our President and Chief Executive Officer. The loss of the services of one or more of our key personnel could materially and adversely affect our operations.

We may not be able to secure additional financing on favorable terms, or at all, to meet our future capital needs.

In the future, we may require additional capital to fund the planned expansion of our business and to respond to business opportunities, challenges, potential acquisitions, or unforeseen circumstances. We could encounter unforeseen difficulties that may deplete our capital resources rapidly, which could require us to seek additional financing in the near future. The timing and amount of any additional financing that is required to continue the expansion of our business and the marketing of our products will depend on our ability to improve our operating results and other factors. We may not be able to secure additional debt or equity financing in a timely basis or on favorable terms, or at all. Such financing could result in substantial dilution of the equity interests of existing stockholders. We have no commitments for any additional financing should the need arise. If we are unable to secure any necessary additional financing, we may need to delay expansion plans, conserve cash, and reduce operating expenses. There is no assurance that any additional financing will be sufficient, that the financing will be available on terms favorable to us or to existing stockholders and at such times as required, or that we will be able to obtain the additional financing required for the continued operation and growth of our business. Any debt financing obtained by us in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities. If we raise additional funds through further issuances of equity, convertible debt securities, or other securities convertible into equity, our existing stockholders could suffer significant dilution in their percentage ownership of our company, and any new equity securities we issue could have rights, preferences, and privileges senior to those of holders of our Common Stock. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to grow or support our business and to respond to business challenges could be significantly limited.

Potential strategic alliances may not achieve their objectives, which could impede our growth.

We anticipate that we will enter into strategic alliances in the future. We continue to explore strategic alliances designed to expand our product offerings, enter new markets, and improve our distribution channels. Strategic alliances may not achieve their intended objectives, and parties to our strategic alliances may not perform as contemplated. The failure of these alliances may impede our ability to introduce new products and enter new markets.

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Any acquisitions that we undertake will involve significant risks, and any acquisitions that we undertake in the future could disrupt our business, dilute stockholder value, and harm our operating results.

We have a strategy to expand our operations through strategic acquisitions to enhance existing products and offer new products, enter new markets and businesses, strengthen and avoid interruption from our supply chain, and enhance our position in current markets and businesses. Acquisitions involve significant risks and uncertainties. We cannot accurately predict the timing, size, and success of any future acquisitions. We may be unable to identify suitable acquisition candidates or to complete the acquisitions of candidates that we identify. Increased competition for acquisition candidates or increased asking prices by acquisition candidates may increase purchase prices for acquisitions to levels beyond our financial capability or to levels that would not result in the returns required by our acquisition criteria. Unforeseen expenses, difficulties, and delays frequently encountered in connection with expansion through acquisitions could inhibit our growth and negatively impact our operating results.

Our ability to complete acquisitions that we desire to make will depend upon various factors, including the following:

●	the availability of suitable acquisition candidates at attractive purchase prices;

●	the ability to compete effectively for available acquisition opportunities;

●	the availability of cash resources, borrowing capacity, or stock at favorable price levels to provide required purchase prices in acquisitions;

●	the ability of management to devote sufficient attention to acquisition efforts; and

●	the ability to obtain any requisite governmental or other approvals.

We may have little or no experience with certain acquired businesses, which could involve significantly different supply chains, production techniques, customers, and competitive factors than our current business. This lack of experience would require us to rely to a great extent on the management teams of these acquired businesses. These acquisitions also could require us to make significant investments in systems, equipment, facilities, and personnel in anticipation of growth. These costs could be essential to implement our growth strategy in supporting our expanded activities and resulting corporate structure changes. We may be unable to achieve some or all of the benefits that we expect to achieve as we expand into these new markets within the time frames we expect, if at all. If we fail to achieve some or all of the benefits that we expect to achieve as we expand into these new markets, or do not achieve them within the time frames we expect, our business, financial condition, and results of operations could be adversely affected.

As a part of any potential acquisition, we may engage in discussions with various acquisition candidates. In connection with these discussions, we and each potential acquisition candidate may exchange confidential operational and financial information, conduct due diligence inquiries, and consider the structure, terms, and conditions of the potential acquisition. In certain cases, the prospective acquisition candidate agrees not to discuss a potential acquisition with any other party for a specific period of time and agrees to take other actions designed to enhance the possibility of the acquisition, such as preparing audited financial information. Potential acquisition discussions frequently take place over a long period of time and involve difficult business integration and other issues. As a result of these and other factors, a number of potential acquisitions that from time-to-time appear likely to occur do not result in binding legal agreements and are not consummated, but may result in increased legal, consulting, and other costs.

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Unforeseen expenses, difficulties, and delays frequently encountered in connection with future acquisitions could inhibit our growth and negatively impact our profitability. Any future acquisitions may not meet our strategic objectives or perform as anticipated. In addition, the size, timing, and success of any future acquisitions may cause substantial fluctuations in our operating results from quarter to quarter. These interim fluctuations could adversely affect the market price of our Common Stock.

If we finance any future acquisitions in whole or in part through the issuance of Common Stock or securities convertible into or exercisable for Common Stock, existing stockholders will experience dilution in the voting power of their Common Stock and earnings per share could be negatively impacted. The extent to which we will be able or willing to use our Common Stock for acquisitions will depend on the market price of our Common Stock from time-to-time and the willingness of potential acquisition candidates to accept our Common Stock as full or partial consideration for the sale of their businesses. Our inability to use our Common Stock as consideration, to generate cash from operations, or to obtain additional funding through debt or equity financings to pursue an acquisition could limit our growth.

Any acquisitions that we undertake could be difficult to integrate, disrupt our business, and harm our operations.

We may be unable to effectively complete an integration of the management, operations, facilities, and accounting and information systems of acquired businesses with our own; to implement effective controls to mitigate legal and business risks with which we have no prior experience; to manage efficiently the combined operations of the acquired businesses with our operations; to achieve our operating, growth, and performance goals for acquired businesses; to achieve additional sales as a result of our expanded operations; or to achieve operating efficiencies or otherwise realize cost savings as a result of anticipated acquisition synergies. The integration of acquired businesses involves numerous risks and uncertainties, including the following:

●	the potential disruption of our core businesses;

●	risks associated with entering markets and businesses in which we have little or no prior experience;

●	diversion of management’s attention from our core businesses;

●	adverse effects on existing business relationships with suppliers and customers;

●	risks associated with increased regulatory or compliance matters;

●	failure to retain key customers, suppliers, or personnel of acquired businesses;

●	the potential strain on our financial and managerial controls and reporting systems and procedures;

●	greater than anticipated costs and expenses related to the integration of the acquired business with our business;

●	potential unknown liabilities associated with the acquired company;

●	risks associated with weak internal controls over information technology systems and associated cyber security risks;

●	meeting the challenges inherent in effectively managing an increased number of employees in diverse locations;

●	failure of acquired businesses to achieve expected results;

●	the risk of impairment charges related to potential write-downs of acquired assets in future acquisitions; and

●	the challenge of creating uniform standards, controls, procedures, policies, and information systems.

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Breaches of our information systems could adversely affect our reputation, disrupt our operations, and result in increased costs and loss sales.

There have been an increasing number of cyber security incidents affecting companies around the world, which have caused operational failures or compromised sensitive corporate data. Although we do not believe our systems are at a greater risk of cyber security incidents than other similar organizations, such cyber security incidents may result in the loss or compromise of customer, financial, or operational data; disruption of billing, collections, or normal operating activities; disruption of electronic monitoring and control of operational systems; and delays in financial reporting and other management functions. Possible impacts associated with a cyber security incident may include among others, remediation costs related to lost, stolen, or compromised data; repairs to data processing systems; increased cyber security protection costs; reputational damage; and adverse effects on our compliance with applicable privacy and other laws and regulations.

A failure of our information technology systems, or an interruption in their operation due to internal or external factors including cyber-attacks, could have a material adverse effect on our business, financial condition or results of operations

Our operations depend on our ability to protect our information systems, computer equipment, and information databases from systems failures. We rely on our information technology systems generally to manage the day-to-day operations of our business, operate elements of our manufacturing facility, manage relationships with our customers, fulfill customer orders, and maintain our financial and accounting records. Failure of our information technology systems could be caused by internal or external events, such as incursions by intruders or hackers, computer viruses, cyber-attacks, failures in hardware or software, or power or telecommunication fluctuations or failures. The failure of our information technology systems to perform as anticipated for any reason or any significant breach of security could disrupt our business and result in numerous adverse consequences, including reduced effectiveness and efficiency of operations, increased costs, or loss of important information, any of which could have a material adverse effect on our business, operating results, and financial condition. Any technology and information security processes and disaster recovery plans we use to mitigate our risk to these vulnerabilities may not be adequate to ensure that our operations will not be disrupted should such an event occur.

We are subject to extensive regulation and could incur fines, penalties and other costs and liabilities under such requirements

Like many other manufacturers and distributors of consumer products, we are required to comply with a wide variety of laws, rules, and regulations, including those relating to labor, employment, the environment, the export and import of our products, and taxation. These laws, rules, and regulations currently impose significant compliance requirements on our business, and more restrictive laws, rules and regulations may be adopted in the future.

Our operations are subject to a variety of laws and regulations relating to environmental protection, including those governing the discharge, treatment, storage, transportation, remediation, and disposal of certain materials and wastes, and restoration of damages to the environment, and health and safety matters. We could incur substantial costs, including remediation costs, resource restoration costs, fines, penalties, and third-party property damage or personal injury claims as a result of liabilities under or violations of such laws and regulations or the permits required thereunder. While environmental laws and regulations have not had a material adverse effect on our business, operating results, financial condition, the ultimate cost of environmental liabilities is difficult to accurately predict and we could incur material additional costs as a result of requirements or obligations imposed or liabilities identified in the future.

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As a manufacturer and distributor of consumer products, we are subject to the Consumer Products Safety Act, which empowers the Consumer Products Safety Commission to exclude from the market products that are found to be unsafe or hazardous. Under certain circumstances, the Consumer Products Safety Commission could require us to repurchase or recall one or more of our products. In addition, laws regulating certain consumer products exist in some cities and states, and in other countries in which we sell our products, and more restrictive laws and regulations may be adopted in the future. Any repurchase or recall of our products could be costly to us and could damage our reputation. If we were required to remove, or we voluntarily removed, our products from the market, our reputation could be tarnished, and we could have large quantities of finished products that we are unable to sell. We are also subject to the rules and regulations of the Bureau of Alcohol, Tobacco, Firearms and Explosives, or the ATF. If we fail to comply with ATF rules and regulations, the ATF may limit our growth or business activities, levy fines against or revoke our license to do business. Our business, and the business of all producers and marketers of ammunition and firearms, is also subject to numerous federal, state, local, and foreign laws, regulations, and protocols. Applicable laws have the following effects:

●	require the licensing of all persons manufacturing, exporting, importing, or selling firearms and ammunition as a business;

●	require background checks for purchasers of firearms;

●	impose waiting periods between the purchase of a firearm and the delivery of a firearm;

●	prohibit the sale of firearms to certain persons, such as those below a certain age and persons with criminal records;

●	regulate the use and storage of gun powder or other energetic materials;

●	regulate our employment of personnel with criminal convictions; and

●	restrict access to firearm manufacturing facilities for individuals from other countries or with criminal convictions.

Also, the export of our products is controlled by International Traffic in Arms Regulations, or ITAR, and Export Administration Regulations, or EAR. The ITAR implements the provisions of the Arms Export Control Act and is enforced by the U.S. Department of State. The EAR implements the provisions of the Export Administration Act and is enforced by the U.S. Department of Commerce. Among their many provisions, the ITAR and the EAR require a license application for the export of many of our products. In addition, the ITAR requires congressional approval for any firearms export application with a total value of $1 million or higher. Further, because our manufacturing process includes certain toxic, flammable and explosive chemicals, we are subject to the Chemical Facility Anti-Terrorism Standards, as administered by the U.S. Department of Homeland Security, which require that we take additional reporting and security measures related to our manufacturing process.

Several states currently have laws in effect that are similar to, and, in certain cases, more restrictive than, these federal laws. Compliance with all of these regulations is costly and time-consuming. Inadvertent violation of any of these regulations could cause us to incur fines and penalties and may also lead to restrictions on our ability to manufacture and sell our products and services and to import or export the products we sell.

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Changes in government policies and firearms legislation could adversely affect our financial results

The sale, purchase, ownership, and use of firearms are subject to numerous and varied federal, state, and local governmental regulations. Federal laws governing firearms include the National Firearms Act, the Federal Firearms Act, the Arms Export Control Act, and the Gun Control Act of 1968. These laws generally govern the manufacture, import, export, sale, and possession of firearms and ammunition. We hold all necessary licenses to legally sell ammunition in the United States.

Currently, the federal legislature and several state legislatures are considering additional legislation relating to the regulation of firearms and ammunition. These proposed bills are extremely varied. If enacted, such legislation could effectively ban or severely limit the sale of affected firearms and ammunition. In addition, if such restrictions are enacted and are incongruent, we could find it difficult, expensive, or even practically impossible to comply with them, which could impede new product development and the distribution of existing products. We cannot assure you that the regulation of our business activities will not become more restrictive in the future and that any such restriction will not have a material adverse effect on our business.

Any change to the Second Amendment would dramatically impact our ability to conduct business.

Failure to comply with the U.S. Foreign Corrupt Practices Act or other applicable anti-corruption legislation, and export controls and trade sanctions, could result in fines or criminal penalties if we expand our business abroad

The expansion of our business internationally would expose us to trade sanctions and other restrictions imposed by the United States and other governments. The U.S. Departments of Justice, Commerce, Treasury and other agencies and authorities have a broad range of civil and criminal penalties they may seek to impose against companies for violations of export controls, the Foreign Corrupt Practices Act, anti-boycott provisions and other federal statutes, sanctions and regulations and, increasingly, similar or more restrictive foreign laws, rules and regulations, which may also apply to us. By virtue of these laws and regulations, and under laws and regulations in other jurisdictions, we may be obliged to limit our business activities, we may incur costs for compliance programs and we may be subject to enforcement actions or penalties for noncompliance. In recent years, U.S. and foreign governments have increased their oversight and enforcement activities with respect to these laws and we expect the relevant agencies to continue to increase these activities. A violation of these laws, sanctions or regulations could result in restrictions on our exports, civil and criminal fines or penalties and could adversely impact our business, operating results, and financial condition.

Our directors and officers will have the ability to control our company

Our current directors and officers and people affiliated with them own a majority of the issued and outstanding shares of our Common Stock (assuming no exercise of any outstanding options or warrants). Accordingly, the current directors and officers will be able to exert substantial influence over our company and control matters requiring approval by our stockholders, including electing all our directors, approving any amendments to our certificate of incorporation, increasing our authorized capital stock, effecting a merger or sale of our assets, and determining the number of shares available for issuance under our equity-based plans. As a result, no change of control of our company can occur without their consent.

This voting control may discourage transactions involving a change of control of our company, including transactions in which stockholders might otherwise receive a premium for their shares over the then current market price. The directors and officers are not prohibited from selling a controlling interest in our company to a third party and may do so without stockholder approval and without providing for a purchase of the shares of Common Stock held by others. Accordingly, shares of Common Stock may be worth less than they would be absent such concentrated voting power.

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Our charter documents and Delaware law could make it more difficult for a third party to acquire us and discourage a takeover

Our Certificate of Incorporation, Bylaws, and Delaware law contain certain provisions that may have the effect of deterring or discouraging, among other things, a non-negotiated tender or exchange offer for shares of Common Stock, a proxy contest for control of our company, the assumption of control of our company by a holder of a large block of Common Stock, and the removal of the management of our company. Such provisions also may have the effect of deterring or discouraging a transaction which might otherwise be beneficial to stockholders. Our certificate of incorporation also may authorize our board of directors, without stockholder approval, to issue one or more series of preferred stock, which could have voting and conversion rights that adversely affect or dilute the voting power of the holders of Common Stock. Delaware law also imposes conditions on certain business combination transactions with “interested stockholders.” Our certificate of incorporation authorizes our Board of Directors to fill vacancies or newly created directorships. A majority of the directors then in office may elect a successor to fill any vacancies or newly created directorships. Such provisions cold limit the price that investors might be willing to pay in the future for shares of our Common Stock and impede the ability of the stockholders to replace management.

The elimination of monetary liability against our directors, officers, and employees under Delaware law and the existence of indemnification rights to our directors, officers, and employees may result in substantial expenditures by us and may discourage lawsuits against our directors, officers, and employees. We also may have entered into contractual indemnification obligations under employment agreements with our executive officers. The foregoing indemnification obligations could result in our incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and resultant costs may also discourage us from bringing a lawsuit against our directors and officers for breaches of their fiduciary duties and may similarly discourage the filing of derivative litigation by our stockholders against our directors and officers even though such actions, if successful, might otherwise benefit our company and our stockholders.

Our results of operations could be impacted by unanticipated changes in tax provisions or exposure to additional income tax liabilities

Our business operates in many locations under government jurisdictions that impose income taxes. Changes in domestic or foreign income tax laws and regulations, or their interpretation, could result in higher or lower income tax rates assessed or changes in the taxability of certain revenues or the deductibility of certain expenses, and higher excise taxes thereby affecting our income tax expense and profitability. In addition, audits by income tax authorities could result in unanticipated increases in our income tax expense.

Limited or No Public Market for our securities

There has been a limited public market for our Common Stock and no public market for our outstanding stock options and warrants. Our Common Stock is currently quoted on the OTCQB Market. The daily trading volume of our Common Stock has been limited.

We cannot predict the extent to which investor interest in our company will lead to the development of an active trading market or how liquid that market might become. The lack of an active market may reduce the value of shares of our Common Stock and impair the ability of our stockholders to sell their shares at the time or price at which they wish to sell them. An inactive market may also impair our ability to raise capital by selling our Common Stock and may impair our ability to acquire or invest in other companies, products, or technologies by using our Common Stock as consideration.

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We may be unable to list our stock on a national exchange, such as NASDAQ

There has been a limited public market for our Common Stock. Although it is our intention to qualify for the trading of our Common Stock on a national exchange, we may not meet or maintain certain qualifying requirements. If we are unable to meet these requirements, we may be limited to trading conducted on the OTCQB Market.

The market price of our Common Stock may be volatile and could decline

The market price of our Common Stock has fluctuated substantially in the past and is likely to continue to be highly volatile and subject to wide fluctuations in the future. A number of factors could cause the market price of our Common Stock to decline, many of which we cannot control, including the following:

●	our ability to execute our business plan;

●	actual or anticipated changed in our operating results;

●	variations in our quarterly results;

●	changes in expectations relating to our products, plans, and strategic position or those of our competitors or customers;

●	announcements or introduction of technological innovations or new products by us or our competitors;

●	market conditions within our market;

●	the sale of even small blocks of Common Stock by stockholders;

●	price and volume fluctuations in the overall stock market from time to time;

●	significant volatility in the market price and trading volume of public companies in general and small emerging companies in particular;

●	changes in investor perceptions;

●	the level and quality of any research analyst coverage of our Common Stock, changes in earnings estimates or investment recommendations by securities analysis, or our failure to meet such estimates;

●	any financial guidance we may provide to the public, any changes in such guidance, or our failure to meet such guidance;

●	various market factors or perceived market factors, including rumors, whether or not correct, involving us, our customers, or our competitors;

●	future sales of our Common Stock;

●	Introductions of new products or new pricing policies by us or by our competitors;

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●	regulatory or environmental laws that restrict the sale of ammunition containing lead;

●	acquisitions or strategic alliances by us or by our competitors;

●	litigation involving us, our competitors, or our industry;

●	regulatory, legislative, political, and other developments that may affect us, our customers, and the purchasers of our products;

●	the gain or loss of significant customers;

●	the volume and timing of customers’ orders;

●	recruitment or departure of key personnel;

●	developments with respect to intellectual property rights;

●	our international acceptance;

●	market conditions in our industry, the business success of our customers, and economy as a whole; and

●	general global economic and political instability.

In addition, the market prices of small emerging companies have experienced significant price and volume fluctuations that often have been unrelated or disproportionate to their operating performance. In the past, companies that have experienced volatility in the market price of their securities have been the subject of securities class action litigation. If we were the object of a securities class action litigation, it could result in substantial losses and divert management’s attention and resources form other matters.

Sales of large numbers of shares could adversely affect the price of our Common Stock

Most of our Common Stock shares currently outstanding are restricted securities as that term is defined in Rule 144 under the Securities Act of 1933, as amended, or the Securities Act. All outstanding shares of Common Stock are or will be eligible for resale in the public markets at various times within the next six months with respect to affiliates, subject to compliance with the volume and manner of sale requirements of Rule 144 under the Securities Act of 1933, as amended, and with respect to all restricted securities held by affiliates.

In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated for purposes of Rule 144) who beneficially owns restricted securities with respect to which at least six months has elapsed since the later of the date the shares were acquired from us, or from an affiliate of ours, is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of our Common Stock or the average weekly trading volume in our Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 also are subject to certain manner-of-sale provisions and notice requirements and to the availability of current public information about us. A person who is not an affiliate, who has not been an affiliate within three months prior to sale, and who beneficially owns restricted securities with respect to which at least six months has elapsed since the later of the date the shares were acquired from us, or from an affiliate of ours, is entitled to sell such shares under Rule 144 without regard to any of the volume limitations or other requirements described above. Sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices.

In accordance with our recent offering of Units, consisting of Common Stock and warrants to purchase Common Stock, we are required to file a registration statement with the SEC registering 13,242,186 shares of Common Stock, including the shares that may be issued upon the exercise of the warrants contained in Units. We agreed to file an additional registration statements for approximately 11,783,853 shares of Common Stock, including the shares that may be issued upon the exercise of the warrants contained in Units. Once the registrations are effective, the holders of such Common Stock, including the Common Stock issuable upon the exercise of the warrants will be able to freely sell their shares, which could have a negative effect on the prevailing market prices.

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Conversion of warrants, and issuance of incentive stock grants may have a dilutive effective on our stock, and negatively impact the price of our Common Stock.

As of March 31, 2019, we had 8,143,115 warrants outstanding. Each warrant provides the holder the right to purchase up to one share of our Common Stock at a predetermined exercise price. The outstanding warrants consist of (1) warrants to purchase an aggregate of 349,060 shares of Common Stock at an average price of $2.50 per share until September 2020; (2) warrants to purchase 966,494 shares of Common Stock at an exercise price of $1.65 per share until April 2025; (3) warrants to purchase 4,547,813 shares of our Common Stock at an exercise price of $2.00 per share over the next five years; and (4) warrants to purchase 2,279,748 shares of Common Stock at an exercise price of $2.40 until March 2024.

In November 2017, the Board of Directors approved the 2017 Equity Incentive Plan, or (“the Plan”). Under the Plan, 485,000 shares of common stock were reserved and authorized to be issued. As of December 31, 2017, 200,000 shares of common stock were approved and issued under the Plan, and we recognized approximately $250,000 of related consulting expense. On January 10, 2018, 200,000 shares were awarded, and we recognized $330,000 of compensation expense. There are 85,000 shares remaining to be issued under the Plan.

We plan to adopt an Incentive Stock Plan designed to assist us in attracting, motivating, retaining, and rewarding high-quality executives, directors, officers, employees, and individual consultants by enabling such persons to acquire or increase a proprietary interest in our company to strengthen the mutuality of interests between such persons and our stockholders and providing such persons with performance incentives to expand their maximum efforts in the creation of stockholder value under the plan. We will be able to grant stock options, restricted stock, restricted stock units, stock appreciation rights, bonus stocks, and performance awards under the plan.

To the extent that any of the outstanding warrants and options described above are exercised, dilution, to the interests of our stockholders may occur. For the life of such warrants and options, the holders will have the opportunity to profit from a rise in the price of the Common Stock with a resulting dilution in the interest of the other holders of Common Stock. The existence of such warrants and options may adversely affect the market price of our Common Stock and the terms on which we can obtain additional financing, and the holders of such warrants and options can be expected to exercise them at a time when we would, in all likelihood, be able to obtain additional capital by an offering of our unissued capital stock on terms more favorable to us than those provided by such warrants and options.

Effect of Issuance of Preferred Stock

Our Certificate of Incorporation allows us to issue Preferred Stock with voting, liquidation, and dividend rights senior to those of the Common Stock without the approval of our stockholders. The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding stock of our company and result in the dilution of the value of the then current stockholders’ Common Stock. We have no current plans to issue shares of Preferred Stock.

Resale of Common Stock

All of our outstanding shares of Common Stock and shares of our Common Stock that may be issued upon the exercise of our outstanding options and warrants may only be resold if they are registered pursuant to an effective registration statement under the Securities Act of 1933 or are resold pursuant to an applicable exemption and are qualified or exempt under the securities laws of the applicable states. We filed a registration statement under the Securities Act covering the resale of shares of Common Stock issued or underlying warrants sold by a private placement that closed in April 2018. We agreed to file registration statements for our Convertible Promissory Note offering ending January 2019 and our current placement agent agreement. In the absence of this registration statement, such sale of such shares of our Common Stock could only be made under Rule 144.

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We do not expect to pay any dividends for the foreseeable future

We do not anticipate paying any dividends to our stockholders for the foreseeable future. Accordingly, stockholders may have to sell some or all of their Common Stock to generate cash flow from their investment. Stockholders may not receive a gain on their investment when they sell our Common Stock and may lose some or all of the amount of their investment. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial conditions, contractual restrictions, restrictions imposed by applicable law, and other factors our board of directors deems relevant.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our ability to produce accurate financial statements and on our stock price

Under SEC regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, in the future, we will be required to furnish a report by our management on our internal control over financial reporting with our Form 10-K. We have not been subject to these requirements in the past. The internal control report must contain (1) a statement of management’s responsibility for establishing and maintaining adequate internal control over financial reporting, (2) a statement identifying the framework used by management to conduct the required evaluation of the effectiveness of our internal control over financial reporting, (3) management’s assessment of the effectiveness of our internal control over financial reporting as of the end of our most recent fiscal year, including a statement as to whether or not internal control over financial reporting is effective, and (4) a statement that our independent auditors have issued an attestation report on management’s assessment of internal control over financial reporting.

To achieve compliance with the applicable SEC regulations within the prescribed future period, we would be required to engage in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. Despite our efforts, we can provide no assurance as to our or our independent auditors’ conclusions with respect to the effectiveness of our internal control over financial reporting. There is a risk that neither we nor our independent auditors will be able to conclude that our internal controls over financial reporting are effective, as has been the case with a significant number of companies attempting to comply with these regulations for the first time. This could result in an adverse reaction in the financial markets resulting from a loss of confidence in the reliability of our financial statements.

If we fail to comply in a timely manner with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 regarding internal control over financial reporting or to remedy any material weaknesses in our internal controls that we may identify, such failure could result in material misstatements in our financial statements, cause investors to lose confidence in our reported financial information, limit our ability to raise needed capital, and have a negative effect on the trading price of our Common Stock.

Penny stock regulations are applicable to investments in share of our Common Stock, and they can reduce the level of trading activity in our Common Stock

Our Common Stock may be deemed to be a “penny stock” under the Securities Exchange Act of 1934. The Financial Industry Regulatory Authority, or FINRA has adopted rules that relate to the application of the SEC’s penny stock rules. Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the SEC. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges, provided that current prices and volume information with respect to transactions in such securities are provided by the exchange or system) or that have tangible net worth of less than $5.0 million ($2.0 million if the company has been operating for three or more years). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.

Under interpretations of these rules, FINRA believes that there is a high probability that speculative, low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker/dealers to recommend that their customers buy our Common Stock, which may have the effect of reducing the level of trading activity and liquidity of our Common Stock. Further, many brokers charge higher transactional fees for penny stock transactions. As a result, fewer broker/dealers may be willing to make a market in our Common Stock, reducing a stockholder’s ability to resell shares of our Common Stock.

Our certification of incorporation designates the Court of Chancery in the State of Delaware as the sole and exclusive forum for actions or proceedings that may be initiated by our stockholders, which could discourage claims or limit shareholders’ ability to make a claim against the Company, our directors, officers, and employees.

Our Amended and Restated Certificate of Incorporation states that unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) an action asserting a claim of break of fiduciary duty owed by any direction, officer, or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers, or employees arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s certificate of incorporation or bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers, or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction.

These exclusive forum provisions do not apply to claims under the Securities Act or the Exchange Act. The exclusive forum provision may discourage claims or limit shareholders’ ability to submit claims in a judicial forum that they find favorable and may create additional costs as a result. If a court were to determine the exclusive forum provision to be inapplicable and unenforceable in an action, we may incur additional costs in conjunction with our efforts to resolve the dispute in an alternative jurisdiction, which could have a negative impact on our results of operations.

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USE OF PROCEEDS

We will not receive any of the proceeds from the offer and sale of the securities by the selling stockholders. The selling stockholders will receive all of the proceeds from this offering, if any.

MARKET FOR COMMON EQUITY, RELATED STOCKHOLDER
MATTERS AND PURCHASES OF EQUITY SECURITIES

Market Information

Information about our Common Stock is reported by OTC Markets Group, Inc. at www.otcmarkets.com. OTC Markets Group, Inc. is a provider of trading systems, pricing, and financial information for over the counter, or OTC, markets. OTC Markets Group, Inc. provides broker-dealers, market data providers, issuers and investors with software and information services that improve the transparency and efficiency of the OTC markets. Currently, our Common Stock trades under the symbol POWW. The table below sets forth the high and low prices of our Common Stock as reflected by OTC Markets Group, Inc. for the period from January 1, 2016 to December 12, 2018. Quotations represent prices between dealers, do not include retail markups, markdowns or commissions, and do not necessarily represent prices at which actual transactions were affected. Prior to December 11, 2018, our common stock was traded on the OTC Pink Sheets Open Market which is not considered to be an established trading market. After December 11, 2018, our common stock is traded on the OTCQB Market.

Fiscal Period Ending	High	Low
December 31, 2016
First Quarter	$1.25	$1.25
Second Quarter	$1.28	$1.28
Third Quarter	$1.28	$1.28
Fourth Quarter	$1.25	$1.25

December 31, 2017
First Quarter	$3.60	$3.60
Second Quarter	$3.00	$3.00
Third Quarter	$2.30	$2.30
Fourth Quarter	$3.20	$3.08

Transition Period
January 1, 2018 - March 31, 2018	$4.75	$2.95

March 31, 2019
First Quarter	$7.95	$4.75
Second Quarter	$6.09	$2.98
Third Quarter	$4.00	$1.50
Fourth Quarter	$4.26	$2.70

March 31, 2020
First Quarter	$3.25	$1.03
Second Quarter*	$2.25	$1.50

*Through September 18 , 2019

On September 18, 2019, the “best bid” and “best ask” quotations by OTC Markets Group, Inc. were $1.55 and $1.65, respectively, and an average daily volume of 11,372 shares of Common Stock was reported for the past 30 days.

Holders

As of September 18, 2019, a total of 45,577,408 shares of our Common Stock were outstanding and there were approximately 539 holders of record.

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Penny Stock Rules

Due to the price of our Common Stock, and the fact that we are not listed on Nasdaq or a national securities exchange, our stock is characterized as a “penny stock” under applicable securities regulations. Our stock will therefore be subject to rules adopted by the Securities and Exchange Commission, or SEC, regulating broker-dealer practices in connection with transactions in penny stocks. The broker or dealer proposing to effect a transaction in a penny stock must furnish his customer a document containing information prescribed by the SEC and obtain from the customer an executed acknowledgment of receipt of that document. The broker or dealer must also provide the customer with pricing information regarding the security prior to the transaction and with the written confirmation of the transaction. The broker or dealer must also disclose the aggregate amount of any compensation received or receivable by him in connection with such transaction prior to consummating the transaction and with the written confirmation of the trade. The broker or dealer must also send an account statement to each customer for which he has executed a transaction in a penny stock each month in which such security is held for the customer’s account. The existence of these rules may have an effect on the price of our stock, and the willingness of certain brokers to effect transactions in our stock.

Transfer Agent

We have appointed Action Stock Transfer Corporation (“AST”) as the transfer agent for our Common Stock. The principal office of AST is located at 2469 E. Fort Union Blvd, Suite 214, Salt Lake City, UT 84121, and its telephone number is (801) 274-1088.

Dividend Policy

We have never declared or paid dividends on our Common Stock. Payment of future dividends, if any, will be at the discretion of our Board of Directors after taking into account various factors, including the terms of any credit arrangements, our financial condition, operating results, current and anticipated cash needs and plans for expansion. At the present time, we intend to retain any earnings in our business, and therefore do not anticipate paying dividends in the foreseeable future.

Recent Sales of Unregistered Securities; Use of Proceeds from Unregistered Securities

The following securities were issued in reliance on the exemptions from registration under the Securities Act in Section 4(a)(2) of the Securities Act and Regulation D thereunder. The sale of these securities; did not involve any solicitation or advertisement, were for investment purposes only and not for resale, and did not include more than 35 non-accredited investors. The securities were issued with restrictions on the resale of the securities. From October 13, 2016 (Inception) through June 30, 2019, we issued and sold the following unregistered securities:

●	15,034,000 shares of common stock were issued to the company’s founders from October 13, 2016 through February 1, 2017.

●	4,770,120 shares of common stock were issued to investors through our private friends and family offering at a price per share of $1.25, for an aggregate purchase price of $5,962,650 and these investors were also issued warrants to purchase an additional 4,770,120 shares of common stock. There shares were issued from October 14, 2016 to December 19, 2017. Additionally, 1,865,300 warrants to purchase 1,865,300 shares of common stock were exercised at a price per share of $2.50, for an aggregate purchase price of approximately $4,663,250 from May 25, 2018 through July 6, 2018.

●	6,208,912 shares of common stock were issued to investors through a private placement offering by Paulson Investment Company, the placement agent. The shares were issued from December 19, 2017 to March 27, 2018 at a price per share of $1.65 for an aggregate value of $10,244,704. In addition, these investors received warrants to purchase a total of 3,104,456 shares of common stock with their purchase. We paid the placement agent a 12% cash commission of $1,254,961 based on the cash raised and a fee payable in warrants of 744,969 equaling 12% of the total units sold. The warrants were issued on June 9, 2018.

●	1,967,886 shares of common stock were issued to investors through a private placement offering by Paulson Investment Company, the placement agent. The shares were issued from April 3, 2018 to April 20, 2018 at a price per share of $1.65 for an aggregate value of $3,247,030. In addition, these investors were received warrants to purchase 983,943 shares of common stock with their purchase. We paid the placement agent a 12% cash commission of $389,644 based on the cash raised and a fee payable in warrants of 236,244 equaling 12% of the total units sold. The warrants were issued on June 9, 2018.

●	100,000 shares of common stock valued at $125,000 were issued for licensing agreements with Jesse James on October 13, 2016.

●	2,920 shares of common stock were issued to existing shareholders in connection with a reverse stock split effective December 30, 2016.

●	100,000 shares of common stock valued at $125,000 were issued for licensing agreements with Jeff Rann on February 15, 2017.

●	20,000 shares were issued on June 30, 2017 to an individual who furnished organization fees and this individual was also issued warrants to purchase 20,000 shares of common stock for their compensation.

●	600,000 shares were issued to acquire use of a patent at a price per share of $1.25 totaling $750,000 on September 28, 2017.

●	10,495 shares were issued on June 20, 2018 through a cashless exercise of 14,719 warrants previously issued to Paulson Investment Company, LLC.

●	1,287,500 shares of common stock were issued to employees as compensation with values per share ranging from $1.00 to $2.50 for an aggregate compensation expense of approximately $2,357,486 from July 1, 2017 through June 30, 2019. Additionally, employees received warrants to purchase 125,000 shares of common stock on March 31, 2018.

●	608,092 shares of common stock were issued for professional services at a price per share ranging from $1.25 to $3.15 totaling $678,625 from January 31, 2017 through June 30, 2019. In addition, the service providers received warrants to purchase 381,500 shares of common stock from September 30, 2017 to November 11, 2017. There were 107,500 warrants to purchase 107,500 shares of common stock were exercised from June 6, 2018 through June 15, 2018 at a price per share ranging from $0.50 to $2.50, for an aggregate purchase price of $104,375.

●	1,700,002 shares were issued to the shareholders of SW Kenetics, Inc. on October 5, 2018 at a price per share of $2.72 for the acquisition of SW Kenetics Inc. for a valuation of $4,624,005. These shares are subject to clawback provisions.

●	49,600 shares valued at $2.50 per share totaling $124,000 were repurchased by the Company and subsequently retired on December 20, 2018. The shares were originally issued as compensation for legal fees.

●	4,727,000 shares of common stock were issued to investors through a private placement offering by Paulson Investment Company, the placement agent. The shares were issued from December 27, 2018 to June 30, 2019 at a price per share of $2.00 for an aggregate value of $9,454,000. In addition, these investors received warrants to purchase 2,363,500 shares of common stock with their purchase. The placement agent collected a 12% cash commission of $1,083,395 based on the cash raised and a fee payable in warrants of 513,240 equaling 12% of the total units sold.

●	4,750,000 shares of the Company’s Common Stock was issued to Jagemann Stamping Company through our subsidiary Enlight Group II, LLC (d/b/a Jagemann Munition Components) in connection with the acquisition of the casing division of Jagemann Stamping Company on March 14, 2019. The shares were valued at a price per share of $2.00 each.

●	731,039 shares of Common Stock and Warrants to purchase 365,523 shares of Common Stock were issued to holders for the conversion of Convertible Promissory Notes of $1,410,000 and Accrued interest of $52,065 on March 29, 2019. Previously, on February 28, 2019, the Company notified the holders of Convertible Promissory Notes of an offer to convert their Notes and Accrued Interest into Common Stock at a conversion price of $2.00 per share and receive one-half warrant exercisable at $2.40 per share for five years in conjunction with each converted share. Additionally, on June 5, 2019, 127,291 shares of Common Stock were issued to the remaining holders for the conversion of their Convertible Promissory Notes of $300,000 and accrued interest of $18,226. The Company accrued $42,300 for a 3% cash conversion fee on the principal converted payable to the placement agent, Paulson Investment Company.

Subsequent to June 30, 2019, we sold an additional 247,500 shares of Common Stock for $495,000 and issued warrants to purchase 123,750 shares of common stock exercisable at $2.40. We accrued commissions of $59,400 and 27,900 warrants payable in connection with the sale of these shares to the placement agent. Additionally, we issued 60,000 shares of Common Stock to employees as compensation for a total value of $196,500.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with our consolidated financial statements and accompanying notes appearing elsewhere in this Prospectus. This discussion contains forward-looking statements, based upon our current expectations and related to future events and our future financial performance, that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors,” “Forward-Looking Statements,” and elsewhere in this Prospectus.

Overview

Our vision is to modernize the ammunition industry by bringing new technologies to market. We intend to do that through acquisition and application of intellectual property that is unique to the industry and through investing in manufacturing equipment and processes that enable us to compete globally.

When we began our operations in early 2017, our focus was to sell the inventory of ammunition we acquired through an asset purchase of a private company located in northern Arizona. The inventory consisted primarily of standard pistol and rifle rounds and two proprietary lines that had not received much traction in the market. We sold the remaining inventory at a discount during 2017 to help fund the development of our manufacturing operations. This accounted for the majority of our sales through the end of the third quarter of the calendar year of 2017.

With the prior inventory successfully sold and new products being produced, our next objective for the calendar year ending December 31, 2017 was to identify ammunition technologies unique to the industry that could be quickly implemented by our manufacturing team. We met with several organizations and projectile manufacturers looking for innovative products that could be used to establish us as a niche or high-end manufacturer for the recreational shooter, the American hunter, law enforcement, and military forces. Among the first of these technologies to meet our requirements was STREAK VISUAL AMMUNITION™, a one-way luminescent or OWL Technology application. We believe our STREAK VISUAL AMMUNITION™ line is the only non-incendiary tracer round in the ammunition market today. We secured the exclusive license to manufacture and sell the STREAK VISUAL AMMUNITION™ line of ammunition in 2017. We have filed for and received Trademark Protection for the STREAK VISUAL AMMUNITION™ product name from the United States Patent and Trademark Office (USPTO) on July 17, 2018 Additionally, we filed for Trademark Protection for the O.W.L. Technology TM product name on June 6, 2018.

We formally introduced the STREAK VISUAL AMMUNITION™ portfolio of calibers, along with our rebranded One Precise Shot (OPS) and Stelth subsonic line of suppression ammunition, to the general public at the SHOT Show in Las Vegas held in January 2018. This product introduction resulted in the opening of major retail outlets across the United States and attracted the attention of distributors in the international community. We believe this was a critical milestone in establishing us as a significant player in technology-based ammunition.

To help promote our new products, we hired new sales and marketing personnel in late 2017, and early 2018. We also augmented our Board of Directors to include professionals who could provide guidance for our teams through their prior experience in the industries we have targeted: commercial retail – focused on the gun or hunting enthusiast; US Law Enforcement; the US Military; and international markets for both military and law enforcement. Together this team has worked to open sales channels and distribution networks and capitalize on industry relationships to introduce our products to the influencers required to grow our sales.

During the summer of 2018, we also began conversations to acquire a small technology company named SW Kenetics Inc. SW Kenetics Inc. developed an innovative line of modular projectiles primarily geared toward tactical military operations. On July 6, 2018 we signed a letter of intent to purchase their company, as we believe their designs, coupled with our STREAK or O.W.L. Technology will position us to more aptly complete for military contracts. On September 27, 2018, we entered into a definitive agreement and plan of merger to acquire SW Kenetics Inc. for a total of up to $1,500,000 in cash and issue 1,700,002 restricted shares of the Company’s common stock. The agreement specifies that $1,250,000 of the cash is deferred pending completion of specific milestones and the 1,700,002 shares of common stock are subject to claw back provisions to ensure agreed upon objective are met. The acquisition was completed on October 5, 2018.

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On March 15, 2019, Enlight Group II, LLC, a wholly owned subsidiary of AMMO, Inc., completed its acquisition of selected assets of Jagemann Stamping Company’s ammunition casing, projectile manufacturing and sales operations pursuant to the terms of the Amended and Restated Asset Purchase Agreement dated March 14, 2019. In accordance with the terms of the Amended APA, Enlight Group II, LLC paid Jagemann Stamping Company a combination of $7,000,000 in cash, $10,400,000 delivered in the form of a Promissory Note, and 4,750,000 shares of AMMO, Inc. common stock.

This acquisition was a critical element in the Company’s long-term strategy as it secures its supply chain for these important components and creates a more competitive pricing structure that it can leverage across all its targeted markets. This also greatly enhances the Company’s plant capacity and technical expertise required for the further development of military grade projectiles.

Our Global Tactical Defense Division’s innovative line of match grade hard armor piercing incendiary (HAPI) rounds, branded as TAC-P™ precision tactical munitions, are the centerpiece of the Company’s strategy to address the unique needs the armed forces community demands are met by their equipment. Following AMMO’s acquisition of Jagemann Casings in March, the Company has aligned its manufacturing operations to support the large caliber demand from military personnel, such as the 12.7mm and .50 caliber BMG configurations.

The focus for our 2020 fiscal year is to continue to expand our brand presence into the markets identified above and continue to grow our sales within our targeted markets. We intend to do this through: establishing key strategic relationships, enrolling in government procurement programs, establishing relationships with leading law enforcement associations and programs, expanding distributor channels, and revitalized marketing campaigns.

We also intend to increase our product offerings through potential acquisitions that bring new technologies that provide solutions for United States Military requirements. Our first step in this process is the addition of equipment to support the manufacture of 50 caliber ammunition. Not only is there an increasing demand for quality ammunition in this category for military applications, it also has a growing demand from commercial markets, and gun enthusiasts.

Our addressable market includes the 2.6 million law enforcement officers around the world (800,000 domestically and 1.8 million internationally) who annually recertify with their firearms; 1.3 million enlisted personnel in the U.S. Armed Forces, and more than 30 million handgun owning households in the United States with later expansion to international markets for civilian purchasers which, based on industry statistics, represents addressable revenue of billions of dollars annually. Each of these markets has unique challenges or barriers to entry. We believe with the strategies we are developing, we will be well positioned to grow our future market share based on our commitment to innovation and meeting the changing needs and demographics of ammunition buyers.

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Results of Operations

Comparison for the three months ended June 30, 2019 and 2018

Results of Operations

Our financial results for the three months ended June 30, 2019 reflect our newly positioned organization. We believe that we have hired a strong team of professionals, developed innovative products, and continue to raise capital sufficient to establish our presence as a high-quality ammunition provider. Although we continue to focus on growing our top line revenue, and streamlining our operations, we did experience a decline in our gross profit margin for the three months ended June 30, 2019. This was the result of a significant increase in depreciation and amortization expenses related to the addition of assets from the acquisition of Jagemann Stamping Company’s ammunition casing, projectile manufacturing, and sales operations (“Jagemann Casings”), sales of products that carry lower margins, as well as increases to costs of raw materials and overhead.

The following table presents summarized financial information taken from our consolidated statements of operations for the three months ended June 30, 2019 compared with the three months ended June 30, 2018:

	For the Three Months Ending
	June 30, 2019	June 30, 2018
	(Unaudited)	(Unaudited)
Net Sales	$4,298,580	$1,250,028
Cost of Products Sold	4,951,796	1,105,456
Gross Margin	(653,216)	144,572
Sales, General & Administrative Expenses	2,994,125	1,923,901
Loss from Operations	(3,647,341)	(1,779,329)
Other income (expense)	(194,061)	(1,497)
Loss before provision for income taxes	$(3,841,402)	$(1,780,826)
Provision for income taxes	-	-
Net Loss	$(3,841,402)	$(1,780,826)

Net Sales

The following table shows our net sales by proprietary ammunition versus standard ammunition for the periods ended June 30, 2019 and June 30, 2018. “Proprietary Ammunition” include those lines of ammunition manufactured by our facilities that are sold under the brand names: STREAK VISUAL AMMUNITION™, One Precise Shot (OPS), Night Ops, Jeff Rann, and Stelth. We define “Standard Ammunition” as non-proprietary ammunition that directly competes with other brand manufacturers. The majority of our “Standard Ammunition” is manufactured within our facility and may also include completed ammunition that has been acquired in the open market for sale to others. Also included in this category is low cost target pistol and rifle ammunition, as well as bulk packaged ammunition manufactured by us using reprocessed brass casings. Ammunition within this product line typically carries much lower gross margins.

	For the Three Months Ending
	June 30, 2019	June 30, 2018
Proprietary Ammunition	$198,296	$725,915
Standard Ammunition	943,203	524,113
Ammunition Casings	3,157,081	-
Total Sales	$4,298,580	$1,250,028

Sales for the three months ended June 30, 2019 increased 244% or $3,048,552 over the three months ended June 30, 2018, respectively. This increase was the result of $3,157,081 of sales from our recently acquired casing operations, coupled with $419,090 of increased sales in bulk pistol and rifle ammunition, summarized in Standard Ammunition above and a decrease of $527,619 of sales of Proprietary Ammunition. Although Proprietary Ammunition sales decreased in the current period increased from the comparable periods, management expects the sales of Proprietary Ammunition to outpace the sales of our Standard Ammunition.

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We are focused on continuing to grow top line revenue quarter-over-quarter as we continue to further expand distribution into commercial markets, introduce new product lines, and initiate sales to U.S. law enforcement, military, and international markets.

We added ammunition casings to our product offerings at March 15, 2019 and expect the ammunition casing sales to be a significant part of our sales moving forward.

We also created through our acquisition of SWK, a new line of tactical precision ammunition, TAC-PTM, to meet the lethality requirements of both the US and foreign military customers. This line was formally launched at SHOT Show in Vegas, where our Global Tactical Defense Group demonstrated or presented the capability to more than 15 countries around the world.

It is important to note that, although U.S. Law Enforcement, military and international markets represent significant opportunities for our company, they also have a long sales cycle. Our Global Tactical Defense Division is currently working to establish distribution, both in the United States and abroad. To date, we have signed three U.S. distributors, covering 15 states, a sales representative to assist with U.S. Military sales, and are working to establish exclusive distribution in several countries approved by the U.S. State Department.

Sales outside of the United States require licenses and approval from the U.S. State Department, which could take six months to a year for processing. On April 16, 2019, we received renewal for our registration with the International Traffic in Arms Regulations (ITAR). This permits the Company to manufacture, broker, and export ammunition and other items covered under ITAR. Each transaction will be reviewed on a per order basis to comply with ITAR.

Cost of Goods Sold

Cost of goods sold increased by approximately $3.8 million for the three months ended June 30, 2019 compared with the three months ended June 30, 2018. This was the result of a significant increase to non-cash depreciation related to our newly acquired casing operations, expensing of increased labor, overhead, and raw materials used to produce finished product during 2019 as compared to 2018. Although sales increased, when comparing the three months ended June 30, 2019 to the three months ended June 30, 2018, they did not meet management’s expectations and did not allow us to cover a greater percentage of our fixed manufacturing costs, which include our non-cash amortization and depreciation expense. As a percentage of sales, cost of goods sold increased by 30.2% from 88.4% for the three months ended June 30, 2018 to 115.2% for the three months ended June 30, 2019.

Gross Margin

Our gross margin percentage decreased to -15.1% from 11.6% during the three months ended June 30, 2019 as compared to the same period in 2018. This was a result of the increased non-cash depreciation related to our recently acquired casing operations and a level of sales that did not allow us to cover a greater percentage of our fixed manufacturing costs, which include our non-cash amortization and depreciation expense.

Our production facility was designed to manufacture approximately 200 million rounds of ammunition a year, when fully staffed. To date, we are operating at a fraction of that volume, while maintaining equivalent quality systems, regulatory compliance, equipment and facility costs, as well as plant management.

We believe as we continue to grow sales through new markets and expanded distribution that our gross margins will also increase, as evidenced by the improvement over this time last year. Our goal in the next 12 to 24 months is to continue to improve our gross margins. This will be accomplished through the following:

●	Increased product sales, specifically of proprietary lines of ammunition, like the STREAK VISUAL AMMUNITION™, OPS, Stelth and now our TAC-P line, all of which carry higher margins as a percentage of their selling price;

●	Introduction of new lines of ammunition that historically carry higher margins in the consumer and government sectors;

●	Reduced component costs through acquisition our recent casing operation acquisition expansion of strategic relationships with component providers;

●	Expanded use of automation equipment that reduces the total labor required to assemble finished products

●	And, better leverage of our fixed costs through expanded production to support the sales objectives.

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Sales, General, and Administrative Expenses

During the three months ended June 30, 2019, our sales, general, and administrative expenses increased by approximately $1.1 million over the three months ended June 30, 2018, but decrease as a percentage of sales from 153.9% in 2018 to 69.7% in 2019. This increase in expenses was the result of non-cash amortization expense of $416,869 and increased payroll expense from our newly acquired casing operations and due to the expansion our sales and support team, stock compensation expense associated with issuance of our Common Stock in lieu of cash compensation for employees, newly appointed board members, and key consultants for the organization during the period, and trade show and marketing costs associated with introducing our new lines of ammunition. Sales, general and administrative expenses for 2019 included noncash stock compensation of approximately $735,000. We also experienced increases as a result of new investor and public relations programs, and professional fees associated with our acquisition activity, our public filings, and our efforts to uplist the Company from the OTC to a national exchange. We expect to see administrative expenditures decrease as a percentage of sales in the 2020 fiscal year, as we leverage our work force and expand our sales opportunities.

Interest and other Expenses

For the three months ended June 30, 2019, interest expenses increased by $192,564 compared with the comparable three months in 2018. The increase was a result of $29,143 of non-cash interest expense and debt discount amortization related to the Convertible Promissory Notes, $56,065 of non-cash interest expense related to the recognition of Right of Use assets and Lease Liabilities, and $85,208 of accrued interest expense in connection with related party note payables.

Net Loss

As a result of higher production, selling, and payroll expenses, we ended the three month period ended June 30, 2019 with a net loss of approximately $3.8 million compared with a net loss of approximately $1.8 million for the three month period ended June 30, 2018.

Our goal is to continue to improve our operating results as we focus on increasing sales and controlling our operating expenses.

Comparison for the year ended March 31, 2019 compared to the twelve months ended March 31, 2018

The Company changed its fiscal year end from December 31 to March 31, effective March 31, 2018. Accordingly, the following presentation and discussion of the audited result of operations for the year ended March 31, 2019, compares the unaudited results of operations for the year ended March 31, 2018 to allow comparable analysis and discussion of results of operations from year to year.

Our financial results for year ended March 31, 2019 reflect our newly positioned organization. We believe that we have hired a strong team of professionals, developed innovative products, and continue to raise capital sufficient to establish our presence as a high-quality ammunition provider. Although we continue to focus on growing our top line revenue, and streamlining our operations, we did experience a decline in our gross profit margin for the year ended March 31, 2019. This was the result of expenses related to new equipment installations, as well as increases to costs of raw materials and overhead.

The following table presents summarized financial information taken from our consolidated statements of operations for the year ended March 31, 2019 compared with the year ended March 31, 2018:

	For the Year Ended		Increase (Decrease)
	March 31, 2019	March 31, 2018	Amount
		(Unaudited)
Net Sales
Ammunition Sales	$3,985,574	$2,601,765	$1,383,809
Casing Sales	580,078	-	580,078
Cost of Products Sold	4,795,346	2,504,767	2,290,579
Gross Margin	(229,694)	96,998	(326,692)
Sales, General & Administrative Expenses	8,750,964	5,199,290	3,551,674
Loss from Operations	(8,980,658)	(5,102,292)	(3,878,366)
Other income (expense)
Other income (expense)	(2,728,754)	(1,386,407)	(1,342,347)
Loss before provision for income taxes	$(11,709,412)	$(6,488,699)	$(5,220,713)
Provision for income taxes	-	-
Net Loss	$(11,709,412)	$(6,488,699)	$(5,220,713)

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Net Sales

The following table shows our net sales by proprietary ammunition versus standard ammunition for the years ended March 31, 3019 and March 31, 2018, respectively. “Proprietary Ammunition” include those lines of ammunition manufactured by our facilities that are sold under the brand names: STREAK VISUAL AMMUNITION™, One Precise Shot (OPS), Night Ops, Jeff Rann, and Stelth. We define “Standard Ammunition” as non-proprietary ammunition that directly competes with other brand manufacturers. The majority of our “Standard Ammunition” is manufactured within our facility and may also include completed ammunition that has been acquired in the open market for sale to others. Also included in this category is low cost target pistol and rifle ammunition, as well as bulk packaged ammunition manufactured by us using reprocessed brass casings. Ammunition within this product line typically carries much lower gross margins. “Ammunition Casings” includes our brass casings that are sold under our Jagemann Munition Components subsidiary. Our ammunition casings range from pistol ammunition casings to large rifle ammunition casings.

	For the Year Ended
	March 31, 2019	March 31, 2018
		(Unaudited)
Proprietary Ammunition	$2,585,768	$817,347
Standard Ammunition	1,399,806	1,784,418
Ammunition Casings	580,078	-
Total Sales	$4,565,652	$2,601,765

Sales for the year ended March 31, 2019 increased 75% or $1,963,887 over the year ended March 31, 2018. This increase was the result of $1,768,421 in additional sales of our proprietary lines of ammunition through retail and online sales programs, coupled with the addition of our Ammunition Casing sales of $580,078, a decrease of $384,612 in sales in bulk pistol and rifle ammunition, summarized in Standard Ammunition above and a full year of operations. Management expects the sales of line of proprietary ammunition to continue to outpace the sales from the standard line of ammunition.

The increase in our proprietary line was primarily associated with sales of the STREAK VISUAL AMMUNITION™ suite of products, as well as our One Precise Shot (OPS) line of ammunition. Our standard ammunition decreased as a result of the increase in sale of our proprietary ammunition.

We are focused on continuing to grow top line revenue quarter-over-quarter as we continue to further expand distribution into commercial markets, introduce new product lines, and initiate sales to U.S. law enforcement, military, and international markets.

We added ammunition casings to our product offerings at March 15, 2019 year and expect the ammunition casing sales to be a significant part of our sales moving forward.

We also created through our acquisition of SWK, a new line of tactical precision ammunition, TAC-PTM, to meet the lethality requirements of both the US and foreign military customers. This line was formally launched at SHOT Show in Vegas, where our Global Tactical Defense Group demonstrated or presented the capability to more than 15 countries around the world.

It is important to note that, although U.S. Law Enforcement, military and international markets represent significant opportunities for our company, they also have a long sales cycle. Our Global Tactical Defense Division is currently working to establish distribution, both in the United States and abroad. To date, we have signed three U.S. distributors, covering 15 states, a sales representative to assist with U.S. Military sales, and are working to establish exclusive distribution in several countries approved by the U.S. State Department.

Sales outside of the United States require licenses and approval from the U.S. State Department, which could take six months to a year for processing. On April 16, 2019, we received renewal for our registration with the International Traffic in Arms Regulations (ITAR). This permits the Company to manufacture, broker, and export ammunition and other items covered under ITAR. Each transaction will be reviewed on a per order basis to comply with ITAR.

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Cost of Goods Sold

Cost of goods sold increased by approximately $2.3 million for the year ended March 31, 2019 compared with the year ended March 31, 2018. This was the result of higher sales for the period and the expensing of increased labor, overhead, raw materials used to produce finished product during the period, and the addition of our ammunition casing operations through our recent acquisition. This increase is also the result of a full year of operation in 2019 compared with the year ended March 31, 2018 when our operations were beginning. Although sales increased, when comparing the year ended March 31, 2019 to the year ended March 31, 2018, they did not meet management’s expectations and did not allow us to cover a greater percentage of our fixed manufacturing costs, which include our non-cash amortization and depreciation expense. As a percentage of sales, cost of goods sold increased by 9.1% from 96.3% for the three months ended March 31, 2018 to 105.0% for the year ended March 31, 2019.

Gross Margin

Our gross margin percentage was -5.0% during the year ended March 31, 2019 compared with 3.7% for the year ended March 31, 2018. Although sales increased, when comparing the years ended March 31, 2019 to 2018, they did not meet management’s expectations and did not allow us to cover a greater percentage of our fixed manufacturing costs, which include our non-cash amortization and depreciation expense.

Our production facility was designed to manufacture approximately 200 million rounds of ammunition a year, when fully staffed. To date, we are operating at a fraction of that volume, while maintaining equivalent: quality systems, regulatory compliance, equipment and facility costs, as well as plant management.

We believe as we continue to grow sales through new markets and expanded distribution that our gross margins will also increase, as evidenced by the improvement over this time last year. Our goal in the next 12 to 24 months is to continue to improve our gross margins. This will be accomplished through the following:

●	Increased product sales, specifically of proprietary lines of ammunition, like the STREAK VISUAL AMMUNITION™, OPS, Stelth and now our TAC-P line, all of which carry higher margins as a percentage of their selling price;

●	Introduction of new lines of ammunition that historically carry higher margins in the consumer and government sectors;

●	Reduced component costs through expansion of strategic relationships with component providers;

●	And, better leverage of our fixed costs through expanded production to support the sales objectives.

Sales, General, and Administrative Expenses

During the year ended March 31, 2019, our sales, general, and administrative expenses increased by approximately $3.5 million over the year ended March 31, 2018. This increase was the result of a full year of accelerated operations, increased payroll expense as we expanded our sales and support team, stock compensation expense associated with issuance of our Common Stock in lieu of cash compensation for employees, newly appointed board members, and key consultants for the organization during the period, and trade show and marketing costs associated with introducing our new lines of ammunition. Sales, general and administrative expenses for 2019 included noncash stock compensation of approximately $1.9 million. We also experienced increases as a result of new investor and public relations programs, and professional fees associated with our acquisition activity, our public filings, and our efforts to uplist the Company from the OTC to a national exchange. We expect to see administrative expenditures decrease as a percentage of sales in the 2020 fiscal year, as we leverage our work force and expand our sales opportunities.

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Interest and other Expenses

For the year ended period ended March 31, 2019, interest and other expenses increased by $1,342,347 compared with the year ended March 31, 2018. This increase was mostly due to a write down of the consideration in connection with the recent acquisition of Jagemann Casings of $2,118,154, debt discount amortization of $151,856, and noncash interest expense of $424,091 related to the Convertible Promissory Notes.

Net Loss

As a result of higher production, selling, and payroll expenses, we ended the year ended March 31, 2019 with a net loss of approximately $11.7 million compared with a net loss of $6.5 million for the year ended March 31, 2018.

Our goal is to continue to improve our operating results as we focus on increasing sales and controlling our operating expenses. We also expect to see reductions in our materials costs as we now control our supply of brass casings. Additionally, we expect to reduce our direct labor expense by reducing handling and manual inspection operations as continue to automate our manufacturing process.

Liquidity and Capital Resources

As of June 30, 2019, we had $538,983 of cash and cash equivalents, a decrease of $1,642,263 from March 31, 2019.

Working Capital is summarized and compared as follows:

	June 30, 2019	March 31, 2019	March 31, 2018
Current assets	$9,846,714	$8,626,870	$8,323,045
Current liabilities	14,766,073	2,982,375	1,120,582
	$(4,919,359)	$5,644,495	$7,202,463

Changes in cash flows are summarized as follows:

	For the Year Ended March 31,	For the Year Ended March 31,
	2019	2018
		(Unaudited)
Cash flows from operating activities	(7,294,207)	(4,792,639)
Cash flows from investing activities	(9,541,907)	(975,352)
Cash flows from financing activities	14,635,717	10,049,499

Net increase in cash	(2,200,397)	4,281,508
Cash, beginning of period	4,381,643	100,135
Cash, end of period	2,181,246	4,381,643

Operating Activities

For the three months ended June 30, 2019, net cash used in operations totaled $1,747,481. This was primarily the result of a net loss of $3,841,402, increases in our period end accounts receivable and inventories of $1,628,595 and $780,524, respectively, and increases to our accounts payable and accrued liabilities of $2,651,692. The cash used in operations were partially offset by the benefit of non-cash expenses for depreciation and amortization of $1,068,431, employee stock compensation of $333,250, stock issued for services of $200,000, and stock grants totaling $201,512.

For the three-month period ended June 30, 2018, net cash used in operations totaled $1,774,419. This was the result of a net loss of $1,780,826, increases in our period end inventory of $718,232, a $164,157 decrease in accounts payable and accrued liabilities, and increases in deposits of $132,178, much of which was used for equipment and marketing endcaps. The cash used in operations were partially offset by a reduction in accounts receivable, and the benefit of non-cash expenses for depreciation and amortization of $88,692, employee stock compensation of $319,375, and stock grants totaling $111,402.

For the year ended March 31, 2019, net cash used in operations totaled $7,294,207. This was the result of a net loss of $11,709,412 and increases in our inventory of $2,367,591 and accounts receivable of $131,113.

The cash used in operations was partially offset by non-cash items and changes in operating assets and liabilities, which included, a loss recorded on the purchase of Jagemann Casings of $2,118,154 stock issued for compensation of $1,172,974, stock grants of $703,030, a $1,483,168 increase in accounts payable and accrued liabilities, a $215,489 increase in our prepaid expenses, a $106,320 increase in allowance for doubtful accounts, depreciation and amortization of $599,863, and warrants for the conversion of promissory notes valued at $358,800.

For the comparable year ended March 31, 2018, net cash used in operations totaled $4,792,639. This was the result of a net loss of $6,488,699 and increases in our accounts receivable of $1,207,743, and inventory of $776,135.

The cash used in operations was partially offset by non-cash items and changes in operating assets and liabilities, which included a loss on vendor notes receivable foreclosure of $1,279,921, stock issued for services of $330,625, stock issued for compensation of $642,624, stock grants of $106,563, a $556,527 increase in accounts payable and accrued liabilities, a $274,368 increase in our prepaid expenses, and depreciation and amortization of $209,775.

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Investing Activities

During the three months ended June 30, 2019, we used $250,449 in net cash for investing activities compared with $566,354 for the comparable period in 2018. The $250,449 of cash used to purchase fixed assets such as new production equipment and leasehold improvements to expand production at our Payson, Arizona manufacturing facility, to acquire end cap displays for the sale of our product at retailers.

During the three-month period ended June 30, 2018, we used $566,364 in net cash for investing activities. The $566,364 was used to purchase fixed assets such as equipment and leasehold improvements to increase production at our Payson, Arizona manufacturing facility, and end caps displays for the sale of our product at retailers.

During the year ended March 31, 2019, we used $9,541,907 in net cash for investing activities. Of the total cash used for investing activities, $7,000,000 was used in connection with the acquisition of the ammunition casing division of Jagemann Stamping Company, $2,291,906 was used to purchase fixed assets such as new production equipment and leasehold improvements to expand production at our Payson, Arizona manufacturing facility and Scottsdale, Arizona corporate offices, and to acquire end cap displays for the sale of our product at retailers. The remaining $250,000 was used as consideration for acquiring SW Kenetics Inc.

During the comparable year ended March 31, 2018, we used $975,352 in net cash for investing activities. Of this total, $200,000 was used to purchase an exclusive worldwide license to manufacture and sell our STREAK VISUAL AMMUNITION™ technology. This patented technology, trade named “STREAK VISUAL AMMUNITION”, uses a non-flammable phosphor material that produces a glow by the use of light emitted during the round discharge. We believe this technology, applicable to all calibers of ammunition, will be a game changer for the industry moving forward. Additionally, we used $775,352 to purchase equipment to increase production at our Payson Arizona manufacturing facility.

Financing Activities

We financed our operations primarily from the issuance of equity instruments. During the three months ended June 30, 2019, net cash provided by financing activities was $355,667. This was the net effect of $1,797,100 generated from the sale of Common Stock, net of cash payments of $189,567 in conjunction with the Unit offerings. Additionally, $375,000 of cash was generated from the issuance of a related party note payable, These increases to our financing activities were offset by payment of $1,500,000 on the related party note to Jagemann Stamping Company, $76,866 toward our insurance premium note payable and a $50,000 payment of our Contingent Consideration Payable.

We financed our operations primarily from the issuance of equity instruments. During the three-month period ended June 30, 2018, net cash provided by financing activities was $5,025,662. This was the net effect of $3,247,030 generated from the sale of Common Stock, $2,354,125 from the exercise of warrants, net of cash payments of $545,359 to our investment banker in conjunction with the Unit offering, as well as a payment of $30,134 toward our insurance premium note payable.

We finance our operations primarily from the issuance of equity and debt instruments. During the year ended March 31, 2019, net cash provided by financing activities was $14,635,717. This was the net effect of $10,903,930 generated from the sale of Common Stock, $4,767,625 from the exercise of warrants, $1,534,000 from the issuance of Convertible Promissory notes, net of cash payments of $1,704,653 in conjunction with the unit and debt offerings, and a payment $500,000 on the Promissory Note in connection with the acquisition of the casing division of Jagemann Stamping Company. These sales of our securities were offset by payment of $191,275 toward our insurance premium note payable, $124,000 for the purchase of Common Stock and a $50,000 payment of our Contingent Consideration Payable.

During the comparable year ended March 31, 2018, net cash provided by financing activities was $10,049,499. This was the net effect of $13,951,449 generated from the sale of Common Stock included in Units coupled with the collection of a prior year subscription receivable of $172,500, offset by the reduction of notes payable totaling $1,575,000, cash payments of $1,299,961 made to our investment banker in conjunction with the unit offering, the issuance of shares of Common Stock to our founders totaling $99,355, and the payment of $202,134 toward our insurance premium note payable.

Liquidity and Capital Resources

Existing working capital, cash flow from operations, bank borrowings, and sales of equity and debt securities are expected to be adequate to fund our operations over the next 12 months. Generally, we have financed operations to date through the proceeds of stock sales, bank financings, and related-party notes.

We believe financing will be available, both through conventional financing relationships and through the continued sales of our Common Stock. However, there is no assurance that such funding will be available on terms acceptable to us or at all. We believe that our current cash on hand, coupled with alternative sources of funding will be sufficient to satisfy our currently anticipated cash requirements, including capital expenditures, working capital requirements, potential acquisitions and other liquidity requirements through at least the next 12 months.

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Contractual Obligations

As part of the acquisition of our business, we assumed a triple-net operating lease for our 20,000 square foot manufacturing facility located in Payson, Arizona. The terms of the lease provide for a monthly payment of approximately $10,000, which includes an estimate for utilities, taxes, and repairs. This lease expires in November 2021.

We believe this facility will be adequate to meet our needs in the near future. However, we are making plans to expand the building footprint to accommodate additional automation equipment. We intend to pay for these improvements from working capital and will amortize the costs over the remaining lease period.

The following table outlines our future contractual financial obligations associated with this lease by fiscal period in which payment is expected, as of June 30, 2019:

	2020	2021	2022	Total
Payson Lease	$90,000	$120,000	$80,000	$290,000

On October 16, 2018, we entered into a triple-net operating lease for approximately 21,000 square feet of office and warehousing space to be located at 7681 East Gray Road, Scottsdale, Arizona. The initial term of the of the Lease expires on December 31, 2023. The terms of the lease provide for a monthly payment of approximately $17,702, which will increase by approximately 4.4% each year.

The following table outlines our future contractual financial obligations associated with this lease by fiscal period in which payment is expected, as of June 30, 2019:

	2020	2021	2022	2023	2024	Total
Scottsdale Lease	$163,485	$226,587	$236,583	$246,580	$147,240	$1,020,475

On March 14, 2019, we entered into a lease for our 50,000 square foot ammunition casing manufacturing facility located in Manitowoc, Wisconsin. The terms of the lease provide for a monthly payment of approximately $32,844. The lease expires in March of 2026 and can be renewed every three years thereafter.

The following table outlines our future contractual financial obligations associated with this lease by fiscal period in which payment is expected, as of June 30, 2019:

	2020	2021	2022	2023	2024	2025	2026	Total
Manitowoc Lease	$295,596	$394,128	$394,128	$394,128	$394,128	$394,128	$394,128	$2,660,364

In connection with the acquisition of SW Kenectics, Inc. The agreement specifies that $1,250,000 of consideration is deferred pending the completion of specific milestones. On December 13, 2018, the Company made a $50,000 payment to SW Kenetics, Inc. in connection with the completion of a milestone. The $50,000 payment reduced the Contingent Consideration Payable. As a result of the deferral of consideration pending the completion of specific milestones, the Company has estimated the timing of the future obligations.

The following table outlines our future contractual financial obligations associated with this contingent consideration payable by fiscal period in which payments is expected as of June 30, 2019:

	2020	2021
Contingent Consideration Payable	$250,000	$900,000

In connection with the acquisition of the casing division of Jagemann Stamping Company, a promissory note was executed. The promissory note, under which $500,000 was paid on March 25, 2019 using funds raised for the acquisition, had a remaining balance at March 31, 2019 of $9,900,000. On April 30, 2019, the original due date of the note was subsequently extended to April 1, 2020. The note bears interest per annum at approximately 4.6% payable in arrears monthly until October 1, 2019 when the interest rate increases to 9% per annum payable monthly until principal and accrued interest are paid in full. In May of 2019, the Company paid $1,500,000 on the balance of the Note. As of June 30, 2019, we accrued interest of $127,036 related to the note.

The following table outlines our future contractual financial obligations associated with this note by fiscal period in which payments is expected as of June 30, 2019:

	2020	2021
Note Payable Related Party	$-	$8,400,000

Off-Balance Sheet Arrangements

As of June 30, 2019, March 31, 2019, March 31, 2018, and December 31, 2017, we did not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, net sales, expenses, results of operations, liquidity capital expenditures, or capital resources.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operation are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounted of assets, liabilities, revenues, and expenses. We have identified several accounting principles that we believe are key to the understanding of our financial statements. These important accounting policies require our most difficult subjective judgements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affected the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Inventory

We state inventories at the lower of cost and net realizable value. We determine cost by using the weighted-average cost of raw materials method, which approximates the first-in, first-out method and includes allocations of manufacturing labor and overhead. We make provisions when necessary, to reduce excess, potential damaged or obsolete inventories. These provisions are based on our best estimates. At June 30, 2019, March 31, 2019, March 31, 2018, and December 31, 2017, we conducted a full analysis of inventory on hand and expensed all inventory not currently in use, or for which there was no future demand.

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Research and Development

To date, we have expensed all costs associated with developing our product specifications, manufacturing procedures, and products through our cost of products sold, as this work was done by the same employees who produced the finished product. We anticipate that it may become necessary to reclassify research and development costs into our operating expenditures for reporting purposes as we begin to develop new technologies and lines of ammunition.

Revenue Recognition

We generate revenue from the production and sale of ammunition. We recognize revenue according to ASC 606. When the customer obtains control over the promised goods or services, we record revenue in the amount of consideration that we can expect to receive in exchange for those goods and services. The Company applies the following five-step model to determine revenue recognition:

●	Identification of a contract with a customer
●	Identification of the performance obligations in the contact
●	determination of the transaction price
●	allocation of the transaction price to the separate performance allocation
●	recognition of revenue when performance obligations are satisfied

The Company only applies the five-step model when it is probable that the Company will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception and once the contract is determined to be within the scope of ASC 606, we assess the goods or services promised within each contract and determines those that are performance obligations, and assesses whether each promised good or service is distinct. If a contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. Our contracts contain a single performance obligation and the entire transaction price is allocated to the single performance obligation. We recognize as revenues the amount of the transaction price that is allocated to the respective performance obligation when the performance obligation is satisfied or as it is satisfied. Accordingly, we recognize revenues (net) when the customer obtains control of the Company’s product, which typically occurs upon shipment of the product.

Excise Tax

As a result of regulations imposed by the Federal Government for sales of ammunition to non-government U.S. entities, we charge and collect an 11% excise tax for all products sold into these channels. During the three months ended June 30, 2019, and the three month period ended June 30, 2018, we recognized $114,285 and $131,339, respectively, in excise taxes. During the year ended March 31, 2019, the three months ended March 31, 2018, and the year ended December 31, 2017 we collected and remitted $406,255, $194,003, and $132,294 respectively, in excise taxes. For ease in selling to commercial markets, excise tax is included in our unit price for the products sold. We record this through net sales and expense the offsetting tax liability to cost of goods sold.

Fair Value of Financial Instruments

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to us as of June 30, 2019, March 31, 2019, March 31, 2018 and December 31, 2017. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair value. These financial instruments include cash, accounts payable, and amounts due to related parties. Fair values were assumed to approximate carrying values because they are short term in nature and their carrying amounts approximate fair values or they are payable on demand.

Income Taxes

We follow ASC subtopic 740-10, “Accounting for Income Taxes”) for recording the provision for income taxes. ASC 740-10 requires the use of the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggest that is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

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Stock-Based Compensation

We grant stock-based compensation to key employees and directors as a means of attracting and retaining highly qualified personnel. We also grant stock in lieu of cash compensation for key consultants and service providers. We recognize expense related to stock-based payment transactions in which we receive employee or non-employee services in exchange for equity. We measure stock compensation based on the closing fair market value of our Common Stock on the date of grant.

In addition to our base of employees, we also use the services of several contract personnel and other professionals on an “as needed basis”. We plan to continue to use consultants, legal and patent attorneys, engineers and accountants as necessary. We may also expand our staff to support the market roll out of our products to both the commercial and government related organizations. A portion of any key employee compensation likely would include direct stock grants, which would dilute the ownership interest of holders of existing shares of our Common Stock.

Expected purchase or sale of plant and significant equipment

We anticipate investing significant resources in the purchase equipment and ammunition technologies in the coming months as we scale production operations throughout the fiscal year of 2020. These purchases will be funded through working capital, the sale of our common stock, convertible debt, and bank financing. We believe these additions will significantly improve our plant capacity and reduce our cost per unit sold.

BUSINESS

Products

We design, produce, and sell ammunition and ammunition components in a variety types, sizes, and calibers for use in handguns and long guns. We ship our ammunition in the form of cartridges (or rounds), and also ammunition casings. A cartridge consists of four components: a case made of brass, steel, or copper that holds together all the other components of the cartridge; the primer, which is an explosive chemical compound that ignites the gunpowder when struck by the firing pin; the gun powder, which is a chemical mixture that burns rapidly and creates an expanding gas when ignited and pushes the bullet out the barrel; and the bullet, or projectile, usually containing lead that is fired through the barrel to strike the target. Some of the bullets we produce for certain applications have a jacket, or outer shell, of brass or copper to improve performance and accuracy. We typically produce centerfire cartridges in which the primer is in the bottom, or center of the cartridge, rather than rimfire cartridges in which the primer is in the rim of the cartridge. Through our recent acquisition of Jagemann Casings we now offer ammunition casings for pistol ammunition through large rifle ammunition.

STREAK Visual Ammunition

STREAK VISUAL AMMUNITION™ enables shooters to see the path of the bullets fired by them. STREAK VISUAL AMMUNITION™ rounds utilize non-flammable phosphor material that produces a glow by the utilization of the light emitted during the round discharge to make STREAK VISUAL AMMUNITION™ glow. The luminescent material is applied only to the aft end of the projectile, making it visible only to the shooter and those within a 30-degree viewing window. As a result, the glow of STREAK VISUAL AMMUNITION™ is not visible to the target unlike conventional tracers, which we believe is important to the military and law enforcement. Unlike conventional tracer ammunition, STREAK VISUAL AMMUNITION™ rounds are not incendiary and do not utilize burning metals to generate light, thereby eliminating heat generation and making them safer for use in various environments and avoiding serious fire hazards. STREAK VISUAL AMMUNITION™ comes in 380 auto, 9 mm, 40 S&W, 44 magnum, 45 long colt, and 38 special among other calibers.

We hold the exclusive worldwide sales and distribution rights for the patented technology used by our STREAK VISUAL AMMUNITION™ and pay a royalty based on our product sales incorporating this technology.

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OPS – One Precise Shot

OPS ammunition is designed to meet a wide variety of demanding engagement scenarios experienced by law enforcement personnel in the line of duty. The hollow point lead-free fragile bullet with hard outer casing and frangible copper core transfers 100% of its energy into the target. These bullets penetrate a variety of barriers, such as drywall, plywood, car doors, and auto glass. Upon entering soft tissue, the jacket and core separate with extensive force of impact, resulting in mass force trauma. The light weight projectile reduces recoil and enhances accuracy. OPS ammunition comes in 9 mm, 40 S&W, 45 auto calibers and a 223 rifle round.

Stelth Subsonic Ammunition

Stelth Subsonic ammunition is designed specifically for superior performance in suppressed firearms. Stelth ammunition finds applications in which silence is paramount, such as in tactical training, predator night hunts, and clandestine operations. The Stelth ammunition is produced to be a clean burning total metal jacket round to slow baffle corrosion and reduce lead emissions that collect in the suppressor body. Stelth pistol ammunition comes in 9mm, 40 S&W, and 45 AC3. It is also available in a 223 rifle round.

Jesse James Ammunition

Jesse James ammunition is jacketed hollow point projectiles designed for self-defense. The load specific development is designed to ensure accuracy, velocity, and consistency and a low recoil. Jesse James ammunition comes in 9mm, 40 S&W, 10mm, 357, 45 auto calibers.

Jeff Rann’s American Hunter and Safari Services

Jeff Rann’s ammunition is intended for a complete range of game hunting. This high-end hunting ammunition has been designed by Jeff Rann, a well-known professional hunter and sports channel host and the owner of the well-known 777 Ranch in Texas and three ranches in Africa.

TAC-P Ammunition

Our Global Tactical Defense Division’s line of match grade hard armor piercing incendiary (HAPI) rounds, branded as TAC-P™ precision tactical munitions, are the centerpiece of the Company’s strategy to address the unique needs the armed forces community demands. This ammunition was designed around a match grade portfolio of projectiles, that include a solid copper boat tail and armor piercing configuration. The distinction between these rounds and other sold, is that the manufacturing process was engineered to ensure extremely tight tolerances between each projectile manufactured, ensuring for the end user that the ballistic trajectory remains consistent between rounds without regard to the actual configuration or round fired. Our TAC-P line is also available with our patented one-way luminescent or O.W.L. Technology™. Following AMMO’s acquisition of Jagemann Casings in March, the Company has aligned its manufacturing operations to support the large caliber demand from military personnel, such as the 12.7 mm and .50 caliber BMG configurations.

Ammunition Casings – Jagemann Munition Components

Through our recently acquired subsidiary, Jagemann Munition Components, we now offer ammunition casings for pistol ammunition through large rifle ammunition. Jagemann™ is backed by decades of manufacturing experience that allows the production of high-quality pistol brass and rifle brass components. Borne from the automotive industry and refined over time to deliver durable and consistent sporting components, Jagemann™ Casings, has become one of the largest brass manufacturers in the country, with the capacity to produce more than 300 million pieces of brass each year. Proud of its American-made components and capabilities, the Company now has complete control over the manufacturing process. This results in a number of advantages when it comes to the brass that leaves our state-of-the-art facility.

Marketing

We market our products to consumers through distributors, dealers, mass market and specialty retailers, and direct to consumer through e-commerce. We maintain consumer-focused product marketing and promotional campaigns, which include print and digital advertising campaigns; social and electronic media; product demonstrations; point-of-sales materials; in-store training, and in-store retail merchandising. Our use of social media includes Instagram, Facebook, Twitter, and You Tube. We also utilize third-party endorsements, social influencers, and brand ambassadors, such as Jesse James, and Jeff Rann.

Manufacturing

We conduct our research and development, manufacturing, assembly, inspection, and packaging operations in a 20,000 square foot facility located in Payson, Arizona. The facility currently produces 36 million rounds of ammunition annually with the capacity to scale to 200 million rounds. Our in-house testing operation at the facility is intended to enhance the performance and reliability of our products.

Our ammunition casing research and development, manufacturing, and inspection operations take place in a 45,000 square foot facility located in Manitowoc, Wisconsin. The facility can currently produce 300 million cases annually with ability to scale. Our inspection process is intended to enhance the performance and reliability of our products.

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Research and Development

We conduct research and development activities to enhance existing products and develop new products at our facilities in Payson, Arizona, Scottsdale, Arizona and Manitowoc, Wisconsin, utilizing our personnel and strategic relationships. We have recently expanded our research and development activity at our Scottsdale facility. We expense all costs associated with our research and development efforts through either our cost of goods sold, as they are performed by the same employees who produce our finished product, or through or general and administrative expenses if the product has not been brought to market.

Suppliers

We purchase certain of the raw materials and components for our ammunition products, including brass, steel, or copper casings; ammunition primers to ignite gun powder; gun powder; and projectiles. We believe we have reliable sources of supply for all our raw material and component needs, but from time to time raw materials and components are subject to shortages and price increases. Most of our suppliers are U.S.-based and provide us the materials and components at competitive rates. We recently secured our supply of ammunition casings through our acquisition of Jagemann Casings. We plan to broaden our supplier base and secure multiple sources for all the raw materials and components we require.

Customers

We sell our products through “Big Box” retailers, manufacturers, local ammunition stores, and shooting range operators. We also sell direct to customers online. Our consumers include sport and recreational shooters, hunters, competitive shooters, individuals desiring home and personal protection, manufacturers, and law enforcement and military agencies, and selected international markets. We distribute our products under five primary product lines: Jeff Rann, OPS, Stelth, STREAK VISUAL AMMUNITION™, and Jagemann Munition Components ammunition casings. Three customers accounted for approximately 54% of our sales for the year ended March 31, 2019, three customers account for 68% of our net sales for the three-month period ended March 31, 2018, and one customer accounted for approximately 58% of our net sales for the year ended December 31, 2017. Quarter to quarter comparisons are not uniform, for example for the three month ended March 31, 2019, three customers for that period accounted for 60% of our total sales, and, for the three months ended June 30, 2019, two customers for the period accounted for 36% of our respective total sales.

Competition

The ammunition and ammunition casing industry is dominated by a small number of companies, a number of which are divisions of large public companies. We compete primarily on the quality, reliability, features, performance, brand awareness, and price of our products. Our primary competitors include Federal Premium Ammunition, Remington Arms, the Winchester Ammunition division of Olin Corporation, and various smaller manufacturers and suppliers, including Black-Hills Ammunition, CBC Group, Fiocchi Ammunition, Hornady Manufacturing Company, PMC, Rio Ammunition, and Wolf.

Employees

As of September 18, 2019, we had a total of 81 employees, including three part-time employees. Of these employees, 57 were engaged in manufacturing, eight in sales and marketing, four in finance and accounting, three in research and development and nine in various executive and administrative functions. None of our employees are represented by a union in collective bargaining with us. We believe that our employee relations are good.

Seasonality

Our business has not exhibited a material degree of seasonality to date. Our net sales could be moderately higher in our third and fourth fiscal quarters because of the fall hunting and holiday seasons.

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Intellectual Property

We believe our tradenames, trademarks, and service markets are important factors in distinguishing our products. In addition, we regard our trade secrets, technological resources, knowhow, licensing arrangements, and endorsements as important competitive factors.

Included in an acquisition for 600,000 shares of our Common Stock and $200,000 paid in cash to the former license holder, we acquired the exclusive license to produce ammunition using the patented “hybrid luminescence technology” owned by the University of Louisiana at Lafayette through October 29, 2028. We use that technology in connection with our STREAK VISUAL AMMUNITION™.

We are a party to a license agreement with Jesse James, a well-known motorcycle designer, and Jesse James Firearms, LLC, a Texas limited liability company, or JJF. The licensing agreement grants us the exclusive worldwide rights through October 15, 2021 to Mr. James’ image rights and all trademarks associated with him in connection with the marketing, promotion, advertising, sale, and commercial exploitation of Jesse James Branded Products. In addition, Mr. James agreed to make himself available for certain promotional activities and to promote Jesse James Branded Products through his own social media outlets. We agreed to pay Mr. James royalty fees on the sale of ammunition and non-ammunition Branded Products and to reimburse him for any out-of-pocket expenses and reasonable travel expenses. We also issued 100,000 shares of our Common Stock upon the execution of the license agreement with the potential issuance of up to 75,000 additional shares of Common stock upon achieving certain gross sales with $15 million in gross sales required to earn the entire 75,000 shares.

We are a party to a license agreement with Jeff Rann, a well-known wild game hunter and spokesman for the firearm and ammunition industries. The license agreement grants for us through February 2022 the exclusive worldwide rights to Mr. Rann’s image rights and trademarks associated with him in connection with the marketing, promotion, advertising, sale, and commercial exploitation of all Jeff Rann Branded Products. Mr. Rann agreed to make himself available for certain promotional activities and to promote the Branded Products through his own social media outlets. We agreed to pay Mr. Rann royalty fees on the sale of ammunition and non-ammunition Branded Products and to reimburse him for any out-of-pocket expenses and reasonable travel expenses. We also issued 100,000 shares of our Common Stock upon the execution of the license agreement with the potential issuance of 75,000 additional shares of Common Stock upon achieving certain gross sales with $15 million in gross sales required to earn the entire 75,000 shares.

Through our acquisition of SW Kenectics, Inc., we acquired the rights to a patent for modular projectiles. This technology is used in connection with our TAC-P line of ammunition. The Company acquired SW Kenectics, Inc. for a total of up to $1,500,000 in cash and issued 1,700,002 restricted shares of the Company’s common stock. The agreement specifies that $1,250,000 of the cash is deferred pending completion of specific milestones and the 1,700,002 shares of common stock are subject to claw back provisions to ensure agreed upon objective are met. The patent will be amortized over 15 years.

Included in the acquisition of Jagemann Stamping Company’s casing division for $7,000,000 in cash, $10,400,000 delivered in the form of a Promissory Note, and 4,750,000 shares of our Common Stock, we acquired customer relationships, intellectual property, and the use of a tradename, which will be amortized over 3 years, 3 years and 5 years, respectively. These intangible assets are used in the operation and production of our ammunition casing business through our wholly owned subsidiary, Jagemann Munition Components.

Backlog

We did not have a material amount of backlog of orders as of June 30, 2019, March 31, 2019, or March 31, 2018. Backlog consists of orders for which purchase orders have been received and which are generally scheduled for shipment within three months. We generally allow orders that have not yet been shipped to be cancelled. Our backlog may not be indicative of future sale.

Environmental Matters

Our operations are subject to a variety of federal, state, and local laws and regulations relating to environmental protection, including those governing the discharge, treatment, storage, transportation, remediation, and disposal of hazardous materials and wastes; the restoration of damages to the environment; and health and safety matters. We believe that our operations are in material compliance with these laws and regulations. We incur expenses in complying with environmental requirements and could incur higher costs in the future as a result of more stringent requirements that may be enacted in the future.

Some environmental laws, such as the U.S. federal Superfund law and similar state laws, can impose liability, without regard to fault, for the entire cost of the cleanup of contaminated sites on current or former site owners and operators or parties who sent wastes to such sites. Based on currently available information, we do not believe that environmental matters will have a material adverse effect on our business, operating results, or financial condition.

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Regulatory Matters

The manufacture, sale, and purchase of ammunition are subject to extensive federal, state, local, and foreign governmental laws. We are also subject to the rules and regulations of the ATF and various state and international agencies that control the manufacture, export, import, distribution and sale of firearms, explosives, and ammunition. Such regulations may adversely affect demand for our products by imposing limitations that increase the costs or limit the availability of our products.

Our failure to comply with applicable rules and regulations may result in the limitation of our growth or business activities and could result in the revocation of licenses necessary for our business. Applicable laws and regulations provide for the following:

●	require the licensing of all persons manufacturing, exporting, importing, or selling ammunition as a business;

●	require serialization, labeling, and tracking of the acquisition and disposition of certain types of ammunition;

●	regulate the interstate sale of certain ammunition;

●	restrict or prohibit the ownership, use, or sale of specified categories of ammunition;

●	require registries of so-called “ballistic images” of ammunition fired from new guns;

●	govern the sale, export, and distribution of ammunition;

●	regulate the use and storage of gun powder or other energetic materials;

●	regulate the employment of personnel with certain criminal convictions;

●	restrict access to ammunition manufacturing facilities for certain individuals from other countries or with criminal convictions; and

●	require compliance with ITAR.

The handling of our technical data and the international sale of our products may also be regulated by the U.S. Department of State and Department of Commerce. These agencies can impose civil and criminal penalties, including denying us from exporting our products, for failure to comply with applicable laws and regulations.

In addition, bills have been introduced in Congress to establish, and to consider the feasibility of establishing a nationwide database recording so-called “ballistic images” of ammunition fired from new guns. Should such a mandatory database be established, the cost to us, our distributors, and our customers could be significant, depending on the type of firearms and ballistic information included in the database. Bills have been introduced in Congress in the past several years that would affect the manufacture and sale of ammunition, including bills to regulate the manufacture, importation, and sale.

We believe that existing federal, state, and local legislation relating to the regulation of firearms and ammunition have not had a material adverse effect on our sales of these products. However, the regulation of firearms and ammunition may become more restrictive in the future, and any such developments might have a material adverse effect on our business, operating results, financial condition, and cash flows. In addition, regulatory proposals, even if never enacted, may affect firearms or ammunition sales as a result of consumer perceptions.

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Our History

We were formed under the name Retrospettiva, Inc. in November 1990 to manufacture and import textile products, including both finished garments and fabrics, but ceased operations in 2001. We were inactive from 2001 until following a series of events starting in December 2016. On December 15, 2016, our then principal stockholders sold their outstanding Common Stock to Fred W. Wagenhals, who is our Chairman of the Board, President, Chief Executive Officer, and largest stockholder. On the same date, Mr. Wagenhals became the sole officer and director of our company. As of December 30, 2016, we changed our trading symbol to POWW; we changed our state of incorporation from California to Delaware; we engaged in a 1-for-25 reverse stock split; and we commenced our current business as AMMO, Inc.

Our principal stockholder, Fred Wagenhals, had organized another company on October 13, 2016, which immediately began to take steps to commence the ammunition business. We combined with that company in March 2017, resulting in our acquisition of all the shares of its common stock for 17,285,800 shares of our Common Stock and our succession to its business.

We entered into licensing an endorsement agreement with Jesse James, a well-known motorcycle and gun designer, in October 2016, and a license and endorsement agreement with Jeff Rann, a well- known wild game hunter, guide, and spokesman for the firearm and ammunition industry, in February 2017; received a federal firearms license from the Bureau of Alcohol, Tobacco, and Explosives in February 2017; purchased an ammunition manufacturing facility in Payson, Arizona in March 2017; and built a management team and otherwise prepared ourself to participate in the ammunition industry.

On September 28, 2017, AMMO Technologies Inc. (“ATI”), an Arizona corporation, which is 100% owned by us, merged with Hallam, Inc, a Texas corporation, with ATI being the survivor. Under the terms of the Merger, we, the sole shareholder of AMMO Technologies Inc., issued to Hallam, Inc.’s two shareholders, 600,000 shares of our common stock, subject to restrictions, and payment of $200,000. The first payment of $100,000 to the Hallam, Inc. shareholders was paid on September 13, 2017, and the second payment of $100,000 was paid on February 6, 2018.

During the summer of 2018, we also began conversations to acquire a small technology company named SW Kenetics Inc. SW Kenetics Inc. developed an innovative line of modular projectiles primarily geared toward tactical military operations. On July 6, 2018 we signed a letter of intent to purchase their company, as we believe their designs, coupled with our STREAK or O.W.L. Technology will position us to more aptly complete for military contracts. On September 27, 2018, we entered into a definitive agreement and plan of merger to acquire SW Kenetics Inc. for a total of up to $1,500,000 in cash and issue 1,700,002 restricted shares of the Company’s common stock. The agreement specifies that $1,250,000 of the cash is deferred pending completion of specific milestones and the 1,700,002 shares of common stock are subject to claw back provisions to ensure agreed upon objectives are met. The acquisition was completed on October 5, 2018.

On March 15, 2019, Enlight Group II, LLC, a wholly owned subsidiary of AMMO, Inc., completed its acquisition of selected assets of Jagemann Stamping Company’s ammunition casing, projectile manufacturing and sales operations pursuant to the terms of the Amended and Restated Asset Purchase Agreement dated March 14, 2019. In accordance with the terms of the Amended APA, Enlight Group II, LLC paid Jagemann Stamping Company a combination of $7,000,000 in cash, $10,400,000 delivered in the form of a Promissory Note, and 4,750,000 shares of AMMO, Inc. Common Stock.

This acquisition was a critical element in the Company’s long-term strategy as it secures its supply chain for these important components and creates a more competitive pricing structure that it can leverage across all its targeted markets. This also greatly enhances the Company’s plant capacity and technical expertise required for the further development of military grade projectiles.

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DIRECTORS AND EXECUTIVE OFFICERS

The table below lists the current executive officers and directors of our company. All executive officers serve at the discretion of the Board of Directors. The term of office of each of our directors expire at our next annual meeting of stockholders or until their successors are duly elected and qualified.

Name	Age	Position
Fred W. Wagenhals 7681 E. Gray Road Scottsdale, AZ 85260	78	Chairman of the Board, Chief Executive Officer and President

Robert D. Wiley	28	Chief Financial Officer
7681 E. Gray Road
Scottsdale, AZ 85260

Steve Hilko	64	Chief Operating Officer
7681 E. Gray Road
Scottsdale, AZ 85260

Randy Luth	65	Director
7681 E. Gray Road
Scottsdale, AZ 85260

Harry S. Markley	56	Director
7681 E. Gray Road
Scottsdale, AZ 85260

Russell William Wallace, Jr.	63	Director
7681 E. Gray Road
Scottsdale, AZ 85260

Daniel P. O’Connor	62	Director
7681 E. Gray Road
Scottsdale, AZ 85260

Robert J. Goodmanson	64	Director
7681 E. Gray Road
Scottsdale, AZ 85260

Fred Wagenhals has been the Chairman of the Board, President, and Chief Executive Officer of our company since December 2016. Mr. Wagenhals was a private investor from August 2005 until December 2016. Mr. Wagenhals served as Chairman, President, and Chief Executive Officer of Action Performance Companies, Inc., a Nasdaq-listed marketer and distributor of licensed motorsports merchandise, from November 1993; Chairman of the Board and Chief Executive Officer from May 1992 until September 1993; and President from July 1993 until September 1993. Action-Performance Companies, Inc. was sold in August 2005 to International Speedway Corp. and Speedway Motorsports. Mr. Wagenhals is a member of the Die-Cast hall of Fame; was named an Entrepreneur of the Year for the Retail/Wholesale category by the Center for Entrepreneurial leadership Inc.; and received the Anheuser-Bush Entrepreneur in Residence Award at the University of Arizona College of Business and Public Administration.

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Robert D. Wiley has been the Chief Financial Officer of our company since January 2019. Mr. Wiley has served as the Controller of the Company since May 2018 and was responsible for our accounting department, including external financing reporting, compliance, accounting policy, and tax accounting. Previously, Mr. Wiley was a Corporate Tax Accountant at Moss Adams, LLP from June 2015 through April 2018.

Steve Hilko has been the Chief Operating Officer of our company since March 2017. Mr. Hilko was Vice President of Development and Logistics for Action International Marketing, a sports and entertainment license product company from May, 2014 until December, 2016; a principal of the Concept Consortium, an international consulting firm from May, 2008 until May 2014, and Vice President of Design and Production of Lionel, a consumer goods company, from May of 2006 until May, 2008; and Vice President of Research, Development and Operations of Action Performance Companies, Inc. from August 1998 until May of 2006.

Robert J. Goodmanson has been a Director of our company since May 2019. Mr. Goodmanson has more than 30 years’ experience in the investment industry. He is currently employed at Tealwood Asset Management, a fully Registered Investment Advisor in Minneapolis. He founded and was CEO of Maxwell Simon, Inc. a FINRA registered full service Broker-Dealer and a licensed registered Investment Advisory firm. Maxwell Simon’s focus was on institutional fixed income, advisory, private and public equity transactions. Prior, Rob held senior positions at Tucker Anthony and Robert W Baird where he was a Divisional Director. For three years he served on the FINRA Board of Governors for District 4 in Kansas City.

Randy Luth has been a director of our company since November 2017. Mr. Luth founded and has served as the president of Luth-AR-LLC, a producer of products for the AR-15 Market, since 2013. Mr. Luth was the Chief Executive Officer of DPMS Panther Arms, a producer of AR-15 firearms and firearm components, from 1986 until its sale in December 2007 to the Freedom Group.

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Harry S. Markley has been a director of our company since March 2018. Mr. Markley served with the Phoenix Police Department for more than 30 years, most recently as Assistant Chief of the Patrol Division from 2013 through 2017 and Commander of the Family Investigations Bureau from 2002 to 2013. Mr. Markley currently serves as the Law Enforcement Senior Advisor for the United States of America Department of Commerce.

Russell William “Rusty” Wallace, Jr. has been a director of our company since June 2017. Mr. Wallace is the principal shareholder of the Rusty Wallace Automotive Group, a group of eight automotive dealerships located in Eastern Tennessee, and owns Rusty Wallace Racing, which has fielded entrees in the NASCAR Cup Series. Mr. Wallace competed in NASCAR races for more than 16 years and had 55 victories prior to his retirement in 2005. Mr. Wallace serves as an analyst for ABC and ESPN. He is a member of the NASCAR Hall of Fame, the International Motorsports, Hall of Fame, the Motorsports Press Association Hall of Fame, and the Motorsports Hall of Fame of America.

Daniel P. O’Connor has been a director of our company since October 2018. Mr. O’Connor is the Chief Financial Officer of ARS Recycling Systems, LLC, a capital equipment manufacturer, and is also a Board Member and the Audit Committee Chairman for America’s Rehab Campuses. Mr. O’Connor was a Partner of Finance & Operations at TechCXO, LLC, an executive consulting and advisory firm from 2016 to 2018; Business Strategy & Analytics Associate Partner of IBM Global Business Services from 2013 to 2015; Finance & Accounting Transformation Practice Head for Wipro Consulting Services of Wipro Technologies from 2012 to 2013; Senior Vice President of Finance & Accounting Sales of WNS Global Services from 2010 to 2012; Principal of Business Process Outsourcing Solutions at Tata Consultancy Services from 2008 to 2010. Mr. O’Connor served as Chief Financial Officer of Accenture Profit Recovery Analytics at Accenture, LLP from 2006 to 2008; Chief Financial Officer and Chief Operating Officer of Advantum, Inc., a business processing outsourcing and consulting firm, from 1999 to 2006; Chief Financial Officer of Taylor Companies, an integrated furniture manufacturer from 1986 to 1999. Prior to joining Taylor Companies, Mr. O’Connor held several positions with KMPG through 1986, most recently as a Senior Manager of Tax and M&A Advisory.

On May 28, 2019, the Company filed a Current Report on Form 8-K to disclose on May 23, 2019, in an Action by Written Consent of Shareholders (the “Action”) pursuant to Section 228 of the Delaware General Corporate Law and Section 2.10 of the Company’s Bylaws, a majority of the Company’s shareholders approved the appointment of Robert J. Goodmanson as a member of the Board of Directors and the removal of Kathy Hanrahan as a member of the Board of Directors of the Company.

On June 6, 2019, an employee requested to mediate an assertion that they were constructively discharged as an employee, while also asserting other alleged governance and employment deficiencies. Mediation is set for July 25, 2019.

Each director serves until the next annual meeting of the stockholders or their earlier resignation or removal. The Board of Directors elects officers whose terms of office are at the discretion of the Board of Directors. Each director serves until a successor is elected and qualified.

There are no family relationships between any of our directors or executive officers.

CORPORATE GOVERNANCE

Director Independence

Our Board of Directors has determined, after considering all the relevant facts and circumstances, that Robert J. Goodmanson, Randy Luth, Harry S. Markley, Russell W. Wallace Jr., and Dan O’Connor are independent directors, as “independence” is defined by the listing standards of the Nasdaq Stock Exchange, or Nasdaq, and by the Securities and Exchange Commission, or SEC, because they have no relationship with us that would interfere with their exercise of independent judgment in carrying out their responsibilities as a director. Fred Wagenhals is not “independent” as defined by the listing standards, as they are employed by us and serves as an employee director.

Board Committees

Our bylaws authorize our Board of Directors to appoint from among its members one or more committees consisting of one or more directors. On April 24, 2018, our Board of Directors established an Audit Committee, a Compensation Committee, and a Nominations and Corporate Governance Committee, each consisting entirely of independent directors as “independence” is defined by the SEC.

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Committee Charters, Corporate Governance Guidelines, and Codes of Conduct and Ethics

Our Board of Directors has adopted charters for the Audit, Compensation, and Nominations and Corporate Governance Committees describing the authority and responsibilities delegated to each committee by our Board of Directors. Our Board of Directors has also adopted Corporate Governance Guidelines, a Code of Conduct, and a Code of Ethics for the CEO and Senior Financial Officers. We post on our website, at www.ammo-inc.com, the charters of our Audit, Compensation, and Nominations and Corporate Governance Committees; our Corporate Governance Guidelines, Code of Conduct, and Code of Ethics for the CEO and Senior Financial Officers, and any amendments or waivers thereto; and any other corporate governance materials specified by SEC regulations. These documents are also available in print to any stockholder requesting a copy in writing from our Secretary at the address of our executive offices.

The Audit Committee

The purpose of the Audit Committee includes overseeing the accounting and financial reporting processes of our company and audits of the financial statements of our company and providing assistance to our Board of Directors with respect to its oversight of the integrity of our company’s financial statements, our company’s compliance with legal and regulatory requirements, the independent registered public accountant’s qualifications and independence, and the performance of our company’s independent registered public accountant. The primary responsibilities of the Audit Committee are set forth in its charter and include various matters with respect to the oversight of our company’s accounting and financial reporting process and audits of the financial statements of our company on behalf of our Board of Directors. The Audit Committee also selects the independent registered public accountant to conduct the annual audit of the financial statements of our company; reviews the proposed scope of such audit; approves the fees for services provided by the independent registered public accountant, reviews accounting and financial controls of our company with the independent registered public accountant and our financial accounting staff; and reviews and approves any transactions between us and our directors, officers, and their affiliates.

The Audit Committee currently consists of Robert J. Goodmanson and Randy Luth. Robert J. Goodmanson, whose background is detailed in the director biographies on the prior page, qualifies as the “audit committee financial expert” in accordance with applicable rules and regulations of the SEC. Mr. Goodmanson serves as Chair of the Audit Committee.

The Compensation Committee

The purpose of the Compensation Committee includes determining, or when appropriate, recommending to our Board of Directors for determination, the compensation of the Chief Executive Officer and other executive officers of our company and discharging the responsibilities of our Board of Directors relating to compensation programs of our company in light of the goals and objectives of our compensation program for that year. As part of its responsibilities, the Compensation Committee evaluates the performance of our Chief Executive Officer and, together with our Chief Executive Officer, assesses the performance of our other executive officers. The Compensation Committee is entitled to delegate its responsibilities to a subcommittee of the Compensation Committee, which complies with the applicable rules and regulations of the Nasdaq Stock Market, the SEC, and other regulatory bodies. From time to time, the Compensation Committee may retain the services of independent compensation consultants to review a wide variety of factors relevant to executive compensation, trends in executive compensation, and the identification of relevant peer companies. The Compensation Committee makes all determinations regarding the engagement, fees, and services of its compensation consultants, and its compensation consultants report directly to the Compensation Committee.

The Compensation Committee currently consists of Russell W. Wallace Jr. and Harry Marley.

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The Nominations and Corporate Governance Committee

The purpose of the Nominations and Corporate Governance Committee includes the selection or recommendation to our Board of Directors of nominees to stand for election as directors at each election of directors, the oversight of the selection and composition of committees of our Board of Directors, the oversight of the evaluations of our Board of Directors and management, and the development and recommendation to our Board of Directors of a set of corporate governance principles applicable to our company.

The Nominations and Corporate Governance Committee will consider persons recommended by stockholders for inclusion as nominees for election to our Board of Directors if the information required by our bylaws is submitted in writing in. timely manner addressed and delivered to our Secretary at the address of our executive offices. The Nominations and Corporate Governance Committee identifies and evaluates nominees for our Board of Directors, including nominees recommended by stockholders, based on numerous factors it considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity, and the extent to which the nominee would fill a present need on our Board of Directors.

The Nomination and Corporate Governance Committee currently consists of Randy Luth and Harry Markley.

Executive Sessions

We regularly schedule executive sessions in which independent directors meet without the presences or participation of management. The chairs of various committees of our Board of Directors serve as the presiding director of such executive sessions on a rotating basis.

Risk Assessment of Compensation Policies and Practices

We have assessed the compensation policies and practices with respect to our employees, including our executive officers, and have concluded that they do not create risks that are reasonably likely to have a material adverse effect on our company.

Board’s Role in Risk Oversight

Risk is inherent in every business. As is the case in virtually all businesses, we face a number of risks, including operational, economic, financial, legal, regulatory, and competitive risks. Our management is responsible for the day-to-day management of the risks we face. Our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management.

In its oversight role, our Board of Directors’ involvement in our business strategy and strategic plans plays a key role in its oversight of risk management, its assessment of management’s risk appetite, and its determination of the appropriate level of enterprise risk. Our Board of Directors receives updates at least quarterly from senior management and periodically from outside advisors regarding the various risks we face, including operational, economic, financial, legal, regulatory, and competitive risks. Our Board of Directors also reviews the various risks we identify in our filings with the SEC and risks relating to various specific developments, such as acquisitions, debt and equity placements, and new service offerings.

49

Our board committees assist our Board of Directors in fulfilling its oversight role in certain areas of risk. Pursuant to its charter, the Audit Committee oversees the financial and reporting processes of our company and the audit of the financial statements of our company and provides assistance to our Board of Directors with respect to the oversight and integrity of the financial statements of our company, our company’s compliance with legal and regulatory requirements, the independent registered public accountant’s qualification and independence, and the performance of our independent registered public accountant. The Compensation Committee considers the risk of our compensation policies and practices and endeavors to assure that it is not reasonably likely that our compensation plans and policies would have a material adverse effect on our company. Our Nominations and Corporate Governance Committee oversees governance related risk, such as board independence, conflicts of interests, and management and succession planning.

Board Diversity

We seek diversity in experience, viewpoint, education, skill, and other individual qualities and attributes to be represented on our Board of Directors. We believe directors should have various qualifications, including individual character and integrity; business experience; leadership ability; strategic planning skills, ability, and experience; requisite knowledge of our industry and finance, accounting, and legal matters; communications and interpersonal skills; and the ability and willingness to devote time to our company. We also believe the skill sets, backgrounds, and qualifications of our directors, taken as a whole, should provide a significant mix of diversity in personal and professional experience, background, viewpoints, perspectives, knowledge, and abilities. Nominees are not to be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability, or any other basis proscribed by law. The assessment of prospective directors is made in the context of the perceived needs of our Board of Directors from time to time.

All of our directors have held high-level positions in business or professional service firms and have experience in dealing with complex issues. We believe that all of our directors are individuals of high character and integrity, are able to work well with others, and have committed to devote sufficient time to the business and affairs of our company. In addition to these attributes, the description of each director’s background set forth above indicates the specific qualifications, skills, perspectives, and experience necessary to conclude that each individual should continue to serve as a director of our company.

Board Leadership Structure

We believe that effective board leadership structure can depend on the experience, skills, and personal interaction between persons in leadership roles and the needs of our company at any point in time. Our Corporate Governance Guidelines support flexibility in the structure the Board by not requiring the separation of the roles of Chairman of the Board and Chief Executive Officer.

Our Board of Directors currently believes that it is in the best interests of our company to have our Chief Executive Officer also serve as the Chairman of the Board. We believe that our Chairman and Chief Executive Officer provides strong, clear, and unified leadership that is critical in our relationships with our stockholders, employees, customers, suppliers, and other stakeholders. The extensive knowledge of the Chief Executive Officer regarding our operations and industries and the markets in which we compete uniquely positions him to identify strategies and prioritize matters for board review and deliberation. Additionally, we believe the combined role of Chairman and Chief Executive Officer facilitates centralized board leadership in one person, so there is no ambiguity about accountability. The Chief Executive Officer serves as a bridge between management and the Board, ensuring that both groups act with a common purpose. This structure also eliminates conflict between two leaders and minimizes the possibility of two spokespersons sending difference messages.

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The Board does not believe that combining the position creates significant risks, including any risk that the Chairman and Chief Executive Officer will have excessive or undue influence over the agenda or deliberations of the Board. We believe we have effective and active oversight by experienced independent directors and independent committee chairs, and the independent directors meet together in executive session at virtually every Board meeting.

The Chairman of the Board provides guidance to the Board; facilitates an appropriate schedule for Board meetings; sets the agenda for Board meetings; presides over meetings of the Board; and facilitates the quality, quantity, and timeliness of the flow of information from management that is necessary for the board to effectively and responsibly perform its duties.

The Chief Executive Officer is responsible for the day-to-day leadership of our company and setting our company’s strategic direction.

Director and Officer Hedging and Pledging

We have a policy prohibiting directors and officers from purchasing financial instruments (including prepaid forward contracts, equity swaps, collars, and exchange funds) designed to hedge or offset decreases in the market value of compensatory awards of our equity securities directly or indirectly held by them. Additionally, we have a policy prohibiting directors and officers from pledging of shares.

Stock Ownership Guidelines

Our Board of Directors believes that the alignment of directors’ interests with those of our stockholders is strengthened when board members are also stockholders. Therefore, our Board of Directors is adopting minimum stock ownership guidelines under which non-employee directors are expected to acquire shares of our Common Stock with a value, at least equal to the annual retainer paid for serving on the Board. Non-employee directors will be expected to satisfy at least the minimum guidelines beginning on the later of five years following (i) the date the guidelines were adopted or (ii) the date the individual becomes a non-employee director. This program is designed to ensure that directors acquire a meaningful ownership interest in our company during their tenure on the Board.

Clawback Policy

We have adopted a clawback policy. In the event we are required to prepare an accounting restatement of our financial results as a result of a material noncompliance by us with any financial reporting requirement under the federal securities laws, we will have the right to use reasonable efforts to recover from any current or former executive officers who received incentive compensation (whether cash or equity) from us during the three-year period preceding the date on which we were required to prepare the accounting restatement, any excess incentive compensation awarded as a result of the misstatement. This policy is administered by the Compensation Committee of our Board of Directors. The policy is effective for financial statements for periods beginning on or after April 1, 2018. Once final rules are adopted by the SEC regarding the clawback requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we will review this policy and make any amendments necessary to comply with the new rules.

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Board and Committee Meetings

Our Board of Directors held two formal boarding meetings during the three months ended June 30, 2019. Our Board of Directors held four formal Board of Directors meetings and four formal Audit Committee meetings, and no other formal Committee Meetings during the year ended March 31, 2019. Our Board of Directors held no formal Committee or regular Board of Directors meetings during the three months ended March 31, 2018. Our Board of Directors held one meeting during the year ended December 31, 2017.

Annual Meeting Attendance

We encourage each of our directors to attend annual meetings of stockholders. To that end, and to the extent reasonably practicable, we will schedule a meeting of our Board of Directors on the same day as our annual meeting of stockholders.

Communications with Directors

Stockholders and other interested parties may communicate with our Board of Directors or specific members of our Board of Directors, including our independent directors and the members of our various board committees, by submitting a letter addressed to the Board of Directors of our company in care of any specified individual director or directors at the address of our executive offices. Any such letters are sent to the indicated directors.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth, for the three months ended June 30, 219, for the year ended March 31, 2019, the three months ended March 31, 2018, the years ended December 31, 2017, and the period from October 13, 2016 through December 31, 2016, information with respect to compensation for services in all capacities to us and our subsidiaries earned by our principal executive officer, our principal financial officer, and our other executive officers who were serving as executive officers on March 31, 2018. We refer to these executive officers as our “named executive officers.”

Name and Principal Position	Period Ended	Salary (1)	Bonus (1)	Stock Awards (2)	Option Awards (2)	Nonequity incentive plan compensation	Nonqualified deferred compensation earnings	All other compensation (3)	Total
Fred W. Wagenhals	6/30/2019	$30,000	$0	$45,000	$0	$0	$0	$0	$75,000
President, Chief Executive Officer,	3/31/2019	$120,000	$0	$156,375	$0	$0	$0	$0	$276,375
and Director	3/31/2018	$30,000	$0	$16,500	$0	$0	$0	$0	$46,500
	12/31/2017	$140,000	$0	$16,500	$0	$0	$0	$0	$156,500

Steve Hilko (4)	6/30/2019	$30,000	$0	$0	$0	$0	$0	$0	$30,000
Chief Operating Officer	3/31/2019	$120,000	$0	$0	$0	$0	$0	$0	$120,000
	3/31/2018	$30,000	$0	$0	$0	$0	$0	$0	$30,000
	12/31/2017	$108,350	$0	$0	$0	$0	$0	$0	$108,350

Robert D. Wiley (5)	6/30/2019	$26,250	$0	$13,822	$0	$0	$0	$0	$39,082
Chief Financial Officer	3/31/2019	$77,917	$0	$76,395	$0	$0	$0	$0	$154,312
	3/31/2018	-	-	-	-	-	-	-	-
	12/31/2017	-	-	-	-	-	-	-	-

(1) The amounts in this column reflect the amounts earned during the fiscal year, whether or not actually paid during such year.

(2) The amounts in this column reflect the aggregate grant date fair value of options awards granted to our named executive officers during the transition period or fiscal year, as applicable, calculated in accordance with FASB ASC Topic 718. Stock Compensation. The valuation assumptions used in determining such amounts are described in the footnotes to our audited consolidated financial statements included in our Transition Report on Form 10-K for the transition period ended December 31, 2017. The amounts reported in this column reflect our accounting expense for these awards and do not correspond to the actual economic value that may be received by our named executive officers from their option awards.

(3) The named executive officers participate in certain group life, health, disability insurance, and medical reimbursement plans not disclosed in the Summary Compensation Table that are generally available to salaried employees and do not discriminate in scope, terms, and operation.

(4) Mr. Hilko assumed his position in March 2017.

(5) Mr. Wiley assumed his position in January 2019.

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Director Compensation

The following table sets forth, for the year ended March 31, 2019, information with respect to compensation for services in all capacities to us and our subsidiaries earned by our directors who served during the year ended March 31, 2019.

Name and Principal Position	Fees Earned or Paid In Cash (1)	Stock Awards (2)	Option Awards (2)	Nonequity incentive plan compensation	Nonqualified deferred compensation earnings	All other compensation (3)	Total
Robert J. Goodmanson (4)	$0	$0	$0	$0	$0	$0	$0
Russell William Wallace Jr.	$0	$69,500	$0	$0	$0	$0	$69,500
Randy Luth	$0	$69,500	$0	$0	$0	$0	$69,500
Harry Markley	$0	$69,500	$0	$0	$0	$0	$69,500
Dan O’Connor	$0	$52,100	$0	$0	$0	$0	$52,100
Tom Jagemann (5)	$0	$0	$0	$0	$0	$0	$0
Kathy Hanrahan (6)	$0	$213,875	$0	$0	$0	$0	$213,875
Chris Besing (7)	$0	$50,000	$0	$0	$0	$0	$50,000

(1) The amounts in this column reflect the amounts earned during the fiscal year, whether or not actually paid during such year.

(2) The amounts in this column reflect the aggregate grant date fair value of options awards granted to our directors during the transition period or fiscal year, as applicable, calculated in accordance with FASB ASC Topic 718. Stock Compensation . The valuation assumptions used in determining such amounts are described in the footnotes to our audited consolidated financial statements included in our Transition Report on Form 10-K for the transition period ended December 31, 2017. The amounts reported in this column reflect our accounting expense for these awards and do not correspond to the actual economic value that may be received by our named executive officers from their option awards.

(3) The named executive officers participate in certain group life, health, disability insurance, and medical reimbursement plans not disclosed in the Summary Compensation Table that are generally available to salaried employees and do not discriminate in scope, terms, and operation.

(4) Mr. Goodmanson was appointed as a member of the Board of Directors in through an action by written consent of shareholders on May 23, 2019.

(5) Mr. Jagemann resigned as a member of the Board of Directors on September 19, 2019

(6) Ms. Hanrahan was removed as a member of the Board of Directors in through an action by written consent of shareholders on May 23, 2019.

(7) Mr. Besing resigned as a member of the Board of Directors on October 26, 2018.

We do not currently pay cash compensation for services of our directors. Instead we make an annual grant to each director of 40,000 shares of our Common Stock. We reimburse all officers and directors for reasonable and necessary expenses incurred in their capacities as such.

Outstanding Equity Awards at Fiscal Year-end

As of June 30, 2019, March 31, 2019, March 31, 2018 and December 31, 2017, there were no outstanding stock options or restricted stock units. During the year ended December 31, 2017 and the three months ended March 31, 2018, the year ended March 31, 2019, and the three months ended June 30, 2019 we did not grant any restricted stock units or stock options but granted restricted stock to directors, officers, and others who provided services to our company.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our Common Stock as of September 18, 2019 by the following:

●	each of our directors and executive officers;

●	all of our directors and executive officers as a group;

●	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our Common Stock; and

●	the Selling Stockholders.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power of that security, including options and warrants that are currently exercisable or exercisable within 60 days of June 30, 2019. Shares issuable pursuant to stock options, warrants, and convertible securities are deemed outstanding for computing the percentage of the person holding such options, warrants, or convertible securities but are not deemed outstanding for computing the percentage of any other person. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose.

The Selling Stockholders, if they desire, may dispose of the shares covered by this Prospectus from time to time at such prices as it may choose. Before a stockholder not named below may use this Prospectus in connection with an offering of shares, this Prospectus must be amended or supplemented to include the name and number of shares beneficially owned by the Selling Stockholder and the number of shares to be offered. Any amended or supplemented Prospectus also will disclose whether any selling stockholder named in that amended or supplemented Prospectus has held any position, office or other material relationship with us or any of our predecessors or affiliates during the three years prior to the date of the amended or supplemented Prospectus. None of the Selling Stockholders has held any position or office, or has had any other material relationship with us or any of our affiliates within the past three years. As used in this Prospectus, “Selling Stockholders” includes the donees, pledgers, transferees, or other successors-in-interest who my later hold the Selling Stockholders’ interest.

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Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o AMMO, Inc., 7681 E. Gray Rd., Scottsdale, Arizona 85260.

	Shares Beneficially Owned Prior to the Offering		Number of Shares Being Registered	Beneficially Owned Upon Completion of this Offering
Name of Beneficial Owner	Number	Percent	for Sale	Number	Percent
Executive Officers and Directors:
Fred W. Wagenhals (1)	7,729,200	16.96%	-	7,729,200	16.96%
Robert D. Wiley	-	0.00%	-	-	0.00%
Steve Hilko	250,000	0.55%	-	250,000	0.55%
Daniel P. O’Connor	55,000	0.12%	-	55,000	0.12%
Randy Luth	385,000	0.84%	-	385,000	0.84%
Harry S. Markley	50,000	0.11%	-	50,000	0.11%
Russell William Wallace, Jr.	370,000	0.81%	-	370,000	0.81%
Robert J. Goodmanson	10,000	0.02%	-	10,000	0.02%
All executive officers and directors as a group ( eight people)	8,849,200	19.41%	-	8,849,200	19.41%

Beneficial Shareholders greater than 5%:
Jagemann Stamping Company	4,750,000	10.42%	-	4,750,000	10.42%

Selling Stockholders
Adolfo and Donna Carmona	300,000	0.66%	300,000	-	0.00%
Advanta IRA Services FBO David M Rhodes #8004842	45,456	0.10%	45,456	-	0.00%
Albert Arciero	90,909	0.20%	90,909	-	0.00%
Albert Landstrom	8,181	0.02%	8,181	-	0.00%
Allen Gabriel	159,090	0.35%	159,090	-	0.00%
Andrew Schink	22,728	0.05%	22,728	-	0.00%
Angela Miller Trust	181,818	0.40%	181,818	-	0.00%
Anthony Adams	45,455	0.10%	45,455	-	0.00%
Asian Gateway	90,785	0.20%	90,785	-	0.00%
Barrett Share Trust	730,500	1.60%	730,500	-	0.00%
Basil Christakos	8,182	0.02%	8,182	-	0.00%
Beacon Investments	272,727	0.60%	272,727	-	0.00%
Bennett Yanowitz Credit Shelter Trust	45,455	0.10%	45,455	-	0.00%
Boston Light Advisors LLC	72,750	0.16%	72,750	-	0.00%
Bradford Paskewitz	45,455	0.10%	45,455	-	0.00%
Bradley Karp and Belinda Karp	90,909	0.20%	90,909	-	0.00%
Bradly Mombert	45,455	0.10%	45,455	-	0.00%
Brady Clark	1,819	0.00%	1,819	-	0.00%
Brenna Tanzosh	45,461	0.10%	45,461	-	0.00%
Brett Nesland	75,000	0.16%	75,000	-	0.00%
Bruce and Nancy Inglis	22,728	0.05%	22,728	-	0.00%
Bruce McFadden	13,634	0.03%	13,634	-	0.00%
Caisson Breakwater Fund, LP	272,730	0.60%	272,730	-	0.00%
Caisson Breakwater Global Opportunity Fund LLP	190,920	0.42%	190,920	-	0.00%
Calcott Family Trust	61,818	0.14%	61,818	-	0.00%
Carolyn Roney	9,090	0.02%	9,090	-	0.00%
CD Walker LLC	227,273	0.50%	227,273	-	0.00%
Chad Krull	22,728	0.05%	22,728	-	0.00%
Chris Merten	68,183	0.15%	68,183	-	0.00%
Christopher Clark	146,669	0.32%	146,669	-	0.00%
Christopher P Gutek	68,183	0.15%	68,183	-	0.00%
Clint Duty	68,181	0.15%	68,181	-	0.00%
Currie Family Trust	90,909	0.20%	90,909	-	0.00%
Dale Ragan	90,909	0.20%	90,909	-	0.00%
Dan Cornwell	75,000	0.16%	75,000	-	0.00%
Darrell Roush	22,728	0.05%	22,728	-	0.00%

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David and Elizabeth Kocyba	22,728	0.05%	22,728	-	0.00%
David Kinsel	81,818	0.18%	81,818	-	0.00%
Devon Browne	45,455	0.10%	45,455	-	0.00%
Don Stangle	22,500	0.05%	22,500	-	0.00%
Douglas Harner LLC	300,000	0.66%	300,000	-	0.00%
Dyke Rogers	265,455	0.58%	265,455	-	0.00%
Edward O’Rourke	22,728	0.05%	22,728	-	0.00%
Elizabeth V Sherertz	45,750	0.10%	45,750	-	0.00%
Emile Attar	22,727	0.05%	22,727	-	0.00%
Endeavour LP	90,909	0.20%	90,909	-	0.00%
Eugene Webb	258,591	0.57%	258,591	-	0.00%
Eugenia Paulette Kraft Trust dated July 15, 1994	22,728	0.05%	22,728	-	0.00%
FBO Gary W Zoellner	45,455	0.10%	45,455	-	0.00%
Flying S Ranch Trust	60,000	0.13%	60,000	-	0.00%
G and D Conniff, LLC	45,455	0.10%	45,455	-	0.00%
Gary Griesenauer	45,455	0.10%	45,455	-	0.00%
Gary Saccaro	10,908	0.02%	10,908	-	0.00%
Gary W Levine	45,455	0.10%	45,455	-	0.00%
George Mokan	22,728	0.05%	22,728	-	0.00%
George W Holbrook, Jr.	45,455	0.10%	45,455	-	0.00%
Gerald Clavette	22,728	0.05%	22,728	-	0.00%
Gerald Yanowitz	22,727	0.05%	22,727	-	0.00%
Glenbrook Capital LP	45,455	0.10%	45,455	-	0.00%
Glenn Parker	22,728	0.05%	22,728	-	0.00%
Greg Buffington	225,000	0.49%	225,000	-	0.00%
Grover T Wickersham TTEE FBO GTW PC Employee Profit Sharing Plan	54,545	0.12%	54,545	-	0.00%
GTW and JW TTEE FBO 2000 Charitable Trust	27,272	0.06%	27,272	-	0.00%
Ian Ackerman	90,909	0.20%	90,909	-	0.00%
J Scott Ehlen	45,455	0.10%	45,455	-	0.00%
James Decosta	22,727	0.05%	22,727	-	0.00%
Jane Kantor 2011 Trust	90,909	0.20%	90,909	-	0.00%
Jared Berg	304	0.00%	304	-	0.00%
Jeanne and Keith Fishback	136,364	0.30%	136,364	-	0.00%
Jeffrey and Diana Berg	22,734	0.05%	22,734	-	0.00%
Jill Wickersham	27,000	0.06%	27,000	-	0.00%
Jim Brown	45,455	0.10%	45,455	-	0.00%
Jimmie Dixon, Jr.	90,909	0.20%	90,909	-	0.00%
John and Laura Maring	75,000	0.16%	75,000	-	0.00%
John and Linea Baldwin	22,728	0.05%	22,728	-	0.00%
John B Payne III	45,455	0.10%	45,455	-	0.00%
John V Wagner	45,455	0.10%	45,455	-	0.00%
Jon Deonise	22,727	0.05%	22,727	-	0.00%
Jonathan Henrich	607	0.00%	607	-	0.00%
Joseph Michalczyk	27,272	0.06%	27,272	-	0.00%
Jud and Barbara Longaker	90,909	0.20%	90,909	-	0.00%
Justin Brevoort	90,909	0.20%	90,909	-	0.00%
Bruce Franklin	22,727	0.05%	22,727	-	0.00%
Kadi Family Trust	90,909	0.20%	90,909	-	0.00%
Kathleen A Lannert Trust	45,455	0.10%	45,455	-	0.00%
Keith Gelles	90,909	0.20%	90,909	-	0.00%
Keith Wright	188,637	0.41%	188,637	-	0.00%
Kelli Krumenacker	72,726	0.16%	72,726	-	0.00%
Ken Shell	75,000	0.16%	75,000	-	0.00%

55

Kevin Gabrik	22,730	0.05%	22,730	-	0.00%
Kimberly J Sherertz	45,750	0.10%	45,750	-	0.00%
Kimberly J Sherertz - Kimberly J Sherertz for William C Sheretz UGMA	45,750	0.10%	45,750	-	0.00%
Ladd Hill Development	77,271	0.17%	77,271	-	0.00%
Les Schultz	22,728	0.05%	22,728	-	0.00%
Lindsay Anne Wickersham 1999 Irrevocable Trust	27,272	0.06%	27,272	-	0.00%
Lloyd Pellham	45,455	0.10%	45,455	-	0.00%
Lorraine Maxfield	8,182	0.02%	8,182	-	0.00%
Louis Schaufele	22,728	0.05%	22,728	-	0.00%
Malcolm Alexander Winks	16,364	0.04%	16,364	-	0.00%
Mark Finckle	10,495	0.02%	10,495	-	0.00%
Marshall Brown	304	0.00%	304	-	0.00%
Matthew Bain	22,728	0.05%	22,728	-	0.00%
Matthew Rea and Julie Bigler	90,909	0.20%	90,909	-	0.00%
Melanie and Jon Stagnitti	45,455	0.10%	45,455	-	0.00%
Michael Kram	22,728	0.05%	22,728	-	0.00%
Michael and Leslie Heathington	227,273	0.50%	227,273	-	0.00%
Michael and Lisa Zupan	90,909	0.20%	90,909	-	0.00%
Michael Lechter	45,450	0.10%	45,450	-	0.00%
Mike Donnelly	22,500	0.05%	22,500	-	0.00%
Nancy Cowgill Trust	45,455	0.10%	45,455	-	0.00%
Neil Bowles	45,455	0.10%	45,455	-	0.00%
Nick Panayotou	120,455	0.26%	120,455	-	0.00%
NJK Venture, LLC	45,455	0.10%	45,455	-	0.00%
Patrick J Carney	45,455	0.10%	45,455	-	0.00%
Paulson Investment Company, LLC	147,267	0.32%	147,267	-	0.00%
Pavel Vodkin	45,455	0.10%	45,455	-	0.00%
PAW Small Cap Partners, L.P.	300,000	0.66%	300,000	-	0.00%
Pensco Trust Company, LLC, Custodian FBO Robert L Dunn IRA	136,364	0.30%	136,364	-	0.00%
Peter Fogarty	20,483	0.04%	20,483	-	0.00%
Philip and Nancy Rosenblatt	22,728	0.05%	22,728	-	0.00%
Phillip Parham	90,909	0.20%	90,909	-	0.00%
Ralph E Hardt	150,000	0.33%	150,000	-	0.00%
RBC Capital Markets LLC Cust FBO Darin E Shelton Simple IRA	90,909	0.20%	90,909	-	0.00%
RBC Capital Markets LLC Cust FBO David S Perry Sep IRA	181,818	0.40%	181,818	-	0.00%
RBC Capital Markets LLC Cust FBO Phil Phillips IRA	33,636	0.07%	33,636	-	0.00%
RBC Capital Markets LLC Cust FBO Roger Langliers Segregated Rollover IRA	90,909	0.20%	90,909	-	0.00%
RBC Capital Markets LLC, Cust FBO Michael Zupan IRA	90,909	0.20%	90,909	-	0.00%
RBC Capital Markets LLC, Cust FBO Terry Michell IRA	68,183	0.15%	68,183	-	0.00%
RBC Capital Markets LLC, Cust FBO Thomas C Rolfstad Segregated Rollover IRA	181,818	0.40%	181,818	-	0.00%
Richard Carney	90,909	0.20%	90,909	-	0.00%
Richard Travia	22,728	0.05%	22,728	-	0.00%

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Rick Christen	22,728	0.05%	22,728	-	0.00%
Robert Fox	272,727	0.60%	272,727	-	0.00%
Robert Dodge	136,364	0.30%	136,364	-	0.00%
Robert J Monroe	45,453	0.10%	45,453	-	0.00%
Robert L Dunn and Theresa L Dunn as Trustees as the Dunn Family Community Property Trust Dtd February 28th, 20	90,909	0.20%	90,909	-	0.00%
Robert L Johnson	45,455	0.10%	45,455	-	0.00%
Robert Lanphere, Jr.	150,000	0.33%	150,000	-	0.00%
Robert Rathbone	45,455	0.10%	45,455	-	0.00%
Robert S Johnson	22,727	0.05%	22,727	-	0.00%
Robert Setteducati	146,669	0.32%	146,669	-	0.00%
Roger & Joyce Langeliers	181,818	0.40%	181,818	-	0.00%
Roger F Anderson	45,455	0.10%	45,455	-	0.00%
Ron Holman	22,728	0.05%	22,728	-	0.00%
Ronald Coby	10,845	0.02%	10,845	-	0.00%
Paul Russo	9,090	0.02%	9,090	-	0.00%
Scott Carmony	22,728	0.05%	22,728	-	0.00%
Scott Mary	90,909	0.20%	90,909	-	0.00%
Sharon Walker	30,000	0.07%	30,000	-	0.00%
Shawn Willard	45,750	0.10%	45,750	-	0.00%
Sheldon Miller	68,183	0.15%	68,183	-	0.00%
Stanton Rowe	181,818	0.40%	181,818	-	0.00%
Starla Goff	19,722	0.04%	19,722	-	0.00%
Stephen Ham	22,728	0.05%	22,728	-	0.00%
Steve Bathgate	22,727	0.05%	22,727	-	0.00%
Tanya Urbach	14,728	0.03%	14,728	-	0.00%
The GBS Living Trust, Dated November 20, 2003 and any amendments thereto	45,455	0.10%	45,455	-	0.00%
The Paxton Lee Shoen 1998 Education Trust	27,272	0.06%	27,272	-	0.00%
Thomas Hice	31,818	0.07%	31,818	-	0.00%
Thomas McChesney	22,728	0.05%	22,728	-	0.00%
Thomas Parigan	146,669	0.32%	146,669	-	0.00%
Troy O’Bryan	90,909	0.20%	90,909	-	0.00%
Troy Stevens	136,364	0.30%	136,364	-	0.00%
Troy Wells	90,909	0.20%	90,909	-	0.00%
Veronica Marano and Thomas M Volckening	63,636	0.14%	63,636	-	0.00%
Wayne Newkumet	227,273	0.50%	227,273	-	0.00%
William Bloomquist	22,728	0.05%	22,728	-	0.00%
William H Costigan	31,820	0.07%	31,820	-	0.00%
William Murphy	68,190	0.15%	68,190	-	0.00%
Orbreyn Williams	22,728	0.05%	22,728	-	0.00%
William Potts	45,455	0.10%	45,455	-	0.00%
Woodworth Contrarian Stock and Bond Fund LP	67,500	0.15%	67,500	-	0.00%
Total Selling Stockholders	13,242,186	29.06%	13,242,186	-	0.00%

(1)	Officer and director.

57

Changes in Control

Our principal stockholder owns 7,729,200 shares, or 16.9% of our outstanding Common Stock. The principal stockholder serves as an officer and director. They exercise significance influence over the control of our Company and may be able to cause or prevent a change in control.

Equity Incentive Plan

In November 2017, the Board of Directors approved the 2017 Equity Incentive Plan, or the Plan. Under the Plan, 485,000 shares of our company’s Common stock was reserved and authorized to be issued. At December 31, 2017, 200,000 shares of Common Stock were approved and issued under the Plan, and we recognized approximately $250,000 of related compensation expenses. On January 10, 2018, 200,000 shares were awarded, and we recognized $330,000 of compensation expense. There are 85,000 remaining to be issued.

58

CERTAIN RELATIONSHIPS AND RELATED

TRANSACTIONS, AND DIRECTOR INDEPENDENCE

On December 16, 2016, we and Mansfield LLC, a company owned by our CEO, Fred Wagenhals, or Mansfield, as an affiliated party, entered into a note purchase and sale agreement to purchase a promissory note held by Mansfield, and payable by ATAC. We purchased the promissory note for $1,035,000. The Managing Member of Mansfield, Tod Wagenhals, is related to our CEO. The $1,035,000 was payable on or before the closing date of the note purchase and sale agreement. As of December 31, 2017, the note had been paid in full.

On March 17, 2017, we purchased for 17,285,800 shares of our Common Stock all of the outstanding shares of Common Stock of a private company, which was primarily owned by our Chairman of the Board, and Chief Executive Officer and which engaged in the ammunition business upon which our business is based.

We have additional offices located in Scottsdale, Arizona where we lease approximately 5,000 square feet under a month-to-month triple net lease for $3,800 per month. Our Chief Executive Officer owns the building in which these offices are leased.

In connection with the acquisition of the casing division of Jagemann Stamping Company, a $10,400,000 promissory note was executed and is described in Note 10. The promissory note, under which $500,000 was paid on March 25, 2019 using funds raised for the acquisition, had a remaining balance at March 31, 2019 of $9,900,000. On April 30, 2019, the original due date of the note was subsequently extended to April 1, 2020. The note bears interest per annum at approximately 4.6% payable in arrears monthly until October 1, 2019 when the interest rate increases to 9% per annum payable monthly until principal and accrued interest are paid in full. In May of 2019, the Company paid $1,500,000 on the balance of the note. As of June 30, 2019 and March 31, 2019, we accrued interest of $127,036 and $22,196, respectively, related to the note. The note is secured by all the equipment purchased from Jagemann Stamping Company and was valued at $18,869,541 in the accompanying financial statements. Tom Jagemann, CEO and significant owner of Jagemann Stamping Company was previously a member of the Board of Directors and resigned on September 19, 2019.

DESCRIPTION OF COMMON STOCK

This section describes the general terms of our Common Stock. Our Common Stock and the rights of the holders of our Common Stock are subject to the applicable provisions of the Delaware General Corporation Law, which we refer to as “Delaware Law,” our certificate of incorporation, our bylaws, the rights of the holders of our preferred stock, if any, as well as some of the terms of any outstanding indebtedness that we may incur.

As of September 18, 2019, under our certificate of incorporation, we had the authority to issue 200,000,000 shares of Common Stock, par value $0.001 per share, of which 45,577,408 shares of our Common Stock were outstanding as of that date. Additionally, we had the authority to issues 10,000,000 shares of preferred stock, par value $0.001 per share and no shares had been issued to date.

The following description of our Common Stock may not be complete and is subject to, and qualified in its entirety by reference to Delaware law and the actual terms and provisions contained in our certificate of incorporation and our bylaws, each as amended from time to time.

Voting Rights

Each outstanding share of our Common Stock is entitled to one vote per share of record on all matters submitted to a vote of stockholders and to vote together as a single class for the election of directors and in respect of other corporate matters. At a meeting of stockholders at which a quorum is present, for all matters other than the election of directors, a majority of the votes cast decides all questions, unless the matter is one upon which a different vote is required by express provision of law or our amended and restated articles of incorporation or our bylaws. Directors will be elected by a plurality of the votes of the shares present at a meeting. Holders of shares of Common Stock do not have cumulative voting rights with respect to the election of directors or any other matter.

59

Dividends

Holders of our Common Stock are entitled to receive dividends or other distributions when, as, and if declared by our board of directors. The right of our board of directors to declare dividends, however, is subject to any rights of the holders of other classes of our capital stock, any indebtedness outstanding from time to time, and the availability of sufficient funds under Delaware law to pay dividends.

Preemptive Rights

The holders of our Common Stock generally do not have preemptive rights to purchase or subscribe for any of our capital stock or other Common Stock.

Redemption

The shares of our Common Stock are not subject to redemption by operation of a sinking fund or otherwise.

PLAN OF DISTRIBUTION

The Selling Stockholders may, from time to time, sell, transfer, or otherwise dispose of any or all of their shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The Seller Stockholders may use any one or more of the following methods when disposing of shares:

●	on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales;

●	through the listing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

●	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

60

If the Selling Stockholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions, or commissions from the Seller Stockholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions, or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of Common Stock or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The Selling Stockholders may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time under this Prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act supplementing or amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The Selling Stockholders also may transfer or donate the shares of Common Stock in other circumstances, in which case the transferees, donees, pledgees, or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Stockholder will sell any or all of the shares of Common Stock registered pursuant to the registration statement of which this prospectus forms a part.

The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, the anti-manipulation rules of Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Common Stock by the Selling Stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of common stock.

In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Seller Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We are required to pay all expenses of the registration of the shares of Common Stock, including SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the Selling Stockholders will pay all underwriting discounts and selling commissions, if any, and all fees and expenses of their respective legal counsel. We have agreed to indemnify the Selling Stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus. We may be indemnified by the Selling Stockholders against liabilities, including liabilities under the Securities Act, and state security laws, that may arise from any written information furnished to us by the Selling Stockholders specifically for use in this prospectus.

Once effective, our company has agreed to use its commercially reasonable efforts to keep such registration, and any qualifications, exemption or compliance under state securities laws which our company determines to obtain, continuously effective, and to keep the registration statement of which this prospectus forms a part free of any material misstatements or omissions, until the earlier of the following:(1) the date of which the Selling Stockholders cease to hold any shares of Common Stock registered hereunder, or (2) the date all shares of Common Stock held by the Selling Stockholders may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144.

Once sold under the registration statement of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

61

SHARES ELIGIBLE FOR FUTURE SALE

As of September 18, 2019, we had outstanding 45,577,408 shares of Common Stock. Of those shares, the 13,242,186 shares (including 5,054,893 shares to be issued on the exercise of warrants are included in the units) covered by this Prospectus upon sale will be freely transferrable without restrictions unless purchased by persons deemed to be our affiliates as that term is defined in Rule 144 under the Securities Act. Any shares purchased by an affiliate may not be resold except pursuant to an effective registration statement or an applicable exemption from registration, including an exemption under Rule 144 under the Securities Act. Of our shares of Common Stock that are outstanding, 32,273,554 will remain “restricted,” which means they were originally sold in offering, that were not registered under the Securities Act. Restricted shares may be sold through registration under the Securities Act or under an applicable exemption from registration, such as provided by Rule 144, which is summarized below.

Rule 144

In general, under Rule 144, a person who has beneficially owned restricted shares for at least six months would be entitled to sell those securities provided that (1) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and (2) we have been subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale and are current in filing our periodic reports. Persons who have beneficially owned restricted shares of Common Stock for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed 1% of the number of our Common Stock then outstanding, which will equal approximately 132,420 shares immediately after this offering and the concurrent private placement, based on the number of shares of Common Stock outstanding as of June 30, 2019. Such sales by affiliates must also comply with the manner of sale and notice provisions of Rule 144 and to the availability of current public information about us.

LEGAL MATTERS

The validity of the securities offered hereby has been passed upon for us by Snell & Wilmer, LLP, Phoenix, Arizona.

EXPERTS

The consolidated balance sheet as of March 31, 2019, March 31, 2018 and December 31, 2017 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended March 31, 2019, the three month period ended March 31, 2018 and, the year ended December 31, 2017, are incorporated by reference in this Prospectus and in the registration statement have been so included in reliance on the reports of KWCO, PC, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov. The SEC’s website contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

This Prospectus is part of a registration statement on Form S-1 that we filed with the SEC to register the securities offered hereby under the Securities Act. This Prospectus does not contain all of the information included in the registration statement, including certain exhibits and schedules. For further information with respect to our company and the securities offered by this Prospectus, as well as the exhibits and schedules to the registration statement, we refer you to the registration statement, those exhibits and schedules, and to the information incorporated by reference in this Prospectus. You may obtain the registration statement and exhibits to the registration statement from the SEC at the address listed above or from the SEC’s website.

62

AMMO, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF OPERATIONS

INTRODUCTION

On October 5, 2018, Ammo, Inc. (the “Company”) completed its acquisition of SW Kenetics Inc. (“SWK”), pursuant to the terms of the Agreement and Plan of Merger, dated September 27 (the “Merger Agreement”), by and among the Company, Ammo Technologies, Inc., a wholly owned subsidiary of the Company (“Merger Sub”), and SWK. SWK merged with and into Merger Sub, with Merger Sub continuing as the surviving corporation.

SWK is a research and development firm located in Arizona that has designed a new portfolio of modular projectiles that the Company believes will advance the force capability of the United States military, as well as NATO member countries. SWK filed a patent for their technology, which is now pending with the United States Patent and Trademark Office.

The fair value of the purchased patent was $6,124,005. The purchase consideration included 1,700,002 restricted shares of our common stock issued to the three shareholders of SWK, these restricted shares of common stock were issued with claw back provisions to ensure agreed upon objectives are met, payment of $250,000 and a payment obligation of $1,250,000 subject to completion of specific milestones.

On March 15, 2019, Enlight Group II, LLC DBA Jagemann Munition Components (hereinafter referred to as the “Buyer”), a wholly owned subsidiary of AMMO, Inc., completed its acquisition of assets of Jagemann Stamping Company’s (“Seller”) ammunition casing manufacturing and sales operations (“Jagemann Sporting Group’s Wisconsin Casing Division” or “Jagemann Casings”) pursuant to the terms of the Amended and Restated Asset Purchase Agreement (“Amended APA”) dated March 14, 2019.

Seller is engaged exclusively in the business of full-service stamping involving, among other things, the manufacture and sale of deep drawn stampings for use in the ammunition casing industry.

In accordance with the terms of the Amended APA, Buyer paid Seller a combination of $7,000,000 in cash, $10,400,000 delivered in the form of a Promissory Note, and 4,750,000 shares of AMMO, Inc. Common Stock.

Pursuant to the Amended APA, Buyer acquired the Seller’s Jagemann Casings’ certain assets (equipment and intellectual property), and is transitioning the associated employees to its direct workforce to continue the operations at Seller’s Wisconsin facilities.

AMMO, Inc.’s statement of operations for the year ended March 31, 2019 have been adjusted to remove the activity of Jagemann Munition Components from March 15, 2019 to March 31, 2019, and have been combined with the operations of SWK for the period of August 3, 2018 to October 5, 2018, and the operations of Jagemann Casings for the year ended December 31, 2018. This pro forma combined statement of operations give effect to the acquisition as if it had occurred April 1, 2018. The unaudited pro forma condensed combined financial information should be read in conjunction with the audited financial statements and related disclosures contained in the Company’s Annual Report filed with the SEC on Form 10-K for the year ended March 31, 2019, the audited financial statements of SW Kenetics, Inc., and the audited financial statements of Jagemann Stamping Company’s casing manufacturing and sales operations both of which are incorporate by reference to this filing.

The unaudited pro forma condensed combined financial information are presented for illustrative purposes only and are not necessarily indicative of the results of operations and financial position that would have been achieved had the acquisition been completed and taken place on the dates indicated or the future consolidated results of operations or financial position of the Company.

63

AMMO, INC.

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

(Unaudited)

	AMMO, Inc. (Consolidated)	Jagemann Munition Components (a)	Net	Jagemann Casings	SW Kenetics, Inc.
	Year Ended March 31, 2019			Year Ended December 31, 2018	August 3, 2018 to October 5, 2018	Total	Pro Forma Adjustments		Pro Forma Condensed Combined

Net Sales	$4,565,652	$580,078	$3,985,574	$15,417,735	$-	$19,403,309	$-		$19,403,309

Cost of Goods Sold
Depreciation and amortization expense	506,159	141,708	364,451	1,390,117		1,754,568	(1,390,117	)(b)
							1,917,120	(d)
							375,339	(f)	2,656,910
Federal excise tax	406,255	-	406,255			406,255			406,255
Other costs	3,882,932	539,222	3,343,710	15,852,334	-	19,196,044	-		19,196,044
Total costs of goods sold	4,795,346	680,930	4,114,416	17,242,451	-	21,356,867	902,342		22,259,209

Gross Margin	(229,694)	(100,852)	(128,842)	(1,824,716)	-	(1,953,558)	(902,342)		(2,855,900)

Operating Expenses						-
Selling and marketing	1,414,399		1,414,399	-	-	1,414,399	-		1,414,399
Corporate general and administrative	3,385,096		3,385,096	454,110	40	3,839,246	-		3,839,246
Employee salaries and related expenses	3,855,167		3,855,167	-	-	3,855,167	-		3,855,167
Depreciation and amortization expense	96,302		96,302	-	-	96,302	1,667,476	(c)	1,763,778
Total operating expenses	8,750,964		8,750,964	454,110	40	9,205,114	1,667,476		10,872,590
Loss from Operations	(8,980,658)	(100,852)	(8,879,806)	(2,278,826)	(40)	(11,158,672)	(2,569,818)		(13,728,490)

Other (Expenses)
Loss on purchase of assets	(2,118,154)	(2,118,154)	-	-	-	-	-		-
Interest expense	(610,600)	(22,195)	(588,405)	(399,270)	-	(987,675)	399,270	(b)
							(537,124	)(e)	(1,125,529)
			-			-			-
(Loss) before Income Taxes	(11,709,412)	(2,241,201)	(9,468,211)	(2,678,096)	(40)	(12,146,347)	(2,707,672)		(14,854,019)

Provision for Income Taxes	-	-	-	-	-	-	-		-

Net (Loss)	$(11,709,412)	$(2,241,201)	$(9,468,211)	$(2,678,096)	$(40)	$(12,146,347)	$(2,707,672)		$(14,854,019)

(Loss) per share
Basic and fully diluted:
Weighted average number of shares outstanding	33,601,569	4,750,000	-		1,700,002				33,604,569
(Loss) per share	$(0.35)								(0.44)

64

AMMO, INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED STATEMENT OF OPERATIONS

NOTE 1 - BASIS OF PRESENTATION

The unaudited pro forma condensed combined statement of operations reflects the combined historical financial information of AMMO, Inc. (“AMMO”) for the year ended March 31, 2019, Jagemann Stamping Company’s ammunition casing manufacturing and sales operations (“Jagemann Sporting Group’s Wisconsin Casing Division” or “Jagemann Casings”) for the year ended December 31, 2018 and SW Kenetics, Inc. (“SWK”)for the period from August 3, 2018 to October 5, 2018. This condensed combined statement of operations reflect both significant acquisitions as if the occurred April 1, 2018.

NOTE 2 - DESCRIPTION OF THE TRANSACTIONS

On October 5, 2018, Ammo, Inc. (the “Company”) completed its acquisition of SW Kenetics Inc. (“SWK”), pursuant to the terms of the Agreement and Plan of Merger, dated September 27 (the “Merger Agreement”), by and among the Company, Ammo Technologies, Inc., a wholly owned subsidiary of the Company (“Merger Sub”), and SWK. SWK merged with and into Merger Sub, with Merger Sub continuing as the surviving corporation.

The fair value of the purchased patent was $6,124,005. The purchase consideration included 1,700,002 restricted shares of our common stock issued to the three shareholders of SWK, these restricted shares of common stock were issued with claw back provisions to ensure agreed upon objectives are met, payment of $250,000 and a payment obligation of $1,250,000 subject to completion of specific milestones.

On March 15, 2019, Enlight Group II, LLC DBA Jagemann Munition Components (hereinafter referred to as the “Buyer”), a wholly owned subsidiary of AMMO, Inc., completed its acquisition of assets of Jagemann Stamping Company’s ammunition casing manufacturing and sales operations (“Jagemann Sporting Group’s Wisconsin Casing Division” or “Jagemann Casings”) pursuant to the terms of the Amended and Restated Asset Purchase Agreement (“Amended APA”) dated March 14, 2019.

The total estimated purchase consideration is $26,900,000 which includes $7,000,000 in cash, $10,400,000 delivered in the form of a Promissory Note, and 4,750,000 shares of AMMO, Inc. Common Stock, valued at $2.00 per share.

NOTE 3 - ADJUSTMENTS TO FINANCIAL INFORMATION

Explanation of Pro Forma Adjustments

(a)	To remove Jagemann Munition Components’ activity for the period from March 15, 2019 to March 31, 2019.
(b)	To adjust Jagemann Casing’s historical depreciation and interest
(c)	To record twelve months of amortization on Jagemann Casing’s $5,912,305 of intangible assets
(d)	To record twelve months of depreciation on the equipment purchased from Jagemann Casings ($18,869,541)
(e)	To record twelve months of interest on the $10,400,000 Jagemann Casing acquisition note

65

INDEX TO FINANCIAL STATEMENTS

Report of KWCO, P.C.	67
Consolidated Balance Sheets as of March 31, 2019 March 31, 2018, and as of December 31, 2017	68
Consolidated Statements of Operations for the year ended March 31, 2019, the three months ended March 31, 2018, the year ended December 31, 2017	69
Consolidated Statements of Stockholders’ Equity for the year ended March 31, 2019, the three months ended March 31, 2018, and the year ended December 31, 2017	70
Consolidated Statements of Cash Flows for the year ended March 31, 2019, the three months ended March 31, 2018 and the year ended December 31, 2017	71
Notes to Consolidated Financial Statements	73
Consolidated Balance Sheets as of June 30, 2019 (Unaudited) and March 31, 2019	90
Consolidated Statements of Operations (Unaudited) for the three ended June 30, 2019 and 2018	91
Consolidated Statement of Shareholders’ Equity (Unaudited) for the three months ended June 30, 2019	92
Consolidated Statements of Cashflow (Unaudited) for the three months ended June 30, 2019 and 2018	93
Notes to Consolidated Financial Statements (Unaudited)	95

66

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Ammo, Inc. Scottsdale, Arizona 85260

Opinion on the consolidated financial statements

We have audited the accompanying consolidated balance sheets of Ammo, Inc. (the Company) as of March 31, 2019 and 2018 and December 31, 2017, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended March 31, 2019, the three month period ended March 31, 2018, the year ended December 31, 2017, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of March 31, 2019 and 2018 and December 31, 2017, and the consolidated results of its operations and its cash flows for the year ended March 31, 2019, the three month period ended March 31, 2018, and the year ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities law and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, and audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KWCO , PC
KWCO, PC

We have served as the Company’s auditor since 2016.

Odessa, Texas

June 28, 2019

67

Ammo, Inc.

CONSOLIDATED BALANCE SHEETS

	March 31, 2019	March 31, 2018	December 31, 2017
ASSETS
Current Assets:
Cash	$2,181,246	$4,381,643	$786,823
Accounts receivable, net of allowance for doubtful account of $129,365 at March 31, 2019, $23,046 at March 31, 2018, and $26,046 at December 31, 2017	1,225,911	1,201,117	166,731
Due from related parties	19,565	14,204	18,461
Inventories, at lower of cost or market, principally average cost method	4,772,597	2,405,007	1,792,314
Prepaid expenses	427,551	321,074	254,732
Total Current Assets	8,626,870	8,323,045	3,019,061
Equipment, net of accumulated depreciation of $516,144 at March 31, 2019 and $113,158 at March 31, 2018, and $77,861 at December 31, 2017	21,999,787	1,241,326	769,442
Other Assets:
Deposits	29,034	16,300	-
Licensing agreements, net of accumulated amortization of $108,833 at March 31, 2019, $58,333 at March 31, 2018, and $45,833 at December 31, 2017	141,667	191,667	204,167
Patents, net of accumulated amortization of $134,701 at March 31, 2019, $49,627 at March 31, 2018 and $25,166 at December 31, 2017	6,939,304	900,373	924,834
Other intangible assets, net of accumulated amortization of $61,803 at March 31, 2019	5,850,502	-	-
TOTAL ASSETS	$43,587,164	$10,672,711	$4,917,504

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,920,344	$479,465	$476,893
Accrued liabilities	531,434	541,210	254,774
Convertible note payable	-	-	1,575,000
Note payable related party	-	-	100,000
Insurance premium note payable	230,597	99,907	6,880
Current portion of note payable related party	1,500,000	-	-
Contingent consideration payable	300,000	-	-
Total Current Liabilities	4,482,375	1,120,582	2,413,547
Long-term Liabilities:
Convertible promissory notes, net of $24,144 of note issuance costs	275,856	-	-
Contingent consideration payable	900,000	-	-
Note payable related party	8,400,000	-	-
Total Liabilities	14,058,231	1,120,582	2,413,547
Shareholders’ Equity:
Common stock, $0.001 par value, 200,000,000 shares authorized 44,013,075, 28,394,503, and 22,487,793 shares issued and outstanding at March 31, 2019 and March 31, 2018, and December 31, 2017 respectively	44,013	28,394	22,488
Additional paid-in capital	48,935,485	17,264,888	8,430,394
Stock subscription receivable	-	-	(5,000)
Accumulated (Deficit)	(19,450,565)	(7,741,153)	(5,943,925)
Total Shareholders’ Equity	29,528,933	9,552,129	2,503,957
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$43,587,164	$10,672,711	$4,917,504

The accompanying notes are an integral part of these consolidated financial statements.

68

Ammo, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended March 31, 2019	For the Three Months Ended March 31, 2018	For the Year Ended December 31, 2017

Net Sales
Ammunition Sales	$3,985,574	$1,960,688	$1,294,861
Casing Sales	580,078	-	-
	4,565,652	1,960,688	1,294,861
Cost of Goods Sold, includes depreciation and amortization of $506,159 $66,405 and $141,575, respectively, and federal excise taxes of $406,255, $194,003, and $132,294, respectively	4,795,346	1,667,614	1,303,586
Gross Margin	(229,694)	293,074	(8,725)

Operating Expenses
Selling and marketing	1,414,399	585,294	759,053
Corporate general and administrative	3,385,096	589,983	2,154,498
Employee salaries and related expenses	3,855,167	914,258	1,046,667
Depreciation and amortization expense	96,302	5,853	7,285
Total operating expenses	8,750,964	2,095,388	3,967,503
Loss from Operations	(8,980,658)	(1,802,314)	(3,976,228)

Other Income/(Expenses)
Loss on purchase	(2,118,154)	-	-
Loss on vendor notes receivable foreclosure	-	-	(1,279,921)
Interest expense	(610,600)	5,086	(532,752)

(Loss) before Income Taxes	(11,709,412)	(1,797,228)	(5,788,901)

Provision for Income Taxes	-	-	-

Net (Loss)	$(11,709,412)	$(1,797,228)	$(5,788,901)

(Loss) per share
Basic and fully diluted:
Weighted average number of shares outstanding	33,601,569	26,045,890	19,279,601
(Loss) per share	$(0.35)	$(0.07)	$(0.30)

The accompanying notes are an integral part of these consolidated financial statements.

69

Ammo, Inc.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the Year ended March 31, 2019, For the Three Months Ended March 31, 2018, and
For the Year Ended December 31, 2017

	Common Shares		Additional Paid-In	Subscription	Accumulated
	Number	Par Value	Capital	Receivable	(Deficit)	Total

Balance as of December 31, 2016	15,754,000	$15,754	$799,180	$(167,500)	$(155,024)	$492,410

Reverse merger and recapitalization	604,371	604	(604)	-	-	-
Subscriptions collected	-	-	-	167,500	-	167,500
Common stock issued to founders	500,000	500	145	-	-	645
Founder shares repurchased	(400,000)	(400)	(99,600)	-	-	(100,000)
Common stock issued for cash	4,640,822	4,641	6,034,259	-	-	6,038,900
Common stock issued for payment of legal fees	49,600	50	123,950	-	-	124,000
Subscription receivable	4,000	4	4,996	(5,000)	-	-
Organizational and fundraising cost	20,000	20	(179,770)	-	-	(179,750)
Common stock issued for licensing agreement	100,000	100	124,900	-	-	125,000
Legal, advisory and consulting fees	495,000	495	554,130	-	-	554,625
Employee stock awards	120,000	120	159,880	-	-	160,000
Shares issued for patents	600,000	600	749,400	-	-	750,000
Imputed interest on related party note	-	-	46,340	-	-	46,340
Issuance of warrants for interest	-	-	46,188	-	-	46,188
Issuance of warrants for services	-	-	67,000	-	-	67,000
Net loss for year ended December 31, 2017	-	-	-	-	(5,788,901)	(5,788,901)

Balance as of December 31, 2017	22,487,793	22,488	8,430,394	(5,000)	(5,943,925)	2,503,957

Subscription collected	-	-	-	5,000	-	5,000
Common stock issued for cash	5,614,210	5,614	9,257,810	-	-	9,263,424
Organizational and fundraising cost	-	-	(1,137,211)	-	-	(1,137,211)
Employee stock awards	292,500	292	482,332	-	-	482,624
Stock grant expense			106,563		-	106,563
Issuance of warrants for services	-	-	125,000	-	-	125,000
Net loss for period ended March 31, 2018	-	-	-	-	(1,797,228)	(1,797,228)

Balance as of March 31, 2018	28,394,503	28,394	17,264,888	-	(7,741,153)	9,552,129

Common stock issued for cash	5,796,336	5,797	10,898,133	-	-	10,903,930
Common stock issued for exercised warrants	1,972,800	1,973	4,765,652	-	-	4,767,625
Common stock issued for cashless warrant exercise	10,495	11	(11)	-	-	-
Organizational and fundraising cost	-	-	(1,704,563)	-	-	(1,704,563)
Common stock issued for services	5,000	5	22,345	-	-	22,350
Employee stock awards	702,500	702	1,172,272	-	-	1,172,974
Stock grants	-	-	703,030	-	-	703,030
Acquisition stock issuances	6,450,002	6,450	14,117,555	-	-	14,124,005
Legal, advisory and consulting fees	(49,600)	(50)	(123,950)	-	-	(124,000)
Common stock issued for convertible notes	731,039	731	1,820,134	-	-	1,820,865
Net loss for year ended March 31, 2019	-	-	-	-	(11,709,412)	(11,709,412)

Balance as of March 31, 2019	44,013,075	$44,013	$48,935,485	$-	$(19,450,565)	$29,528,933

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Ammo, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOW

	For the Year Ended March 31, 2019	For the Three Months Ended March 31, 2018	For the Year Ended December 31, 2017

Cash flows from operating activities:
Net (Loss)	$(11,709,412)	$(1,797,228)	$(5,788,901)
Adjustments to reconcile Net (Loss) to Net Cash provided by operations:
Depreciation and amortization	599,863	72,258	148,860
Loss on vendor notes receivable foreclosure	-	-	1,279,921
Imputed interest	-	-	46,340
Debt discount amortization	151,856	-	356,250
Stock grants	703,030	106,563	-
Stock for services	22,350	-	454,625
Employee stock awards	1,172,974	482,624	160,000
Warrants for services and interest	-	125,000	113,188
Stock and warrants for promissory note conversion	358,800	-	-
Loss on purchase	2,118,154	-	-
Changes in Current Assets and Liabilities
Vendor advances receivable	-	-	186,486
Accounts receivable	(131,113)	(1,031,385)	(171,812)
Allowance for doubtful accounts	106,320	(3,000)	26,046
Due to (from) related parties	(5,361)	4,257	(18,461)
Inventories	(2,367,591)	(612,693)	(928,762)
Prepaid expenses	215,489	101,114	183,181
Deposits	(12,734)	(16,300)	-
Accounts payable	1,440,879	2,572	418,898
Accrued liabilities	42,289	286,435	254,774
Net cash used in operating activities	(7,294,207)	(2,279,783)	(3,279,367)

Cash flows from investing activities
Purchase of equipment	(2,291,907)	(507,181)	(304,188)
Jagemann Acquisition	(7,000,000)	-	-
Purchase of patent	(250,000)	(100,000)	(100,000)
Net cash used in investing activities	(9,541,907)	(607,181)	(404,188)

Cash flow from financing activities
Convertible note payment	-	-	(300,000)
Note payment - related party	(500,000)	-	(960,000)
Insurance premium note payment	(191,275)	(74,429)	(207,033)
Contingent consideration payment	(50,000)	-	-
Convertible promissory note	1,534,000	(1,575,000)	-
Sale of common stock	10,903,930	9,263,424	6,038,900

(Continued)

71

Ammo, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOW

	For the Year Ended March 31, 2019	For the Three Months Ended March 31, 2018	For the Year Ended December 31, 2017

Purchase of common stock	(124,000)	-	-
Common stock issued for exercised warrants	4,767,625	-	-
Collection of stock subscription	-	5,000	167,500
Common stock activity - founders shares	-	-	(99,355)
Organizational and fundraising costs	(1,704,563)	(1,137,211)	(179,750)
Net cash provided by financing activities	14,635,717	6,481,784	4,460,262

Net increase/(decrease) in cash	(2,200,397)	3,594,820	776,707
Cash, beginning of period	4,381,643	786,823	10,116
Cash, end of period	$2,181,246	$4,381,643	$786,823

Supplemental cash flow disclosures
Cash paid during the period for -
Interest	$240,523	$-	$9,105
Income taxes	$-	$-	$-

Non-cash investing and financing activities:
Additional paid-in-capital	$(11)	$-	$-
Common stock	11	-	-
Issuance of common stock	4,624,005	-	-
Contingent consideration payable	1,250,000	-	-
Patent acquisition	(5,874,005)	-	-
Issuance of common stock	7,381,846	-	-
Note payable - related party	10,400,000	-	-
Acquired Intangible Assets	(5,912,305)	-	-
Acquired Equipment	(11,869,541)	-	-
Convertible promissory note	(1,410,000)	-	-
Accrued Liabilities	(52,065)	-	-
Convertible promissory note conversion	1,462,065	-	-
Vendor note receivable foreclosure
Vendor notes receivable	-	-	1,305,079
Vendor advances receivable	-	-	(96,552)
Accounts receivable	-	-	(20,965)
Inventories	-	-	(644,447)
Equipment	-	-	(543,115)
Licensing agreement	-	-	(125,000)
Issuance of common stock	-	-	125,000
Insurance premium note payment	321,966	167,456	213,913
Prepaid expense	(321,966)	(167,456)	(213,913)
Common Stock	-		604
Additional paid-in-capital	-	-	(604)
Prepaid legal services	-	-	(224,000)
Issuance of common stock	-	-	224,000
Issuance of common stock	-	-	750,000
Patent acquisition	-	-	(750,000)
Stock subscription receivable	-	-	(5,000)
Additional paid-in-capital	-	-	5,000
	$-	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

72

AMMO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2019, March 31, 2018, and December 31, 2017

NOTE 1 – ORGANIZATION AND BUSINESS ACTIVITY

We were formed under the name Retrospettiva, Inc. in November 1990 to manufacture and import textile products, including both finished garments and fabrics. We were inactive until the following series of events in December 2016 and March 2017.

On December 15, 2016, the Company’s majority shareholders sold 475,681 (11,891,976 pre-split) of their outstanding shares to Mr. Fred W. Wagenhals (“Mr. Wagenhals”) resulting in a change in control of the Company. Mr. Wagenhals was appointed as sole officer and the sole member of the Company’s Board of Directors.

The Company also approved (i) doing business in the name AMMO, Inc., (ii) a change to the Company’s OTC trading symbol to POWW, (iii) an agreement and plan of merger to re-domicile and change the Company’s state of incorporation from California to Delaware, and (iv) a 1-for-25 reverse stock split (“Reverse Split”) of the issued and outstanding shares of the common stock of the Company. As a result of the reverse split, the previous issued and outstanding shares of common stock became 580,052 shares; no shareholder was reversed below 100 shares, and all fractional shares resulting from the reverse split were rounded up to the next whole share. All references to the outstanding stock have been retrospectively adjusted to reflect this split. These transactions were effective as of December 30, 2016.

On March 17, 2017, the Company entered into a definitive agreement with AMMO, Inc. a Delaware Corporation (PRIVCO) under which the Company acquired all of the outstanding shares of common stock of (PRIVCO). Under the terms of the Agreement, the Company issued 17,285,800 newly issued shares of common stock of the Company. In connection with this transaction the Company retired 475,681 shares of common stock and issued 500,000 shares of common stock to satisfy an issuance commitment. The acquisition was considered to be a capital transaction. The transaction was the equivalent to the issuance by PRIVCO of 604,371 shares to the Company’s shareholders accompanied by a recapitalization. The weighted average number of outstanding shares has been adjusted for this transaction. (PRIVCO) subsequently changes its name to AMMO Munitions, Inc.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Basis

We use the accrual basis of accounting and accounting principles generally accepted in the United States of America (“GAAP”) and all amounts are expressed in U.S. dollars. The Company has a fiscal year-end of March 31st.

The financial statements and related disclosures as of March 31, 2019, March 31, 2018, and December 31, 2017 are presented pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Unless the context otherwise requires, all references to “AMMO”, “we”, “us”, “our,” or the “Company” are to AMMO, Inc., a Delaware corporation

Principles of Consolidation

The consolidated financial statements include the accounts of AMMO, Inc. and its wholly owned subsidiaries, Enlight Group II, LLC (d/b/a Jagemann Munition Components), SNI, LLC, AMMO Munitions, Inc. and AMMO Technologies, Inc. (inactive). All significant intercompany accounts and transactions are eliminated in consolidation

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the statement of cash flows, we consider highly liquid financial instruments purchased with a maturity of three months or less to be cash equivalents.

73

AMMO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2019, March 31, 2018, and December 31, 2017

Accounts Receivable and Allowance for Doubtful Accounts

Our accounts receivable represent amounts due from customers for products sold and include an allowance for uncollectible accounts which is estimated based on the aging of the accounts receivable and specific identification of uncollectible accounts. At March 31, 2019, March 31, 2018 and December 31, 2017, we reserved $129,365, $23,046, and $26,046, respectively, of allowance for doubtful accounts.

License Agreements

We are a party to a license agreement with Jesse James, a well-known motorcycle designer, and Jesse James Firearms, LLC, a Texas limited liability company, or JJF. The license agreement grants us the exclusive worldwide rights through October 15, 2021 to Mr. James’ image rights and trademarks associated with him in connection with the marketing, promotion, advertising, sale, and commercial exploitation of Jesse James Branded Products. In addition, Mr. James agreed to make himself available for certain promotional activities and to promote Jesse James Branded Products through his own social media outlets. We agreed to pay Mr. James royalty fees on the sale of ammunition and non-ammunition Branded Products and to reimburse him for any out-of-pocket expenses and reasonable travel expenses. We also issued 100,000 shares of our common stock upon the execution of the license agreement with the potential issuance of up to 75,000 additional shares of common stock upon achieving certain gross sales with $15 million in gross sales required to earn the entire 75,000 shares.

We are a party to a license agreement with Jeff Rann, a well-known wild game hunter and spokesman for the firearm and ammunition industries. The license agreement grants us through February 2022 the exclusive worldwide rights to Mr. Rann’s image rights and trademarks associated with him in connection with the marketing, promotion, advertising, sale, and commercial exploitation of all Jeff Rann Branded Products. Mr. Rann agreed to make himself available for certain promotional activities and to promote the Branded Products through his own social media outlets. We agreed to pay Mr. Rann royalty fees on the sale of ammunition and non-ammunition Branded Products and to reimburse him for any out-of-pocket expenses and reasonable travel expenses. We also issued 100,000 shares of our common stock upon the execution of the license agreement with the potential issuance of 75,000 additional shares of common stock upon achieving certain gross sales with $15 million in gross sales required to earn the entire 75,000 shares.

Amortization expense for the license agreements for the year ended March 31, 2019, the three months ended March 31, 2018, and the year ended December 31, 2017 were $50,000, $12,500, and $45,833, respectively.

Patent

In September 28, 2017, AMMO Technologies Inc. (“ATI”), an Arizona corporation, which is 100% owned by us, merged with Hallam, Inc, a Texas corporation, with ATI being the survivor. Under the terms of the Merger, we issued to Hallam, Inc.’s two shareholders, 600,000 shares of our common stock, subject to restrictions, and payment of $200,000. The first payment of $100,000 to the Hallam, Inc. shareholders was paid on September 13, 2017, and the second payment of $100,000 was paid on February 6, 2018.

The shares were valued at $1.25 and the aggregate value of $950,000 was recorded as a patent asset. This asset will be amortized from September 2017, the first full month of the acquired rights, through October 29, 2028. Patent amortization expense for the year ended March 31, 2019, the three months ended March 31, 2018, and the year ended December 31, 2017 were $85,074, $24,461, and $25,166.

Under the terms of the Merger, ATI succeeded to all of the assets of Hallam, Inc. and assumed the liabilities of Hallam, Inc., which were none. The primary asset of Hallam, Inc. was an exclusive license to produce projectiles and ammunition using the Hybrid Luminescence Ammunition Technology under patent U.S. 8,402,896 B1 with a publication date of March 26, 2013 owned by University of Louisiana at Lafayette. The license was formally amended and assigned to AMMO Technologies Inc. pursuant to an Assignment and First Amendment to Exclusive License Agreement. Assumption Agreement dated to be effective as of August 22, 2017, the Merger closing date. Under the terms of the Exclusive License Agreement, the Company is obligated to pay a royalty to the patent holder, based on a $0.01 per unit basis for each round of ammunition sold that incorporates this patented technology through October 29, 2028. For year ended March 31, 2019, the three months ended March 31, 2018 and the year ended December 31, 2019, the Company accrued $33,920, $10,783, and $6,000 respectively under this agreement.

In August 2018, we applied for additional patent coverage for the manufacturing methods or application of the Hybrid Luminescence Ammunition Technology on a variety of projectile and ammunition types. The costs of filing this patent were expensed, but may be recapitalized pending the outcome of the USPTO’s review of the application.

On October 5, 2018, we completed the acquisition of SW Kenetics Inc. on (See Note 7). Under the terms of the Merger, ATI succeeded all of the assets of SW Kenetics, Inc. and assumed all of the liabilities. The primary asset of SW Kenetics Inc. was a pending patent for modular projectiles. All rights to patent pending application were assigned and transferred to AMMO Technologies, Inc. pursuant to Intellectual Property Rights Agreement on September 27, 2018.

We intend to continue building our patent portfolio to protect our proprietary technologies and processes, and will file new applications where appropriate to preserve our rights to manufacture and sell our branded lines of ammunition.

Other Intangible Assets

On March 15, 2019, Enlight Group II, LLC d/b/a Jagemann Munition Components, a wholly owned subsidiary of AMMO, Inc., completed its acquisition of selected assets of Jagemann Stamping Company’s ammunition casing manufacturing and sales operations pursuant to the terms of the Amended and Restated Asset Purchase Agreement (See Note 10). The intangible assets acquired include a tradename, customer relationships, and intellectual property. For the year ended March 31, 2019, amortization of the other intangibles assets was $61,803.

Impairment of Long-Lived Assets

We continually monitor events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, we assess the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, we recognize an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell. No impairment expense was recognized for the year ended March 31, 2019, the three month period ended March 31, 2018 or the year ended December 31, 2017.

74

AMMO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2019, March 31, 2018, and December 31, 2017

Revenue Recognition

We generate revenue from the production and sale of ammunition. We recognize revenue according to ASC 606. When the customer obtains control over the promised goods or services, we record revenue in the amount of consideration that we can expect to receive in exchange for those goods and services. The Company applies the following five-step model to determine revenue recognition:

●	identification of a contract with a customer
●	identification of the performance obligations in the contact
●	determination of the transaction price
●	allocation of the transaction price to the separate performance allocation
●	recognition of revenue when performance obligations are satisfied

The Company only applies the five-step model when it is probable that the Company will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception and once the contract is determined to be within the scope of ASC 606, we assess the goods or services promised within each contract and determines those that are performance obligations, and assesses whether each promised good or service is distinct. Our contracts contain a single performance obligation and the entire transaction price is allocated to the single performance obligation. We recognize as revenues the amount of the transaction price that is allocated to the respective performance obligation when the performance obligation is satisfied or as it is satisfied. Accordingly, we recognize revenues (net) when the customer obtains control of the Company’s product, which typically occurs upon shipment of the product.

For the year ended March 31, 2019, and the three months ended March 31, 2018 the Company’s customers that comprised more than ten percent (10%) of total revenues and accounts receivable were as follows:

	For the Year Ended March 31, 2019		For the Three Months Ended March 31, 2018		For the Year Ended December 31, 2017
PERCENTAGES	Revenues	Accounts Receivable	Revenues	Accounts Receivable	Revenues	Accounts Receivable

Customers:
A	24.6%	29.4%	-	-	-	-
B	19.1%	-	-	-	-	-
C	10.0%	-	35.5%	54.6%	57.8%	27.4%
D	-	19.0%	-	-	-	-
E	-	-	17.1%	12.6%	-	-
F	-	-	15.1%	-	-	-
G	-	-	-	-	-	20.4%
H	-	-	-	-	-	12.7%
	53.7%	48.4%	67.7%	67.2%	57.8%	60.5%

Advertising Costs

We expense advertising costs as they are incurred. We incurred advertising and marketing costs of $554,266 $245,472 and $220,154 for the year ended March 31, 2019, for the three months ended March 31, 2018 and for the year ended December 31, 2017, respectively.

Fair Value of Financial Instruments

We measure options and warrants at fair value in accordance with Accounting Standards Codification 820 – Fair Value Measurement (“ASC 820”). The objective of ASC 820 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. ASC 820 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. ASC 820 specifies a valuation hierarchy based on whether the inputs to those valuation techniques are observable or unobservable.

Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s own assumptions. These two types of inputs have created the following fair value hierarchy:

Level 1 – Quoted prices for identical instruments in active markets;

Level 2 – Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets; and

Level 3 – Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

This hierarchy requires us to minimize the use of unobservable inputs and to use observable market data, if available, when estimating fair value.

We value all common stock issued for services on the date of the agreements, using the price at which shares were being sold to private investors or at the value of the services performed.

We valued warrants issued for the reduction in conversion price for the conversion of Convertible Promissory Notes at the grant date of March 31, 2019 using valuation methods and assumptions that consider, among other factors, the fair value of the underlying stock, risk free interest rate, volatility, and expected life.

	March 31, 2019	March 31, 2018	December 31, 2017

Risk free interest rate	2.39%	2.05%	1.31 - 1.5%
Expected volatility	45%	195%	250%
Expected term	2.5 years	1 year	1 - 1.5 years
Expected dividend yield	0%	0%	0%

75

AMMO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2019, March 31, 2018, and December 31, 2017

Equipment acquired in the March 15, 2019 acquisition of the Jagemann Casings was valued at fair value on the acquisition date by a third party valuation firm.

We valued warrants issued for services at the grant date of March 12, 2018 using valuation methods and assumptions that consider, among other factors, the fair value of the underlying stock, risk free interest rate, volatility, and expected life.

In the year ended December 31, 2017, Equipment acquired in the foreclosure transaction and the patent were valued on their respective acquisition dates using fair values.

	Quoted Active Markets for Identified Assets	Significant Other Observable Inputs	Significant Unobservable Inputs	Total
	(Level 1)	(Level 2)	(Level 3)
March 31, 2019
Employee stock awards	$-	$1,172,974	$-	$1,172,974
Executive stock grant expense	-	703,030	-	703,030
SWK patent acquisition	-	-	4,624,005	4,624,005
Jagemann Munition Components acquired intangible assets	-	-	5,912,305	5,912,305
Stock and warrants issued for convertible promissory notes	-	358,800	-	358,800

March 31, 2018
Employee stock awards	$-	$482,432	$-	$482,432
Executive stock grant expense	-	106,563	-	106,563
Warrants issued for services	-	-	125,000	125,000

December 31, 2017
Common stock issued for legal, advisory and consulting fees	$-	$454,625	$-	$454,625
Employee stock awards	-	160,000	-	160,000
Common stock for licensing agreement	-	125,000	-	125,000
Patent acquisition, noncash element	-	-	750,000	750,000
Warrants issued for interest	-	-	46,188	46,188
Warrants issued for services	-	-	67,000	67,000
Assets acquired in foreclosure	-	-	543,115	543,115
Common Stock issued for prepaid legal fees	-	224,000	-	224,000

Inventories

We state inventories at the lower of cost or market. We determine cost using the average cost method. Our inventory consists of raw materials, work in progress, and finished goods. Cost of inventory includes cost of parts, labor, quality control, and all other costs incurred to bring our inventories to condition ready to be sold. We periodically evaluate inventories for obsolescence.

Property and Equipment

We state property and equipment at cost, less accumulated depreciation. We capitalize major renewals and improvements, while we charge minor replacements, maintenance, and repairs to current operations. We compute depreciation by applying the straight-line method over estimated useful lives, which are generally five to ten years.

Compensated Absences

We accrue a liability for compensated absences in accordance with Accounting Standards Codifications 710 – Compensation – General.

76

AMMO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2019, March 31, 2018, and December 31, 2017

Stock-Based Compensation

We account for stock-based compensation at fair value in accordance with SFAS No. 123 and 123 (R) (ASC 718). There were 702,500 shares of common stock issued to employees, members of the Board of Directors, and members of the Advisory Committee for services during the year ended March 31, 2019.

On March 12, 2018, we entered into an employment agreement with an executive that included, among other provisions, an equity grant of 400,000 shares of restricted common stock that vests at the rate of 100,000 shares annually for four years. The $660,000 compensation value is being recognized ratably on a straight-line basis over the four-year period covered by the agreement.

On May 1, 2018, we entered into an employment agreement with Robert D. Wiley, Chief Financial Officer, that included, among other provisions, an equity grant of 100,000 shares of restricted common stock that vests at the rate of 33,333 shares annually for three years. The $250,000 compensation value is being recognized on a straight-line basis over the three-year period covered by the agreement.

From September 2018 through March 2019, we entered into seven separate employment agreements that included in total, among other provisions, equity grants of 535,000 shares of restricted common stock that vests annually over the next four years. The total compensation value of $1,376,000 is being recognized on a straight-line basis over the periods covered by each agreement, up to four years.

Concentrations of Credit Risk

Accounts at banks are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000 at various times. As of March 31, 2019, our bank account balances exceeded federally insured limits.

Income Taxes

We file federal and state income tax returns in accordance with the applicable rules of each jurisdiction. We account for income taxes under the asset and liability method in accordance with Accounting Standards Codification 740 - Income Taxes (“ASC 740”). The provision for income taxes includes federal, state, and local income taxes currently payable, and deferred taxes. We recognize deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. We measure deferred tax assets and liabilities using enacted tax rates expected to apply to taxable amounts in years in which those temporary differences are expected to be recovered or settled. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized. In accordance with ASC 740, we recognize the effect of income tax positions only if those positions are more likely than not of being sustained. We measure recognized income tax positions at the largest amount that is greater than 50% likely of being realized. We reflect changes in recognition or measurement in the period in which the change in judgment occurs. We currently have substantial net operating loss carryforwards. We have recorded a valuation allowance equal to the net deferred tax assets due to the uncertainty of the ultimate realization of the deferred tax assets.

Contingencies

Certain conditions may exist as of the date the consolidated financial statements are issued that may result in a loss to us but will only be resolved when one or more future events occur or fail to occur. We assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against us or unasserted claims that may result in such proceedings, we evaluate the perceived merits of any legal proceedings or unasserted claims and the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is possible that a material loss has been incurred and the amount of the liability can be estimated, the estimated liability would be accrued in our consolidated financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of range of possible loss if determinable and material, would be disclosed. There were no known contingencies at March 31, 2019, March 31, 2018 or December 31, 2017.

Recent Accounting Pronouncements

In May 2014, FASB issued ASU 2014-09, “Revenue from Contracts with Customers”. This ASU is a comprehensive new revenue recognition model that requires a company to recognize revenue to depict the transfer of goods or services to a customer at an amount that reflects the consideration it expects to receive in exchange for those goods or services. The revised effective date for this ASU is for annual and interim periods beginning on or after December 15, 2017, and early adoption will be permitted, but not earlier than the original effective date of annual and interim periods beginning on or after December 15, 2016, for public entities. We adopted ASU 2014-09 as of January 1, 2018, and it did not have a material impact on the Company’s consolidated results of operations, financial position or cash flows for the year ended March 31, 2019 and the three months ended March 31, 3018.

77

AMMO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2019, March 31, 2018, and December 31, 2017

Sales are initiated in three ways –

●	third party sales representative obtains signed purchase order from a customer
●	direct contact by in-house sales representatives who obtains signed purchase order
●	electronic purchase order from a customer (usually the very large customers)

Once a customer’s order is received a sales order is generated by authorized sales or management personnel. Once approved for shipping, the sales order is entered, the inventory control department will pull the purchased items from the inventory or if needed will request the manufacture of a specific product. When the items that were ordered are available for shipment, the merchandise is prepared for shipping and shipped by FedEx or common carrier.

All sales are recorded upon shipment and, depending on credit worthiness of customer, the payment terms will vary from thirty (30) to sixty (60) days. No refunds are allowed on any product shipped.

Each product manufactured by the Company has standard specifications and performance objectives. The Company has an extensive product testing program and, if the Company were given notice of a product defect by a customer, the Company would request the return of the product so that the manufacturing defect could be identified. From inception to March 31, 2019, the Company has had no returned products related to product warranty.

The revenue recognition procedures set forth above have been used by the Company since its inception and are consistent with requirements of ASC 606 “Revenue from Contracts with Customers”.

In February 2016, the FASB issued ASU 2016-02 – “Leases (Topic 842)” Under ASU 2016-02, entities will be required to recognize lease asset and lease liabilities by lessees for those leases classified as operating leases. Among other changes in accounting for leases, a lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to (and a lessor) should include payments to be made in optional periods only if the lessee is reasonably certain to exercise an option to extend the lease or not to exercise an option to terminate the lease. Similarly, optional payments to purchase the underlying asset should be included in the measurement of lease assets and lease liabilities only if the lessee is reasonably certain to exercise that purchase option. The amendments in ASU 2016-02 will become effective for fiscal years beginning after December 15, 2018, including interim periods with those fiscal years for public business entities. We are currently evaluating the effect of the adoption of ASU 2016-02 will have on our consolidated results of operations, financial position or cash flows.

On June 20, 2018, the FASB expanded the scope of Accounting Standards Codification (ASC) 718, Compensation – Stock Compensation, to include share-based payments to nonemployees for goods and services. The accounting board said the amendments in Accounting Standards Update (ASU) No. 2018-07, Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, align the guidance for stock compensation to employees and nonemployees. The amended guidance replaces ASC 505-50, Equity – Equity-Based Payments to Non-Employees. We anticipate that this ASC will not have a material effect on the Company’s financial statements.

The amendments in ASU No. 2018-07 apply “to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards,” the FASB said. But the amended guidance does not cover stock compensation that is used to provide financing to the company that issued the shares or stock awards tied to a sale of goods or services as part of a contract accounted for according to ASC 606, Revenue From Contracts With Customers.

The amendments are effective for public companies for fiscal years that begin after December 15, 2018, and the quarterly and other interim periods in those years, the FASB said the amended guidance can be applied before it becomes effective, but businesses are not permitted to use the guidance in ASU No. 2018-07 before they have implemented ASC 606. We have evaluated the effect of the adoption of ASU 2018-07 will have on our consolidated results of operations, financial position or cash flows and determine the effects will not be material to the Company’s financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

Loss Per Common Share

We calculate basic loss per share using the weighted-average number of shares of common stock outstanding during each reporting period. Diluted loss per share includes potentially dilutive securities, such as outstanding options and warrants, using various methods, such as the treasury stock or modified treasury stock method, in the determination of dilutive shares outstanding during each reporting period. We have issued warrants to purchase 8,143,115 shares of common stock that are potentially dilutive. All weighted average numbers were adjusted for the reverse stock split and merger transaction. Due to the loss from operations in the year ended March 31, 2019, the three month period ended March 31, 2018, and the year ended December 31, 2017, there are no common shares added to calculate the dilutive EPS for those periods as the effect would be antidilutive.

78

AMMO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2019, March 31, 2018, and December 31, 2017

NOTE 3 – VENDOR NOTES RECEIVABLE

While living in Payson, AZ, a small city 90 minutes north of Phoenix, AMMO’s CEO, Fred Wagenhals, was approached by Payson’s mayor to discuss Advanced Tactical Armament Concepts, LLC (ATAC), an ammunition manufacturing company located in Payson. ATAC was experiencing financial difficulties and the mayor was concerned about the economic effect it would have on his city if ATAC’s manufacturing plant closed down. The mayor asked Mr. Wagenhals if he could develop a plan to salvage the ATAC plant and restore operations.

Before Mr. Wagenhals could assist, ATAC’s financial situation worsened and the business ceased operations. ATAC’s bank, WESTERN ALLIANCE BANK, petitioned the bankruptcy court to appoint a receiver to protect the bank’s collateral. Wagenhals approached the bank about resolving the receivership issue and re-opening the business. The bank agreed to delay its action in exchange for an immediate payment of $235,000 by ATAC and an increase of $665,000 in ATAC’s working capital. ATAC borrowed $900,000 plus $135,000 in stipulated interest from a related party of Wagenhals (Mansfield L.L.C.). On October 24, 2016, AMMO, Inc. completed negotiations with Western Alliance Bank to purchase the bank’s position ($1,910,993) as the note holder for $1,550,000.

Vendor note receivable consisted of the following at December 31, 2016:

Advanced Tactical Armament Concepts, L.L.C. Notes Payable Purchased by Ammo	Amount

Western Alliance Bank – Balance outstanding as of October 24, 2016	$1,910,993
Negotiated Discount with Western Alliance Bank to assume the Note Receivable	(360,993)
AMMO, Inc. Net Purchase Price for Western Alliance Note Payable	1,550,000
Mansfield, LLC Note Outstanding, inclusive of $135,000 fee outstanding	1,035,000
AMMO, Inc. Net Purchase Price to Acquire Notes Receivable of Western Alliance Bank & Mansfield LLC	$2,585,000

On November 21, 2016 AMMO applied for its’ Federal Firearms License which it received on February 1, 2017. Between November 21, 2016 and February 1, 2017, Wagenhals made an agreement with the owners of ATAC to start production of AMMO, Inc. branded ammunitions. This was accomplished by providing ATAC $219,000 in raw materials and ATAC was advanced $89,000 to pay selected ATAC vendors whose materials were required in the manufacturing process and to re-hire production employees. AMMO negotiated an agreement with the management of ATAC to liquidate the vendor notes advances balance by manufacturing AMMO branded products in the future.

ATAC’s operations continued to worsen and on February 20, 2017, a sale was held for the disposition of collateral for Advanced Tactical Armament Concepts, LLC, a Nevada Limited Liability Company. As a secured party, we submitted a creditor bid. Our bid for the sale for the disposition of collateral was the highest and was accepted and we assumed operation of the manufacturing facility. We reflected this transaction in the following manner:

Notes Receivable	$(2,585,000)
Vendor advances receivable	96,552
Accounts receivable	20,965
Inventories	644,447
Equipment	543,115
Loss on notes receivable	1,279,921
$-

The management of AMMO reviewed their options for accounting for the foreclosure on ATAC’s collateral and determined that they had not purchased a business, therefore the assets acquired in foreclosure would have to be assessed for their fair values. The receivables and inventories were valued at their collectible amounts or replacement costs. AMMO had the equipment appraised by a professional appraisal firm.

NOTE 4 – INVENTORIES

At March 31, 2019, March 31, 2018, December 31, 2017, the inventory balances consisted of the following:

	March 31, 2019	March 31, 2018	December 31, 2017
Finished product	$2,628,241	$809,680	$1,007,291
Raw materials	1,635,130	1,471,666	764,810
Work in process	509,226	123,661	20,213

	$4,772,597	$2,405,007	$1,792,314

79

AMMO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2019, March 31, 2018, and December 31, 2017

NOTE 5 – EQUIPMENT

We state property and equipment at historical cost less accumulated depreciation. We compute depreciation using the straight-line method at rates intended to depreciate the cost of assets over their estimated useful lives, which are generally five to ten years. Upon retirement or sale of property and equipment, we remove the cost of the disposed assets and related accumulated depreciation from the accounts and any resulting gain or loss is credited or charged to selling, general, and administrative expenses. We charge expenditures for normal repairs and maintenance to expense as incurred.

We capitalize additions and expenditures for improving or rebuilding existing assets that extend the useful life. Leasehold improvements made either at the inception of the lease or during the lease term are amortized over the shorter of their economic lives or the lease term including any renewals that are reasonably assured.

Property and equipment consisted of the following at March 31, 2019, March 31, 2018 and December 31, 2017:

	March 31, 2019	March 31, 2018	December 31, 2017
Leasehold Improvements	$98,444	$17,772	$15,475
Furniture and Fixtures	154,777	8,102	33,751
Vehicles	103,511	89,388	36,500
Equipment	18,689,140	879,871	184,626
Tooling	117,390	359,351	579,951
Construction in Progress	3,352,669	-	-
Total property and equipment	$22,515,931	$1,354,484	$847,303
Less accumulated depreciation	(516,144)	(113,158)	(77,861)
Net equipment	21,999,787	1,241,326	769,442

Depreciation expense for the year ended March 31, 2019, for the three months ended March 31, 2018, and for the year ended December 31, 2017 totaled $402,986, $35,297, and $77,861, respectively.

NOTE 6 – CONVERTIBLE NOTE PAYABLE

We entered into an agreement for a short-term convertible note payable to an unrelated party on December 22, 2016 with a 60-day maturity and a $1,875,000 principal balance. The note had a one-time fee of $375,000, which was amortized as interest ratably over the 60-day period. The note is convertible into shares of our common stock and one stock purchase warrant at a conversion price of $1.25 per unit and an exercise price of $2.50.

During the year ended December 31, 2017, we recognized $356,250 of interest as amortization of a portion of the one-time interest fee and accrued an additional $74,896 in interest expense. As of December 31, 2017, the balance of the note payable was $1,575,000.

During the three months ended March 31, 2018, we recorded no additional interest expense and the note was paid in full.

80

AMMO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2019, March 31, 2018, and December 31, 2017

NOTE 7 – NOTES PAYABLE – RELATED PARTY

On December 16, 2016, we and Mansfield, an entity controlled by our Chief Executive Officer, entered into a note purchase and sale agreement to purchase a promissory note held by Mansfield and payable by ATAC. We purchased the promissory note for $1,035,000. The note was repaid on December 31, 2017. Interest on the note was imputed in the amount of $46,340, as there was no stated interest rate in the note document.

In connection with the acquisition of the patent on August 22, 2017, we were obligated to pay $200,000 to Hallam, Inc.’s shareholders. The first $100,000 was paid on August 22, 2017, and a note was executed in the amount of $100,000 which was paid in full on February 2, 2018.

On August 29, 2017, we borrowed $100,000 from a paid legal consultant to whom we issued warrants to purchase 40,000 shares of common stock with an exercise price of $0.50 per share, expiring two years from date of issuance. The warrants were valued at $46,188 and recognized as interest expense in 2017. The note was paid in full on October 31, 2017.

In connection with the acquisition of the casing division of Jagemann Stamping Company, a $10,400,000 promissory note was executed and is described in Note 10. The promissory note, under which $500,000 was paid on March 25, 2019 using funds raised for the acquisition, had a remaining balance at March 31, 2019 of $9,900,000. On April 30, 2019, the original due date of the note was subsequently extended to April 1, 2020. The note bears interest per annum at approximately 4.6% payable in arrears monthly until October 1, 2019 when the interest rate increases to 9% per annum payable monthly until principal and accrued interest are paid in full. In May of 2019, the Company paid $1,500,000 on the balance of the note. As of March 31, 2019, we accrued interest of $22,196 related to the note. The note is secured by all the equipment purchased from Jagemann Stamping Company and was valued at $18,869,541 in the accompanying financial statements.

NOTE 8 – CONVERTIBLE PROMISSORY NOTES

On January 9, 2019, we completed the issuance of 10% Convertible Promissory Notes in the principal amount of $1,710,000 to accredited investors through a private placement in exchange for cash in an equal amount. The principal amounts were raised from the period of October 23, 2018 to December 28, 2018. As a result of the issuance of the Convertible Promissory Notes, the placement agent received an aggregate commission of $171,000, and $5,000 in escrow fees were paid, totaling $176,000 of Note Issuance Costs. As of March 31, 2019, we recorded $151,856 of interest expense related to the Note Issuance Costs.

The Maturity Date of the notes is the two year anniversary from the date of issuance. The holders have the option to convert the entire principal of the Convertible Promissory Note into Common Stock at a conversion price equal to $2.50 per share at any time until the Maturity Date, subject to “Qualified Financing.” Qualified Financing means the next equity round of financing of the Company that raises not less than $10,000,000 gross proceeds from institutional(s) or commercial lender(s) in the aggregate with any combination of Common Stock (valued at the close of the Trading Day on the date of the closing for the financing) or debt. In the event of Qualified Financing, the Convertible Promissory Notes will automatically convert 100% of the principal amount into Common Stock at a conversion price equal to $2.50 per share. As of March 31, 2019, we accrued $65,291 of interest expense related to the Convertible Promissory Notes.

On February 28, 2019, the company notified the holders of an offer to convert Convertible Promissory Notes and Accrued Interest into Common Stock at a conversion price of $2.00 per share and receive one-half warrant exercisable at $2.40 per share for five years in conjunction with each converted share On March 29, 2019, the Company converted $1,410,000 of Convertible Promissory Notes and $52,065 of Accrued Interest into 731,039 shares of Common Stock and issued Warrants to purchase 365,523 shares of Common Stock. The offer ended on March 29, 2019 at 11:59 PM. As a result of the conversion of the Convertible Promissory Notes, the Company accrued $42,300 for a 3% cash conversion fee on the principal converted payable to the placement agent, Paulson Investment Company. Additionally, $118,351 of Unamortized Note Issuance Costs were amortized and $358,800 of Interest Expenses related to the reduction in conversion price were recognized as result of the conversions.

The holders that did not elect to convert their notes during this period have the option to convert their entire principal of the Convertible Promissory Note into Common Stock per the terms of the original agreement.

As of March 31, 2019, there was $300,000 in principal remaining and $23,145 of Unamortized Note Issuance Costs.

On June 5, 2019, the remaining $300,000 of Convertible Promissory Notes were mandatorily converted into shares of our common stock pursuant to the terms of the Note. The Company converted $300,000 of Convertible Promissory Notes and $18,228 of Accrued Interest were converted into 127,291 shares of Common Stock at a conversion price of $2.50. The Company accrued $9,000 for a 3% cash conversion fee on the principal converted payable to the placement agent, Paulson Investment Company.

NOTE 9 – CAPITAL STOCK

Our authorized capital consists of 200,000,000 shares of common stock with a par value of $0.001 per share.

During the 12-month period ended December 31, 2017, we issued 6,733,793 shares of common stock as follows:

●	604,371 were issued in connection with the acquisition of our business assets
●	100,000 net shares were issued to founding shareholders
●	4,640,822 shares were sold to investors for $6,038,900
●	544,600 shares valued at $678,625 were issued for legal, advisory, and consulting fees
●	600,000 shares valued at $750,000 were issued to acquire the use of a patent
●	120,000 shares valued at $160,000 were issued to employees as compensation
●	100,000 shares were issued to Jeff Rann for a licensing agreement
●	24,000 shares were issued for other purposes

81

AMMO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2019, March 31, 2018, and December 31, 2017

During the three-month period ended March 31, 2018, we issued 5,906,710 shares of common stock as follows:

●	5,614,210 shares were sold to investors for $9,263,424
●	292,500 shares valued at $482,624 were issued to employees and directors as compensation

During the year ended March 31, 2019, we issued 15,618,572 shares of common stock as follows:

●	5,796,336 shares were sold to investors for $10,903,930
●	1,972,800 shares were issued through exercised warrants of $4,767,625
●	10,495 shares were issued through a cashless exercise of 14,719 warrants
●	702,500 shares valued at $1,172,974 were issued to employees, members of the Board of Directors, and members of the Advisory Committee as compensation
●	5,000 shares were issued for services valued at $22,350
●	1,700,002 shares were issued to the shareholders of SW Kenetics, Inc. (subject to claw back provisions) valued $4,624,005 in connection with the acquisition
●	4,750,000 shares were issued to Jagemann Stamping Company valued at $9,500,000 in connection with the acquisition of Jagemann Casings
●	731,039 shares were issued for the conversion of Convertible Promissory Notes valued at $1,820,865
●	49,600 shares were purchased by the Company for a price of $124,000

In November of 2017, the Board of Directors approved the 2017 Equity Incentive Plan (“the Plan”). Under the Plan, 485,000 shares of the common stock were reserved and authorized to be issued. As of December 31, 2017, 200,000 shares of common stock were approved and issued under the Plan, and we recognized approximately $250,000 of related consulting expense. On January 10, 2018, 200,000 shares were awarded, and we recognized $330,000 of compensation expense. There are 85,000 shares remaining to be issued under the Plan.

In October of 2017. we entered into a placement agent agreement to secure equity capital from qualified investors to provide funds to expand our operations. The offering consisted of Units priced at $1.65, which included one share of common stock and one five-year warrant to purchase an additional half-share of common stock for an exercise price of $2.00 per share. Effectively, every two units purchased provided the investor with a five-year warrant at an exercise price of $2.00 per share. Units sold under this arrangement totaled 594,702 shares of common stock and 297,351 warrants for $981,250 during the year ended December 31, 2017, and 5,614,210 shares of common stock and 2,807,105 warrants for a total of $9,263,424 for the three months ended March 31, 2018. The total number of Units covered by this offering was 6,060,606, and the amount was $10,000,000. In March 2018, we entered into a second placement agent agreement with the same terms for up to an additional $3,500,000.

For services provided under the placement agreements, the placement agent collected a 12% cash fee on the sale of every Unit and a fee payable in warrants equaling 12% of the total Units sold. These warrants have a term of seven years and an exercise price of $1.65 per share. The cash fee totaled $117,750 for the year ended December 31, 2017 and $1,137,211 for the three months ended March 31, 2018, including reimbursed expenses. Under this agreement, we recognized 71,364 and 673,705 warrants as authorized, but unissued as of December 31, 2017 and March 31, 2018, respectively.

In April of 2018, our second placement agreement to secure equity capital from qualified investors to provide funds to our operations ended. Units sold under this agreement during the year ended March 31, 2019 totaled 1,967,886 shares of common stock and 983,943 warrants for $3,247,030. The cash fee totaled $389,644 for the year ended March 31, 2019, including reimbursed expenses. We authorized an additional 236,145 warrants to the placement agent under the terms of the agreement and issued a total of 981,213 warrants to the placement agent for the two placement agent agreements.

In December of 2018, we entered into a placement agreement to secure equity capital from qualified investors to provide up to $13,000,000 in funds to our operation. The offering consisted of Units priced at $2.00, which included one share of common stock and one five-year warrant to purchase an additional half-share of common stock for an exercise price of $2.40 per share. Effectively, every two units purchased provided the investor with a five-year warrant at an exercise price of $2.40 per share. Units sold under this agreement totaled 3,828,450 shares of common stock and warrants to purchase 1,914,225 shares of our Common Stock for $7,656,900 for the year ended March 31, 2019. As of June 28, 2019, there is up to $3,546,000 in funds to be provided under this placement agreement.

For services provided under the placement agreements, the placement agent collected a 12% cash fee on the sale of every Unit and a fee payable in warrants equaling 12% of the total Units sold. These warrants have a term of five years and an exercise price of $2.00 per share. The cash fee totaled $942,828 for the year ended March 31, 2019, including reimbursed expenses and the fee payable in warrants totaled 459,414 warrants.

On March 29, 2019, the Company converted $1,410,000 of Convertible Promissory Notes and $52,065 of Accrued Interest into 731,039 shares of Common Stock and Warrants to purchase 365,523 shares of Common Stock. We accrued $42,300 for a 3% cash conversion fee on the principal converted payable to the placement agent, Paulson Investment Company.

82

AMMO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2019, March 31, 2018, and December 31, 2017

At March 31, 2019, March 31, 2018, and December 31, 2017, outstanding and exercisable stock purchase warrants consisted of the following:

	December 31, 2017
	Number of Shares	Weighted Averaged Exercise Price	Weighted Average Life Remaining (Years)
Outstanding at December 31, 2016	720,000	$2.22	1.95
Granted	4,542,338	2.23	1.9
Exercised	-	-	-
Forfeited or cancelled	-	-	-
Outstanding at December 31, 2017	5,262,338	$2.43	1.77
Exercisable at December 31, 2017	5,262,338	$2.43	1.77

	March 31, 2018
	Number of Shares	Weighted Averaged Exercise Price	Weighted Average Life Remaining (Years)
Outstanding at December 31, 2017	5,262,338	$2.50	1.77
Granted	3,609,822	2.42	5.13
Exercised	-	-	-
Forfeited or cancelled	-	-	-
Outstanding at March 31, 2018	8,872,160	$2.23	2.97
Exercisable at March 31, 2018	8,872,160	$2.23	2.97

	March 31, 2019
	Number of Shares	Weighted Averaged Exercise Price	Weighted Average Life Remaining (Years)
Outstanding at March 31, 2018	8,872,160	$2.23	2.97
Granted	4,233,274	2.23	4.62
Exercised	(1,987,519)	2.41	-
Forfeited or cancelled	(2,974,800)	2.47	-
Outstanding at March 31, 2019	8,143,115	$2.09	4.35
Exercisable at March 31, 2019	8,143,115	$2.09	4.35

83

AMMO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2019, March 31, 2018, and December 31, 2017

As of March 31, 2019, we had 8,143,115 warrants outstanding. Each warrant provides the holder the right to purchase up to one share of our Common Stock at a predetermined exercise price. The outstanding warrants consist of (1) warrants to purchase an aggregate of 349,060 shares of Common Stock at an average price of $2.50 per share until March 2020; (2) warrants to purchase 966,494 shares of Common Stock at an exercise price of $1.65 per share until April 2025; (3) warrants to purchase 4,547,813 shares of our Common Stock of an exercise price of $2.00 per share until over the next five years, and (4) warrants to purchase 2,279,748 shares of Common Stock at an exercise price of $2.40 until March 2024.

On May 31, 2018, per the terms of the private offering dated January 25, 2017, we called for the exercise of warrants to purchase a total of 4,947,600 shares of our Common Stock. According to the terms of the Warrant Purchase Agreement, the warrants could be called when the average price of our common stock traded at $5.00 per share or higher, for a consecutive 30 day period. This call provision was met on May 21, 2018. As a result, we issued formal notice to all warrant holders on May 31, 2019, advising them that they had until July 6, 2018, to exercise their warrants, or they would become null and void. The total number of warrants included in the January 25, 2017 offering were 4,947,600 and were priced as follows: 4,790,100 warrants at an exercise price of $2.50, 67,500 warrants at an exercise price of $1.25 and 90,000 warrants at an exercise price of $0.50.

As of July 6, 2018, a total of 1,972,800 warrants were exercised to purchase an equivalent 1,972,800 shares of common stock at an average price of $2.42 and 2,974,800 warrants to purchase shares of Common Stock were cancelled. On July 12, 2018, the company filed a Form 8-K to report the activity of this event.

Additionally, there was a cashless exercise of 14,719 warrants resulting in the issuance of 10,495 shares of Common Stock unrelated to the call for the exercise of warrants.

NOTE 10 – ACQUISITIONS

SW Kenetics, Inc.

On September 27, 2018, AMMO Technologies, Inc. (“ATI”) entered into a definitive Agreement and Plan of Merger with SW Kenetics Inc. (“SWK”), an Arizona corporation and completed the merger on October 5, 2018. Pursuant to the agreement SWK merged with and into AMMO Technologies, Inc., with ATI being the survivor. Under the terms of the agreement, we issued to SW Kenetics Inc.’s three shareholders, 1,700,002 restricted shares of our common stock, payment of $250,000, and a payment obligation of $1,250,000 subject to completion of specific milestones that we have recorded as Contingent Consideration Payable. Additionally, the 1,700,002 shares of common stock were issued with claw back provisions to ensure agreed upon objectives are met. Included among the list of milestones or events that must be completed are significant revenue goals incorporating the product technology of SWK. The initial payment of $250,000 was made on August 20, 2018. The shares were each valued at $2.72, the weighted average share price of our Common Stock that was publicly traded and sold through private placement. We recorded the total purchase consideration to patents as follows:

Cash	$250,000
Contingent Consideration Payable	1,250,000
Common Stock	1,700
Additional Paid-in Capital	4,622,305
Fair Value of Patent	$6,124,005

The preliminary fair value of the patent at the date of acquisition was $7,723,166 and resulted in the recognition of gain on bargain purchase of $1,599,161. The estimated fair value was determined by a third-party valuation firm. The valuation firm relied on estimates of future sales and profitability provided by the Company. Subsequently, the Company determined the existing facts and circumstances did not support the original fair value due to delays in obtaining tooling and manufacturing equipment. As a result, the Company adjusted the fair value of the patents from $7,723,166 to $6,124,005, with the difference reducing the previously recognized gain on bargain purchase of $1,599,161.

SWK is a research and development firm located in Arizona that has designed a new portfolio of modular projectiles that the Company believes will advance the force capability of the United States military, as well as NATO member countries. SWK filed a patent for their technology, which is now pending with the United States Patent and Trademark Office.

On December 13, 2018, the Company made a $50,000 payment to SW Kenetics, Inc. in connection with the completion of a milestone. The $50,000 payment reduced the Contingent Consideration Payable.

On February 25, 2019, the Company filed a Current Report on Form 8-K/A to amend the original Form 8-K filed on October 5, 2019 that announced the completion of the acquisition of SW Kenetics, Inc. The Form 8-K/A included the audited financial statements of SW Kenetics, Inc. and the Unaudited Pro Forma Combined and Condensed Financial Information.

Jagemann Stamping Company’s Ammunition Casing Division

On March 15, 2019, Enlight Group II, LLC (hereinafter referred to as the “Buyer”), a wholly owned subsidiary of AMMO, Inc., completed its acquisition of selected assets of Jagemann Stamping Company’s (“Seller”) ammunition casing, projectile manufacturing, and sales operations (“Jagemann Casings”) pursuant to the terms of the Amended and Restated Asset Purchase Agreement (“Amended APA”) dated March 14, 2019.

Pursuant to the terms of the Amended APA, the Company assumed no liabilities related to the Seller’s business and acquired only the assets set forth below:

●	Seller’s equipment related to the manufacture of ammunition casings
●	Trade name
●	Customer Lists
●	Intellectual Property owned by and/or developed for specific and sole use in the Seller’s business which is subject to the Amended APA. The items included are all trade secrets, designs, non-registered trademarks, websites and related content, manufacturing methods and processes including, engineering plans, drawings, designs, schematics, operations/systems manuals and handbooks.

In accordance with the terms of the Amended APA, Buyer paid Seller a combination of $7,000,000 in cash, $10,400,000 delivered in the form of a Promissory Note, and 4,750,000 shares of AMMO, Inc., common stock valued at $2.00 per share.

84

AMMO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2019, March 31, 2018, and December 31, 2017

The fair value of the consideration transferred was valued as of the date of the acquisition as follows:

Cash	$7,000,000
Note Payable	10,400,000
Common Stock	4,750
Additional Paid-in Capital	9,495,250
Total Consideration	$26,900,000

Total allocation for the consideration recorded for the acquisition is as follows:

Equipment	$18,869,541
Intellectual property	1,773,436
Customer relationships	1,666,774
Tradename	2,472,095
Loss on Purchase	2,118,154
Total Consideration	$26,900,000

The fair value of the tangible and intangible assets recorded was determined by third party valuation firms. The acquired intangible assets, have remaining useful lives ranging from three to five years. After review, the Company determined that it would not realize the expected cost savings to costs of goods sold due to the significant increase in depreciation, amortization, and interest expenses. Therefore, the Company recognized a loss on purchase of $2,118,154 on the acquisition of Jagemann Casings.

Seller is engaged exclusively in the business of full-service stamping involving, among other things, the manufacture and sale of deep drawn stampings for use in the ammunition casing and projectile industries. Pursuant to the Amended APA, Buyer acquired the Seller’s munition and casing division assets (including equipment and intellectual property), and is transitioning the associated employees to its direct workforce to continue the operations at Seller’s Wisconsin facilities.

On June 24, 2019, the Company filed a Current Report on Form 8-K/A to amend the original Form 8-K filed on March 18, 2019 that announced the completion of selected assets of Jagemann Sporting Group’s Wisconsin Casing Division. The Form 8-K/A included the audited financial statements of the acquired business and the Unaudited Pro Forma Combined and Condensed Financial Information.

NOTE 11 – ACCRUED LIABILITIES

At March 31, 2019, March 31, 2018, and December 31, 2017, accrued liabilities were as follows:

	March 31, 2019	March 31, 2018	December 31, 2017
Accrued payroll	$248,027	$172,419	$145,779
Accrued interest	35,422	-	74,896
Accrued FAET	145,460	133,104	26,075
Accrued professional fees	74,300	99,255	-
Other accruals	28,225	136,432	8,024
	$531,434	$541,210	$254,774

NOTE 12 – RELATED PARTY TRANSACATIONS

On December 16, 2016, we purchased a promissory note in the amount of $1,035,000 from Mansfield L.L.C. (“Mansfield”), a company owned by our CEO, Fred Wagenhals. We paid $75,000 on the note in the year ended December 31, 2016 and $960,000 in the year ended December 31, 2017 and recorded imputed interest of $46,340.

From October 2016 through December 2018, our executive offices were located in Scottsdale, Arizona where we lease approximately 5,000 square feet under a month-to-month triple net lease for $3,800 per month. This space housed our principal executive, administration, and marketing functions. Our Chairman, President, and Chief Executive Officer owns the building in which these offices are currently leased.

During the year ended March 31, 2019, we paid approximately $168,000 in consulting fees, and $53,013 of rent to related parties. During the period ended March 31, 2018, we paid approximately $69,800 in consulting fees, and $12,434 of rent to related parties. During the year ended December 31, 2017, we paid approximately $212,700 in consulting fees, $143,000 in rents and corporate overhead and reimbursed general corporate expenses of $121,500 to related parties.

In connection with the acquisition of the casing division of Jagemann Stamping Company, a promissory note was executed. The promissory note, under which $500,000 was paid on March 25, 2019 using funds raised for the acquisition, had a remaining balance at March 31, 2019 of $9,900,000. On April 30, 2019, the original due date of the note was subsequently extended to April 1, 2020. The note bears interest per annum at approximately 4.6% payable in arrears monthly until October 1, 2019 when the interest rate increases to 9% per annum payable monthly until principal and accrued interest are paid in full. In May of 2019, the Company paid $1,500,000 on the balance of the Note. As of March 31, 2019, we accrued interest of $22,196 related to the note.

85

AMMO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2019, March 31, 2018, and December 31, 2017

NOTE 13 – OPERATING LEASES

We are obligated under a triple-net operating lease for our 20,000 square foot manufacturing facility located in Payson, Arizona. The terms of the lease require a payment of approximately $10,000 per month, which includes an estimate for utilities, taxes, and repairs. This lease expires in November of 2021.

We believe this facility will be adequate to meet our needs in the near future. However, we are making plans to expand our building footprint to accommodate additional automation equipment. We intend to pay for these improvements using working capital and will amortize the costs over the remaining lease period.

The following table outlines our future contractual financial obligations associated with this lease by fiscal year in which payment is expected, as of March 31, 2019:

	2020	2021	2022	Total
Payson Lease	$120,000	$120,000	$80,000	$320,000

Our executive offices are located in Scottsdale, Arizona where we lease 21,000 square feet of office and warehouse space for $17,702, which will increase by approximately 4.4% each year. This space houses our principal executive, administration, marketing, and research and development functions. The lease expires in December of 2023.

The following table outlines our future contractual financial obligations associated with this lease by fiscal period in which payment is expected, as of March 31, 2019:

	2020	2021	2022	2023	2024	Total
Scottsdale Lease	$216,591	$226,587	$236,583	$246,580	$147,240	$1,073,581

Our ammunition casing operations are located in Manitowoc, Wisconsin where we lease approximately 50,000 square feet. The terms of the lease provide for a monthly payment of approximately $32,844. The lease expires in March of 2026 and can be renewed every three years thereafter.

The following table outlines our future contractual financial obligations associated with this lease by fiscal period in which payment is expected, as of March 31, 2019:

	2020	2021	2022	2023	2024	2025	2026	Total
Manitowoc Lease	$394,128	$394,128	$394,128	$394,128	$394,128	$394,128	$394,128	$2,758,896

Additional offices are located in Scottsdale, Arizona where we lease approximately 5,000 square feet under a month-to-month triple net lease for $3,800 per month. Our Chief Executive Officer owns the building in which these offices are leased.

Total lease and rent expense for the year ended March 31, 2019, for the three months ended March 31, 2018 and the year ended December 31, 2017 were $272,700, $47,400 and $199,950, respectively.

In connection with the acquisition of the casing division of Jagemann Stamping Company, a promissory note was executed. The promissory note, under which $500,000 was paid on March 25, 2019 using funds raised for the acquisition, had a remaining balance at March 31, 2019 of $9,900,000. On April 30, 2019, the original due date of the note was subsequently extended to April 1, 2020. The note bears interest per annum at approximately 4.6% payable in arrears monthly until October 1, 2019 when the interest rate increases to 9% per annum payable monthly until principal and accrued interest are paid in full. In May of 2019, the Company paid $1,500,000 on the balance of the Note. As of March 31, 2019, we accrued interest of $22,196 related to the note.

86

AMMO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2019, March 31, 2018, and December 31, 2017

NOTE 14 – INCOME TAXES

As of March 31, 2019, we had net operating loss carryforwards of approximately $13,229,231, which will expire beginning at the end of 2036. A valuation allowance has been provided for the deferred tax asset as it is uncertain whether the Company will have future taxable income.

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act reduces the corporate tax rate to 21% effective January 1, 2018. Consequently, we have recorded an adjustment to the deferred tax provision for the year ended December 31, 2017.

Reconciliation of the benefit (expense) for income taxes with amounts determined by applying the statutory federal income rate of 21% in 2019 and 2018 and 34% in 2017:

	2019	2018	2017
Net (Loss)	$(11,709,412)	$(1,797,228)	$(5,788,901)
Benefit (expense) for income taxes computed using the statutory rate of 21% in 2019 and 2018 and 34% in 2017	2,458,977	377,418	1,968,226
Non-deductible expense	(918,417)	(161,864)	(360,952)
Re-measurement of deferred income taxes due to tax reform	-	-	(632,683)
Change in valuation allowance	(1,540,560)	(215,554)	(974,591)
Provision for income taxes	$-	$-	$-

Significant components of the Company’s deferred tax liabilities and assets at March 31, 2019, March 31, 2018, and December 31, 2017 are as follows:

	2019	2018	2017
Total deferred tax assets – net operating losses	$2,778,139	$1,237,579	$1,022,025
Deferred tax liabilities	-	-	-
Net deferred tax assets	2,778,139	1,237,579	$1,022,025

Valuation allowance	(2,778,139)	$(1,237,579)	$(1,022,025)
	$-	$-	$-

At March 31, 2019, net operating loss (“NOL”) carry forwards summary follows:

Expiring December 31,
2036	$139,512
2037	4,727,276
4,866,788
Non-Expiring NOL
2018	1,026,447
2019	7,335,996
Total NOL Carryforward	$13,229,231

The company has never had an Internal Revenue Service audit; therefore, the tax periods ended December 31, 2016 and 2017 and March 31, 2018 and 2018 are subject to audit.

87

AMMO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2019, March 31, 2018, and December 31, 2017

NOTE 15 – INTANGIBLE ASSETS

Intangible assets consisted of the following:

		March 31, 2019
	Life	Licenses	Patent	Other Intangible Assets
Licensing Agreement – Jesse James	5	$125,000	$-	$-
Licensing Agreement – Jeff Rann	5	125,000	-	-
Streak Visual Ammunition patent	11.2	-	950,000	-
SWK patent acquisition	15		6,124,005
Jagemann Munition Components:
Customer Relationships	3	-	-	1,666,774
Intellectual Property	3	-	-	1,773,436
Tradename	5	-	-	2,472,095
		250,000	7,074,005	5,912,305

Accumulated amortization – Licensing Agreements		(108,333)	-	-
Accumulated amortization – Patents		-	(134,701)	-
Accumulated amortization – Intangible Assets		-	-	(61,803)
		$141,667	$6,939,304	$5,850,502

		March 31, 2018
	Life	Licenses	Patent	Other Intangible Assets
Licensing Agreement – Jesse James	5	$125,000	$-	$-
Licensing Agreement – Jeff Rann	5	125,000	-	-
Streak Visual Ammunition Patent	11.2	-	950,000	-
		250,000	950,000	-

Accumulated amortization – Licensing Agreements		(58,333)	-	-
Accumulated amortization – Patents		-	(49,627)	-
		$191,667	$900,373	$-

		December 31, 2017
	Life	Licenses	Patent	Other Intangible Assets
Licensing Agreement – Jesse James	5	$125,000	$-	$-
Licensing Agreement – Jeff Rann	5	125,000	-	-
Streak Visual Ammunition Patent	11.2	-	950,000	-
		250,000	950,000	-

Accumulated amortization – Licensing Agreements		(45,833)	-	-
Accumulated amortization – Patents		-	(25,166)	-
		$204,167	$924,834	$-

Amortization expense for the year ended March 31, 2019, for the three-month period ended March 31, 2018, and for the year ended December 31, 2017 was $196,877, $36,961, and $70,999, respectively.

88

AMMO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2019, March 31, 2018, and December 31, 2017

NOTE 16 - SUBSEQUENT EVENTS

On April 30, 2019, the original due date of the Promissory Note in connection with the acquisition of the casing operations of Jagemann Stamping Company was subsequently extended to April 1, 2020. The note bears interest per annum at approximately 4.6% payable in arrears monthly until October 1, 2019 when the interest rate increases to 9% per annum payable monthly until principal and accrued interest are paid in full. In May of 2019, the Company paid $1,500,000 on the balance of the Note.

On May 2, 2019, the Company sold its online store “www.ammodeal.com” to AZ Virtual CFO, LLC. The assets sold include, but are not limited to, the website, all permits and registrations, and the books and records of the website. The purchase price was $50,000 and is to be paid in monthly installments of three percent of the gross revenue arising out of operation of the asset and shall be paid in full by December 1, 2021. AZ Virtual CFO, LLC is owned by Ron Shostack, former Officer and current independent contractor of the Company.

On May 3, 2019, the Company entered into a promissory note of $375,000 with a shareholder of the Company. The note bears interest at a per annum of 2.56%. The note has a maturity date of August 3, 2019.

On June 5, 2019, the Company entered into an agreement with FSW Funding for an Accounts Receivable Credit Facility. The twenty-four month facility is up to a maximum of $5,000,000 on 85% of eligible accounts and has an annualized interest rate of the Prime Rate published from time to time by the Wall Street Journal plus 4.5%. A fee of 3% of the Maximum Facility will be assessed to the Company.

On June 5, 2019, the remaining $300,000 of Convertible Promissory Notes were mandatorily converted into shares of our common stock pursuant to the terms of the Note. The Company converted $300,000 of Convertible Promissory Notes and $18,228 of accrued interest into 127,291 shares of Common Stock at a conversion price of $2.50. The Company accrued $9,000 for a 3% cash conversion fee on the principal converted payable to the placement agent, Paulson Investment Company.

As of June 28, 2019, we sold an additional 898,550 shares of common stock for $1,797,100 and issued 449,275 common stock purchase warrants exercisable at $2.40. We accrued commissions of $215,652 and 107,826 warrants payable in connection with the sale of these shares to the placement agent. We issued 63,492 shares of Common Stock for services provided to the Company valued at $209,346.

We evaluated subsequent events through the date the financial statements were issued, and determined that there are not any other items to disclose.

89

Ammo, Inc.

CONSOLIDATED BALANCE SHEETS

	June 30, 2019	March 31, 2019
	(Unaudited)	(Audited)

ASSETS
Current Assets:
Cash	$538,983	$2,181,246
Accounts receivable, net of allowance for doubtful account of $25,721 at June 30, 2019 and $129,635 at March 31, 2019	2,958,150	1,225,911
Due from related parties	34,558	19,565
Inventories, at lower cost or market, principally average cost method	5,553,121	4,772,597
Prepaid expenses	278,030	427,551
Current portion of right of use assets	483,872	-
Total Current Assets	9,846,714	8,626,870
Equipment, net of accumulated depreciation of $1,098,818 at June 30, 2019 and $516,144 at March 31, 2019	21,667,562	21,999,787
Other Assets:
Deposits	54,133	29,034
Licensing agreements, net of accumulated amortization of $120,833 at June 30, 2019 and $108,833 at March 31, 2019	129,167	141,667
Patents, net of accumulated amortization of $191,089 at June 30, 2019 and $134,701 at March 31, 2019	6,882,916	6,939,304
Other Intangible Assets, net of accumulated amortization of $478,672 at June 30, 2019 and $61,803 at March 31, 2019	5,433,633	5,850,502
Right of use assets - operating leases	3,923,050	-
TOTAL ASSETS	$47,937,175	$43,587,164

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$4,436,087	$1,920,344
Accrued liabilities	667,383	531,434
Note payable related party	375,000	-
Current portion of operating lease liability	483,872	-
Insurance premium note payable	153,731	230,597
Current portion of note payable related party	8,400,000	1,500,000
Contingent consideration payable	250,000	300,000
Total Current Liabilities	14,766,073	4,482,375
Long-term Liabilities:
Convertible promissory notes, net of $24,144 of note issuance costs at March 31, 2019	-	275,856
Contingent consideration payable	900,000	900,000
Note payable related party	-	8,400,000
Operating lease liability, net of current portion	3,923,050	-
Total Liabilities	19,589,123	14,058,231

Shareholders’ Equity:
Common stock, $0.001 par value, 200,000,000 shares authorized 45,269,908 at June 30, 2019 and 44,013,075 shares issued and outstanding at March 31, 2019, respectively	45,270	44,013
Additional paid-in capital	51,594,749	48,935,485
Accumulated (Deficit)	(23,291,967)	(19,450,565)
Total Shareholders’ Equity	28,348,052	29,528,933
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$47,937,175	$43,587,164

The accompanying notes are an integral part of these consolidated financial statements.

90

Ammo, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended June 30,
	2019	2018

Net Sales
Ammunition Sales	$1,141,499	$1,250,028
Casing Sales	3,157,081	-
	4,298,580	1,250,028
Cost of Goods Sold, includes depreciation and amortization of $613,569 and $73,295, respectively, and federal excise taxes $114,285 of $131,339, respectively	4,951,796	1,105,456
Gross Margin	(653,216)	144,572

Operating Expenses
Selling and marketing	221,928	351,416
Corporate general and administrative	1,099,643	678,100
Employee salaries and related expenses	1,217,692	878,988
Depreciation and amortization expense	454,862	15,397
Total operating expenses	2,994,125	1,923,901
Loss from Operations	(3,647,341)	(1,779,329)

Other (Expenses)
Interest expense	(194,061)	(1,497)

(Loss) before Income Taxes	(3,841,402)	(1,780,826)

Provision for Income Taxes	-	-

Net (Loss)	$(3,841,402)	$(1,780,826)

(Loss) per share
Basic and fully diluted:
Weighted average number of shares outstanding	44,577,950	30,393,076
(Loss) per share	$(0.09)	$(0.06)

The accompanying notes are an integral part of these consolidated financial statements.

91

Ammo, Inc.

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

For the Three Months Ended June 30, 2019

(Unaudited)

	Common Shares		Additional Paid-In	Accumulated
	Number	Par Value	Capital	(Deficit)	Total

Balance as of March 31, 2019	44,013,075	$44,013	$48,935,485	$(19,450,565)	$29,528,933

Common stock issued for cash	898,550	899	1,796,201	-	1,797,100
Common stock issued for convertible notes	127,291	127	318,099		318,226
Fundraising cost	-	-	(189,567)	-	(189,567)
Common stock issued for services	63,492	63	199,937	-	200,000
Employee stock awards	167,500	168	333,082	-	333,250
Stock grants	-	-	201,512	-	201,512
Net loss for period ended June 30, 2019	-	-	-	(3,841,402)	(3,841,402)

Balance as of June 30, 2019	45,269,908	$45,270	$51,594,749	$(23,291,967)	$28,348,052

The accompanying notes are an integral part of these consolidated financial statements.

92

Ammo, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

	For the Three Months Ended June 30,
	2019	2018
Cash flows from operating activities:
Net (Loss)	$(3,841,402)	$(1,780,826)
Adjustments to reconcile Net (Loss) to Net Cash provided by operations:
Depreciation and amortization	1,068,431	88,692
Debt discount amortization	24,144	-
Stock grants	201,512	111,402
Stock for services	200,000	-
Employee stock awards	333,250	319,375
Interest on convertible promissory note	18,226	-
Changes in Current Assets and Liabilities
Accounts receivable	(1,628,595)	388,386
Allowance for doubtful accounts	(103,644)	(3,000)
Due to (from) related parties	(14,993)	996
Inventories	(780,524)	(718,232)
Prepaid expenses	149,521	115,123
Deposits	(25,099)	(132,178)
Right of use asset	117,243	-
Accounts payable	2,515,743	(61,293)
Accrued liabilities	135,949	(102,864)
Operating lease liability	(117,243)	-
Net cash used in operating activities	(1,747,481)	(1,774,419)

Cash flows from investing activities
Purchase of equipment	(250,449)	(566,364)
Net cash used in investing activities	(250,449)	(566,364)

Cash flow from financing activities
Note payable related party	375,000	-
Note payment - related party	(1,500,000)	-
Insurance premium note payment	(76,866)	(30,134)
Contingent consideration payment	(50,000)	-
Sale of common stock	1,797,100	3,247,030

(Continued)

93

Ammo, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

	For the Three Months Ended June 30,
	2019	2018

Common stock issued for exercised warrants	-	2,354,125
Organizational and fundraising costs	(189,567)	(545,359)
Net cash provided by financing activities	355,667	5,025,662

Net (decrease)/increase in cash	(1,642,263)	2,684,879
Cash, beginning of period	2,181,246	4,381,643
Cash, end of period	$538,983	$7,066,522

Supplemental cash flow disclosures
Cash paid during the period for -
Interest	$2,038	$1,497
Income taxes	$-	$-

Non-cash investing and financing activities:
Additional paid-in-capital	-	(11)
Common stock	-	11
Convertible promissory note	(300,000)	-
Convertible promissory note conversion	300,000	-
Right of use assets - operating leases	(4,524,165)	-
Operating lease liability	4,524,165	-
	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

94

AMMO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2019 and March 31, 2019

(Unaudited)

NOTE 1 – ORGANIZATION AND BUSINESS ACTIVITY

We were formed under the name Retrospettiva, Inc. in November 1990 to manufacture and import textile products, including both finished garments and fabrics. We were inactive until the following series of events in December 2016 and March 2017.

On December 15, 2016, the Company’s majority shareholders sold 475,681 (11,891,976 pre-split) of their outstanding shares to Mr. Fred W. Wagenhals (“Mr. Wagenhals”) resulting in a change in control of the Company. Mr. Wagenhals was appointed as sole officer and the sole member of the Company’s Board of Directors.

The Company also approved (i) doing business in the name AMMO, Inc., (ii) a change to the Company’s OTC trading symbol to POWW, (iii) an agreement and plan of merger to re-domicile and change the Company’s state of incorporation from California to Delaware, and (iv) a 1-for-25 reverse stock split (“Reverse Split”) of the issued and outstanding shares of the common stock of the Company. As a result of the reverse split, the previous issued and outstanding shares of common stock became 580,052 shares; no shareholder was reversed below 100 shares, and all fractional shares resulting from the reverse split were rounded up to the next whole share. All references to the outstanding stock have been retrospectively adjusted to reflect this split. These transactions were effective as of December 30, 2016.

On March 17, 2017, the Company entered into a definitive agreement with AMMO, Inc. a Delaware Corporation (PRIVCO) under which the Company acquired all of the outstanding shares of common stock of (PRIVCO). Under the terms of the Agreement, the Company issued 17,285,800 newly issued shares of common stock of the Company. In connection with this transaction the Company retired 475,681 shares of common stock and issued 500,000 shares of common stock to satisfy an issuance commitment. The acquisition was considered to be a capital transaction. The transaction was the equivalent to the issuance by PRIVCO of 604,371 shares to the Company’s shareholders accompanied by a recapitalization. The weighted average number of outstanding shares has been adjusted for this transaction. (PRIVCO) subsequently changes its name to AMMO Munitions, Inc.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Basis

The accompanying unaudited consolidated financial statements and related disclosures included in this Quarterly Report on Form 10-Q have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and reflect all adjustments, which consist solely of normal recurring adjustments, needed to fairly present the financial results for these periods. Additionally, these consolidated financial statements and related disclosures are presented pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”).

The accompanying consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related disclosures contained in the Company’s Annual Report filed with the SEC on Form 10-K for the year ended March 31, 2019. The results for the three month period June 30, 2019 are not necessarily indicative of the results that may be expected for the entire fiscal year. Accordingly, certain information and note disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been omitted pursuant to the rules and regulations of the SEC. In the opinion of management, all adjustments have been made, which consist only of normal recurring adjustments necessary for a fair statement of (a) the results of operations for the month periods ended June 30, 2019 and 2018, (b) the financial position at June 30, 2019, and (c) cash flows for the three month periods ended June 30, 2019 and 2018.

We use the accrual basis of accounting and accounting principles generally accepted in the United States of America (“GAAP”) and all amounts are expressed in U.S. dollars. The Company has a fiscal year-end of March 31st.

Unless the context otherwise requires, all references to “Ammo”, “we”, “us”, “our,” or the “Company” are to AMMO, Inc., a Delaware corporation.

95

AMMO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2019 and March 31, 2019

(Unaudited)

Principles of Consolidation

The consolidated financial statements include the accounts of AMMO, Inc. and its wholly owned subsidiaries, Enlight Group II, LLC (d/b/a Jagemann Munition Components), SNI, LLC, AMMO Munitions, Inc. and AMMO Technologies, Inc. (inactive). All significant intercompany accounts and transactions are eliminated in consolidation

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the statement of cash flows, we consider highly liquid financial instruments purchased with a maturity of three months or less to be cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts

Our accounts receivable represents amounts due from customers for products sold and include an allowance for uncollectible accounts which is estimated based on the aging of the accounts receivable and specific identification of uncollectible accounts. At June 30, 2019 and March 31, 2019, we reserved $25,751 and $129,635, respectively, of allowance for doubtful accounts.

License Agreements

We are a party to a license agreement with Jesse James, a well-known motorcycle designer, and Jesse James Firearms, LLC, a Texas limited liability company, or JJF. The license agreement grants us the exclusive worldwide rights through October 15, 2021 to Mr. James’ image rights and trademarks associated with him in connection with the marketing, promotion, advertising, sale, and commercial exploitation of Jesse James Branded Products. In addition, Mr. James agreed to make himself available for certain promotional activities and to promote Jesse James Branded Products through his own social media outlets. We agreed to pay Mr. James royalty fees on the sale of ammunition and non-ammunition Branded Products and to reimburse him for any out-of-pocket expenses and reasonable travel expenses. We also issued 100,000 shares of our common stock upon the execution of the license agreement with the potential issuance of up to 75,000 additional shares of common stock upon achieving certain gross sales with $15 million in gross sales required to earn the entire 75,000 shares.

We are a party to a license agreement with Jeff Rann, a well-known wild game hunter and spokesman for the firearm and ammunition industries. The license agreement grants us through February 2022 the exclusive worldwide rights to Mr. Rann’s image rights and trademarks associated with him in connection with the marketing, promotion, advertising, sale, and commercial exploitation of all Jeff Rann Branded Products. Mr. Rann agreed to make himself available for certain promotional activities and to promote the Branded Products through his own social media outlets. We agreed to pay Mr. Rann royalty fees on the sale of ammunition and non-ammunition Branded Products and to reimburse him for any out-of-pocket expenses and reasonable travel expenses. We also issued 100,000 shares of our common stock upon the execution of the license agreement with the potential issuance of 75,000 additional shares of common stock upon achieving certain gross sales with $15 million in gross sales required to earn the entire 75,000 shares.

Amortization expense for the license agreements for the three months ended June 30, 2019 and 2018 were $12,500 and $12,500, respectively.

Patents

On September 28, 2017, AMMO Technologies Inc. (“ATI”), an Arizona corporation, which is 100% owned by us, merged with Hallam, Inc, a Texas corporation, with ATI being the survivor. Under the terms of the Merger, we issued to Hallam, Inc.’s two shareholders, 600,000 shares of our common stock, subject to restrictions, and payment of $200,000. The first payment of $100,000 to the Hallam, Inc. shareholders was paid on September 13, 2017, and the second payment of $100,000 was paid on February 6, 2018.

The shares were valued at $1.25 and the aggregate value of $950,000 was recorded as a patent asset. This asset will be amortized from September 2017, the first full month of the acquired rights, through October 29, 2028. Patent amortization expense for the three months ended June 30, 2019 and 2018 were $21,269 and $21,269, respectively.

96

AMMO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2019 and March 31, 2019

(Unaudited)

Under the terms of the Merger, ATI succeeded to all of the assets of Hallam, Inc. and assumed the liabilities of Hallam, Inc., which were none. The primary asset of Hallam, Inc. was an exclusive license to produce projectiles and ammunition using the Hybrid Luminescence Ammunition Technology under patent U.S. 8,402,896 B1 with a publication date of March 26, 2013 owned by University of Louisiana at Lafayette. The license was formally amended and assigned to AMMO Technologies Inc. pursuant to an Assignment and First Amendment to Exclusive License Agreement. Assumption Agreement dated to be effective as of August 22, 2017, the Merger closing date. Under the terms of the Exclusive License Agreement, the Company is obligated to pay a royalty to the patent holder, based on a $0.01 per unit basis for each round of ammunition sold that incorporates this patented technology through October 29, 2028. For the three months ended June 30, 2019 and 2018, the Company accrued $2,558 and $7,147 respectively under this agreement.

In August 2018, we applied for additional patent coverage for the manufacturing methods or application of the Hybrid Luminescence Ammunition Technology on a variety of projectile and ammunition types. The costs of filing this patent were expensed, but may be recapitalized pending the outcome of the USPTO’s review of the application.

On October 5, 2018, we completed the acquisition of SW Kenetics Inc. ATI succeeded all of the assets of SW Kenetics, Inc. and assumed all of the liabilities. Under the terms of the agreement, we issued to SW Kenetics Inc.’s three shareholders, 1,700,002 restricted shares of our common stock, payment of $250,000, and a payment obligation of $1,250,000 subject to completion of specific milestones that we have recorded as Contingent Consideration Payable. Additionally, the 1,700,002 shares of common stock were issued with claw back provisions to ensure agreed upon objectives are met. The Company has made two payments of $50,000 for the completion of specific milestones to the shareholders of SW Kenetics, Inc.

The primary asset of SW Kenetics Inc. was a pending patent for modular projectiles. All rights to patent pending application were assigned and transferred to AMMO Technologies, Inc. pursuant to Intellectual Property Rights Agreement on September 27, 2018. Patent amortization expense for the three months ended June 30, 2019 was $35,119. There was no amortization expense for the patent in the three months ended June 30, 2018 as the acquisition was not yet consummated.

We intend to continue building our patent portfolio to protect our proprietary technologies and processes, and will file new applications where appropriate to preserve our rights to manufacture and sell our branded lines of ammunition.

Other Intangible Assets

On March 15, 2019, Enlight Group II, LLC d/b/a Jagemann Munition Components, a wholly owned subsidiary of AMMO, Inc., completed its acquisition of assets of Jagemann Stamping Company’s ammunition casing manufacturing and sales operations pursuant to the terms of the Amended and Restated Asset Purchase Agreement (See Note 10). The intangible assets acquired include a tradename, customer relationships, and intellectual property. For the three months ended June 30, 2019, amortization of the other intangibles assets was $416,869.

Impairment of Long-Lived Assets

We continually monitor events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, we assess the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, we recognize an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell. No impairment expense was recognized for the three months ended June 30, 2019 and 2018.

Revenue Recognition

We generate revenue from the production and sale of ammunition. We recognize revenue according to ASC 606. When the customer obtains control over the promised goods or services, we record revenue in the amount of consideration that we can expect to receive in exchange for those goods and services. The Company applies the following five-step model to determine revenue recognition:

●	Identification of a contract with a customer
●	Identification of the performance obligations in the contact
●	determination of the transaction price
●	allocation of the transaction price to the separate performance allocation
●	recognition of revenue when performance obligations are satisfied

The Company only applies the five-step model when it is probable that the Company will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception and once the contract is determined to be within the scope of ASC 606, we assess the goods or services promised within each contract and determines those that are performance obligations, and assesses whether each promised good or service is distinct. Our contracts contain a single performance obligation and the entire transaction price is allocated to the single performance obligation. We recognize as revenues the amount of the transaction price that is allocated to the respective performance obligation when the performance obligation is satisfied or as it is satisfied. Accordingly, we recognize revenues (net) when the customer obtains control of the Company’s product, which typically occurs upon shipment of the product.

For the three months ended June 30, 2019 and 2018, the Company’s customers that comprised more than ten percent (10%) of total revenues and accounts receivable were as follows:

PERCENTAGES

	Revenues	Accounts Receivable
For the Three-Months ended June 30, 2019
Customers:
A	25.9%	34.6%
B	10.5%	-
C	-	-
	36.4%	34.6%
For the Three-Months ended June 30, 2018
Customers:
A	-	-
B	62.4%	13.0%
C	-	53.9%
	62.4%	66.9%

97

AMMO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2019 and March 31, 2019

(Unaudited)

Advertising Costs

We expense advertising costs as they are incurred. We incurred advertising of $94,213 and $146,615 for the three months ended June 30, 2019 and 2018, respectively.

Inventories

We state inventories at the lower of cost or market. We determine cost using the average cost method. Our inventory consists of raw materials, work in progress, and finished goods. Cost of inventory includes cost of parts, labor, quality control, and all other costs incurred to bring our inventories to condition ready to be sold. We periodically evaluate and adjust inventories for obsolescence.

Property and Equipment

We state property and equipment at cost, less accumulated depreciation. We capitalize major renewals and improvements, while we charge minor replacements, maintenance, and repairs to current operations. We compute depreciation by applying the straight-line method over estimated useful lives, which are generally five to seven years.

Compensated Absences

We accrue a liability for compensated absences in accordance with Accounting Standards Codifications 710 – Compensation – General.

Stock-Based Compensation

We account for stock-based compensation at fair value in accordance with SFAS No. 123 and 123 (R) (ASC 718). There were 167,500 shares of common stock issued to employees, members of the Board of Directors, and members of the Advisory Committee for services during the three months ended June 30, 2019.

On May 1, 2018, we entered into an employment agreement with Robert D. Wiley, Chief Financial Officer, that included, among other provisions, an equity grant of 100,000 shares of restricted common stock that vests at the rate of 33,333 shares annually for three years. The $250,000 compensation value is being recognized on a straight-line basis over the three-year period covered by the agreement.

From September 2018 through March 2019, we entered into seven separate employment agreements that included in total, among other provisions, equity grants of 535,000 shares of restricted common stock that vests annually over the next four years. The total compensation value of $1,376,000 is being recognized on a straight-line basis over the periods covered by each agreement, up to four years.

Concentrations of Credit Risk

Accounts at banks are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. As of June 30, 2019, our bank account balances exceeded federally insured limits.

Income Taxes

We file federal and state income tax returns in accordance with the applicable rules of each jurisdiction. We account for income taxes under the asset and liability method in accordance with Accounting Standards Codification 740 - Income Taxes (“ASC 740”). The provision for income taxes includes federal, state, and local income taxes currently payable, and deferred taxes. We recognize deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. We measure deferred tax assets and liabilities using enacted tax rates expected to apply to taxable amounts in years in which those temporary differences are expected to be recovered or settled. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized. In accordance with ASC 740, we recognize the effect of income tax positions only if those positions are more likely than not of being sustained. We measure recognized income tax positions at the largest amount that is greater than 50% likely of being realized. We reflect changes in recognition or measurement in the period in which the change in judgment occurs. We currently have substantial net operating loss carryforwards. We have recorded a valuation allowance equal to the net deferred tax assets due to the uncertainty of the ultimate realization of the deferred tax assets.

98

AMMO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2019 and March 31, 2019

(Unaudited)

Contingencies

Certain conditions may exist as of the date the consolidated financial statements are issued that may result in a loss to us but will only be resolved when one or more future events occur or fail to occur. We assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against us or unasserted claims that may result in such proceedings, we evaluate the perceived merits of any legal proceedings or unasserted claims and the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability is reasonably estimated, the estimated liability would be accrued in our consolidated financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of range of possible loss if determinable and material, would be disclosed. On June 6, 2019, an employee requested to mediate an assertion that they were constructively discharged as an employee, while also asserting other alleged governance and employment deficiencies. If the matter is not otherwise resolved, the employee may initiate litigation against the Company, which the Company would aggressively defend. There were no other known contingencies at June 30, 2019.

Recent Accounting Pronouncements

In May 2014, FASB issued ASU 2014-09, “Revenue from Contracts with Customers”. This ASU is a comprehensive new revenue recognition model that requires a company to recognize revenue to depict the transfer of goods or services to a customer at an amount that reflects the consideration it expects to receive in exchange for those goods or services. The revised effective date for this ASU is for annual and interim periods beginning on or after December 15, 2017, and early adoption will be permitted, but not earlier than the original effective date of annual and interim periods beginning on or after December 15, 2016, for public entities. We adopted ASU 2014-09 as of January 1, 2018, and it did not have a material impact on the Company’s consolidated results of operations, financial position or cash flows for the period ended June 30, 2019.

Sales are initiated in three ways –

●	third party sales representative obtains signed purchase order from a customer
●	direct contact by in-house sales representatives who obtains signed purchase order
●	electronic purchase order from a customer (usually the very large customers)

Once a customer’s order is received a sales order is generated by authorized sales or management personnel. Once approved for shipping, the sales order is entered, the inventory control department will pull the purchased items from the inventory or if needed will request the manufacture of a specific product. When the items that were ordered are available for shipment, the merchandise is prepared for shipping and shipped by FedEx or common carrier.

All sales are recorded upon shipment and, depending on credit worthiness of customer, the payment terms will vary from thirty (30) to sixty (60) days. No refunds are allowed on any product shipped.

Each product manufactured by the Company has standard specifications and performance objectives. The Company has an extensive product testing program and, if the Company were given notice of a product defect by a customer, the Company would request the return of the product so that the manufacturing defect could be identified. From inception to March 31, 2019, the Company has had no returned products related to product warranty.

The revenue recognition procedures set forth above have been used by the Company since its inception and are consistent with requirements of ASC 606 “Revenue from Contracts with Customers”.

In February 2016, the FASB issued ASU 2016-02 – “Leases (Topic 842)” Under ASU 2016-02, entities will be required to recognize lease asset and lease liabilities by lessees for those leases classified as operating leases. Among other changes in accounting for leases, a lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to (and a lessor) should include payments to be made in optional periods only if the lessee is reasonably certain to exercise an option to extend the lease or not to exercise an option to terminate the lease. Similarly, optional payments to purchase the underlying asset should be included in the measurement of lease assets and lease liabilities only if the lessee is reasonably certain to exercise that purchase option. The amendments in ASU 2016-02 will become effective for fiscal years beginning after December 15, 2018, including interim periods with those fiscal years for public business entities. We adopted Topic 842 as of April 1, 2019.

On June 20, 2018, the FASB expanded the scope of Accounting Standards Codification (ASC) 718, Compensation – Stock Compensation, to include share-based payments to nonemployees for goods and services. The accounting board said the amendments in Accounting Standards Update (ASU) No. 2018-07, Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, align the guidance for stock compensation to employees and nonemployees. The amended guidance replaces ASC 505-50, Equity – Equity-Based Payments to Non-Employees. We anticipate that this ASC will not have a material effect on the Company’s financial statements.

The amendments in ASU No. 2018-07 apply “to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards,” the FASB said. But the amended guidance does not cover stock compensation that is used to provide financing to the company that issued the shares or stock awards tied to a sale of goods or services as part of a contract accounted for according to ASC 606, Revenue From Contracts With Customers.

The amendments are effective for public companies for fiscal years that begin after December 15, 2018, and the quarterly and other interim periods in those years, the FASB said the amended guidance can be applied before it becomes effective, but businesses are not permitted to use the guidance in ASU No. 2018-07 before they have implemented ASC 606. We have evaluated the effect of the adoption of ASU 2018-07 will have on our consolidated results of operations, financial position or cash flows and determine the effects will not be material to the Company’s financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

99

AMMO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2019 and March 31, 2019

(Unaudited)

Loss Per Common Share

We calculate basic loss per share using the weighted-average number of shares of common stock outstanding during each reporting period. Diluted loss per share includes potentially dilutive securities, such as outstanding options and warrants, using various methods, such as the treasury stock or modified treasury stock method, in the determination of dilutive shares outstanding during each reporting period. We have issued warrants to purchase 8,646,216 shares of common stock. All weighted average numbers were adjusted for the reverse stock split and merger transaction. Due to the loss from operations in the three months ended June 30, 2019 and 2018, there are no common shares added to calculate the dilutive EPS for those periods as the effect would be antidilutive.

NOTE 3 – INVENTORIES

At June 30, 2019 and March 31, 2019, the inventory balances are composed of:

	June 30, 2019	March 31, 2019
Finished product	$2,809,738	$2,628,241
Raw materials	2,207,151	1,635,130
Work in process	536,232	509,226

	$5,553,121	$4,772,597

NOTE 4 – PROPERTY AND EQUIPMENT

We state property and equipment at historical cost less accumulated depreciation. We compute depreciation using the straight-line method at rates intended to depreciate the cost of assets over their estimated useful lives, which are generally five to seven years. Upon retirement or sale of property and equipment, we remove the cost of the disposed assets and related accumulated depreciation from the accounts and any resulting gain or loss is credited or charged to selling, general, and administrative expenses. We charge expenditures for normal repairs and maintenance to expense as incurred.

We capitalize additions and expenditures for improving or rebuilding existing assets that extend the useful life. Leasehold improvements made either at the inception of the lease or during the lease term are amortized over the shorter of their economic lives or the lease term including any renewals that are reasonably assured.

100

AMMO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2019 and March 31, 2019

(Unaudited)

Property and equipment consisted of the following at June 30, 2019 and March 31, 2019:

	June 30, 2019	March 31, 2019
Leasehold improvements	$111,631	$98,444
Furniture and fixtures	157,609	154,777
Vehicles	103,511	103,511
Equipment	18,914,770	18,689,140
Tooling	126,190	117,390
Construction in progress	3,352,669	3,352,669
Total property and equipment	$22,766,380	$22,515,931
Less accumulated depreciation	(1,098,818)	(516,144)
Net property and equipment	$21,667,562	$21,999,787

Depreciation Expense for the three months ended June 30, 2019 and 2018 totaled $582,674 and $54,923, respectively.

NOTE 5 – LEASES

We lease office, manufacturing, and warehouse space in Scottsdale and Payson, AZ and Manitowoc, WI under contracts we classify as operating leases. None of our leases are financing leases. The Payson lease has an option to renew for five years, and the Manitowoc lease has an option to renew for the three years. As of June 30, 2019, we are fairly certain that we will exercise the renewal options on both leases, and we have included such renewal options in the lease liabilities and the disclosures herein. The Scottsdale lease does not include a renewal option.

As of June 30, 2019, the current portion of our operating lease liability was $483,872 and is reported as a current liability.

Consolidated lease expense for the three months ended June 30, 2019 was $124,500 including $117,243 of operating lease expense and $7,257 of other lease associated expenses such as association dues, taxes, utilities, and other month to month rentals.

Futures minimum lease payments under non-cancellable leases as of June 30, 2019 are as follows:

Years Ended March 31,
2020	$519,922
2021	693,229
2022	693,229
2023	693,229
2024	640,118
Thereafter	2,168,932
5,408,659
Less: Interest	(1,001,737)
$4,406,922

Right of Use Assets and Operating Lease Liabilities on the Balance Sheet:

June 30, 2019
Current portion	$483,872
Long-term, net of current portion	3,923,050
$4,406,922

NOTE 6 – CONVERTIBLE PROMISSORY NOTES

On January 9, 2019, we completed the issuance of 10% Convertible Promissory Notes in the principal amount of $1,710,000 to accredited investors through a private placement in exchange for cash in an equal amount. The principal amounts were raised from the period of October 23, 2018 to December 28, 2018. As a result of the issuance of the Convertible Promissory Notes, the placement agent received an aggregate commission of $171,000, and $5,000 in escrow fees were paid, totaling $176,000 of Note Issuance Costs. As of March 31, 2019, we recorded $151,856 of interest expense related to the Note Issuance Costs.

The Maturity Date of the notes is the two year anniversary from the date of issuance. The holders have the option to convert the entire principal of the Convertible Promissory Note into Common Stock at a conversion price equal to $2.50 per share at any time until the Maturity Date, subject to “Qualified Financing.” Qualified Financing means the next equity round of financing of the Company that raises not less than $10,000,000 gross proceeds from institutional(s) or commercial lender(s) in the aggregate with any combination of Common Stock (valued at the close of the Trading Day on the date of the closing for the financing) or debt. In the event of Qualified Financing, the Convertible Promissory Notes will automatically convert 100% of the principal amount into Common Stock at a conversion price equal to $2.50 per share. As of March 31, 2019, we accrued $65,291 of interest expense related to the Convertible Promissory Notes.

On February 28, 2019, the company notified the holders of an offer to convert Convertible Promissory Notes and Accrued Interest into Common Stock at a conversion price of $2.00 per share and receive one-half warrant exercisable at $2.40 per share for five years in conjunction with each converted share On March 29, 2019, the Company converted $1,410,000 of Convertible Promissory Notes and $52,065 of Accrued Interest into 731,039 shares of Common Stock and issued Warrants to purchase 365,523 shares of Common Stock. The offer ended on March 29, 2019 at 11:59 PM. As a result of the conversion of the Convertible Promissory Notes, the Company accrued $42,300 for a 3% cash conversion fee on the principal converted payable to the placement agent, Paulson Investment Company. Additionally, $118,351 of Unamortized Note Issuance Costs were amortized and $358,800 of Interest Expenses related to the reduction in conversion price were recognized as result of the conversions.

The holders that did not elect to convert their notes during this period have the option to convert their entire principal of the Convertible Promissory Note into Common Stock per the terms of the original agreement.

As of March 31, 2019, there was $300,000 in principal remaining and $23,145 of Unamortized Note Issuance Costs.

On June 5, 2019, the remaining $300,000 of Convertible Promissory Notes were mandatorily converted into shares of our common stock pursuant to the terms of the Note. The Company converted $300,000 of Convertible Promissory Notes and $18,226 of Accrued Interest were converted into 127,291 shares of Common Stock at a conversion price of $2.50. The Company accrued $9,000 for a 3% cash conversion fee on the principal converted payable to the placement agent, Paulson Investment Company.

101

AMMO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2019 and March 31, 2019

(Unaudited)

NOTE 7 – NOTES PAYABLE – RELATED PARTY

In connection with the acquisition of the casing division of Jagemann Stamping Company, a $10,400,000 promissory note was executed and is described in Note 10. The promissory note, under which $500,000 was paid on March 25, 2019 using funds raised for the acquisition, had a remaining balance at March 31, 2019 of $9,900,000. On April 30, 2019, the original due date of the note was subsequently extended to April 1, 2020. The note bears interest per annum at approximately 4.6% payable in arrears monthly until October 1, 2019 when the interest rate increases to 9% per annum payable monthly until principal and accrued interest are paid in full. In May of 2019, the Company paid $1,500,000 on the balance of the note. As of June 30, 2019 and March 31, 2019, we accrued interest of $127,036 and $22,196, respectively, related to the note. The note is secured by all the equipment purchased from Jagemann Stamping Company and was valued at $18,869,541 in the accompanying financial statements.

On May 3, 2019, the Company entered into a promissory note of $375,000 with a shareholder of the Company. The note bears interest at a per annum of 2.56%. The note has a maturity date of August 3, 2019.

NOTE 8 – CAPITAL STOCK

During the three month period ended June 30, 2019, we issued 1,256,833 shares of common stock as follows:

●	898,550 shares were sold to investors for $1,797,100
●	127,291 shares were issued for the conversion of Convertible Promissory Notes valued at $318,226
●	63,492 shares were issued for services valued at $200,000
●	167,500 shares valued at $333,250 were issued to employees, members of the Board of Directors, and members of the Advisory Committee as compensation

In December of 2018, we entered into a placement agreement to secure equity capital from qualified investors to provide funds to our operations. The offering consisted of Units priced at $2.00, which included one share of common stock and one five-year warrant to purchase an additional half-share of common stock for an exercise price of $2.40 per share. Effectively, every two units purchased provided the investor with a five-year warrant at an exercise price of $2.40 per share. Units sold under this agreement totaled 898,550 shares of common stock and 449,275 warrants for $1,797,100 for the three month period ended June 30, 2019.

For services provided under the placement agreements, the placement agent collected a 12% cash fee on the sale of every Unit and a fee payable in warrants equaling 12% of the total Units sold. These warrants have a term of five years and an exercise price of $2.00 per share. The cash fee totaled $164,567 for the three month period ended June 30, 2019, including reimbursed expenses.

At June 30, 2019, outstanding and exercisable stock purchase warrants consisted of the following:

	Number of Shares	Weighted Averaged Exercise Price	Weighted Average Life Remaining (Years)
Outstanding at March 31, 2019	$8,143,115	$2.09	4.35
Granted	503,101	2.36	4.80
Exercised	-	-	-
Forfeited or cancelled	-	-	-
Outstanding at June 30, 2019	8,646,216	$2.11	4.13
Exercisable at June 30, 2019	8,646,216	$2.11	4.13

As of June 30, 2019, we had 8,646,216 warrants outstanding. Each warrant provides the holder the right to purchase up to one share of our Common Stock at a predetermined exercise price. The outstanding warrants consist of (1) warrants to purchase an aggregate of 349,060 shares of Common Stock at an average price of $2.50 per share until March 2020; (2) warrants to purchase 966,494 shares of Common Stock at an exercise price of $1.65 per share until April 2025; (3) warrants to purchase 4,601,639 shares of our Common Stock at an exercise price of $2.00 per share over the next three to five years; and (4) warrants to purchase 2,729,023 shares of Common Stock at an exercise price of $2.40 over the next five years.

NOTE 9 - SUBSEQUENT EVENTS

As of August 13, 2019, the Company received approximately $1.2 million in financing from FSW Funding as a result of recently implemented accounts receivable financing.

As of August 13, 2019, we sold an additional 47,500 shares of common stock for $95,000 and issued 23,750 common stock purchase warrants exercisable at $2.40. We accrued commissions of $11,400 and 5,700 warrants payable in connection with the sale of these shares to the placement agent.

102

13,242,186 Shares

AMMO, INC.

Common Stock

PROSPECTUS

__________, 2019

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses payable by us in connection with the offering described in the registration statement. All of the amounts shown are estimates, except for the SEC registration fee:

Amount to be Paid
SEC Registration Fee	$9,957.86
Printing and Engraving Expenses	5,000.00
Legal Fees and Expenses	70,000.00
Accounting Fees and Expenses	42,000.00
Transfer Agent Fees	500.00
Miscellaneous Fees	5,000.00
Total	$132,457.86

Item 15. Indemnification of Directors and Officers.

Our certificate of incorporation and bylaws provide that we will indemnify and advance expenses, to the fullest extent permitted by the Delaware General Corporation Law, to each person who is or was a director or officer of our company, or who serves or served any other enterprise or organization at the request of our company (an “indemnitee”).

Under Delaware law, to the extent that an indemnitee is successful on the merits in defense of a suit or proceeding brought against him or her by reason of the fact that he or she is or was a director, officer, or agent of our company, or serves or served any other enterprise or organization at the request of our company, we shall indemnify him or her against expenses (including attorneys’ fees) actually and reasonably incurred in connection with such action.

If unsuccessful in defense of a third-party civil suit or a criminal suit, or if such a suit is settled, an indemnitee may be indemnified under Delaware law against both (1) expenses, including attorney’s fees, and (2) judgments, fines, and amounts paid in settlement if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of our company, and, with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

If unsuccessful in defense of a suit brought by or in the right of our company, where the suit is settled, an indemnitee may be indemnified under Delaware law only against expenses (including attorneys’ fees) actually and reasonably incurred in the defense or settlement of the suit if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of our company except that if the indemnitee is adjudged to be liable for negligence or misconduct in the performance of his or her duty to our company, he or she cannot be made whole even for expenses unless a court determines that he or she is fully and reasonably entitled to indemnification for such expenses.

Also under Delaware law, expenses incurred by an officer or director in defending a civil or criminal action, suit, or proceeding may be paid by the registrant in advance of the final disposition of the suit, action, or proceeding upon receipt of an undertaking by or on behalf of the officer or director to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by our company. We may also advance expenses incurred by other employees and agents of our company upon such terms and conditions, if any, that the Board of Directors of the registrant deems appropriate.

The foregoing discussion of indemnification merely summarizes certain aspects of indemnification provisions and is limited by reference to the above discussed sections of the Nevada Private Corporations Code.

Our articles of incorporation and bylaws provide that we may indemnify to the full extent of our power to do so, all directors, officers, employees, and/or agents.

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Item 16. Exhibits.

Exhibit Number	Description
2.1	Agreement and Plan of Merger to Redomicile dated December 30, 2016 (Corrected Version) changing our status to Delaware (1)
2.2	Articles of Merger dated December 30, 2016 filed with the California Secretary of State (2)
2.3	Certificate of Merger dated December 21, 2016 filed with the California Secretary of State (2)
2.4	Share Exchange Agreement dated March 17, 2017 (3)
2.5	Agreement and Plan of Merger with SW KENETICS INC. (4)
2.6	Amended and Restated Asset Purchase Agreement dated March 14, 2019 (5)
3.1(a)	Certificate of Incorporation (Amended and Restated) filed with the Delaware Secretary of State on October 24, 2018 (6)
3.2	Bylaws (2)
4.1	Form of Warrant dated January 25, 2017 (7)
4.2	Form of Warrant dated January 3, 2018 (7)
4.3	Form of Purchase Warrant with Paulson Investment Company, LLC dated April 20, 2018 (7)
4.4	Form of Warrant dated December 28, 2018 (8)
4.5	Form of Certificate of Common Stock (7)
5.1	Opinion of Snell & Wilmer, LLP (1)
10.1	License Agreement with Jesse James (7)
10.2	License Agreement with Jeff Rann (7)
10.3	License Agreement with University of Louisiana at Lafayette (9)
10.4	Note Purchase and Sale Agreement with Western Alliance Bank (9)
10.5	Note Purchase and Sale Agreement with Mansfield, LLC (9)
14.0	Code of Business Ethic (7)
14.1	Code of Conduct (7)
23.1	Consent of Snell & Wilmer, LLP (1)
23.2	Consent of KWCO, PC, independent registered public accounting firm
23.3	Consent of KWCO, PC, independent registered public accounting firm – Jagemann Sporting Group’s Wisconsin Casing Division
23.4	Consent of KWCO, PC, independent registered public accounting firm – SW Kenetics, Inc.
23.5	Consent of Van Amburgh Valuation Associates, Inc., independent appraisal firm (10)
24.1	Power of Attorney (included on the Signatures page of the registration statement) (11)
99.1	The audited financial statements of SW Kenetics Inc. as of October 5, 2018 (12)
99.2	The audited financial statements of Jagemann Sporting Group’s Wisconsin Casing Division as of December 31, 2018 and 2017 (13)

(1)	Incorporated by reference to Form S-1A filed with the Commission on December 14, 2018.

(2)	Filed as an exhibit to Form 8-K filed with the Commission on February 9, 2017.

(3)	Filed as an exhibit to Form 8-K filed with the Commission on March 23, 2017.

(4)	Filed as an exhibit to Form 8-K filed with the Commission on October 4, 2018.

(5)	Filed as an exhibit to Form 8-K filed with the Commission on March 18, 2019.

(6)	Filed as an exhibit to Form 8-K filed with the Commission on October 26, 2018.

(7)	Incorporated by reference to Form S-1 filed with the Commission on July 6, 2018.

(8)	Incorporated by reference to Form 10-K filed with the Commission on July 1, 2019.

(9)	Incorporated by reference to Form S-1/A filed with the Commission on October 16, 2018.

(10)	Incorporated by reference to Form S-1/A filed with the Commission on August 30, 2019.

(11)	Incorporated by reference to Form S-1 filed with the Commission on July 6, 2018, except as to Robert J. Goodmanson , filed herewith.

(12)	Filed as an exhibit to Form 8-K/A filed with the Commission on February 25, 2019.

(13)	Filed as an exhibit to Form 8-K/A filed with the Commission on June 24, 2019.

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Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however , that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference into the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus related, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Scottsdale, state of Arizona, on September 20, 2019 .

AMMO, INC.

By:	/s/ Fred W. Wagenhals
Fred W. Wagenhals President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Fred W. Wagenhals	Chief Executive Officer, Director	September 20, 2019
Fred W. Wagenhals	(Principal Executive Officer)

/s/ Robert D. Wiley	Chief Financial Officer,	September 20, 2019
Robert D. Wiley	(Principal Financial Officer)

/s/ Robert J. Goodmanson	Director	September 20, 2019
Robert J. Goodmanson

*	Director	September 20, 2019
Randy Luth

*	Director	September 20, 2019
Harry S. Markley

*	Director	September 20, 2019
Russell W. Wallace, Jr.

	Director	September 20, 2019
Daniel P. O’Connor

*By:	/s/ Fred W. Wagenhals
Fred W. Wagenhals, as Attorney-in-Fact

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